                              SCHEDULE 14A INFORMATION
                     PROXY STATEMENT PURSUANT TO SECTION 14(a)
                       OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a party other than the Registrant / /

Check the appropriate box:
/ /   Preliminary Proxy Statement
/ /   Confidential, for Use of the Commission Only(as permitted by Rule
      14a-6(e)(2))
/X /  Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                    ANALOGY, INC.
-------------------------------------------------------------------------------
(Name of Registrant as Specified in Its Charter)

N/A
-------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/    No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
          Common Stock, no par value per share
-------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
          9,697,260 shares of Analogy Common Stock, no par value per share
-------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $24,000,000 for all of the outstanding shares of Analogy Common Stock in a cash-out merger (including payment to holders of certain options and warrants of the difference between the per share merger consideration (assuming exercise of such options and warrants) and the exercise price of each share underlying such options and warrants.
-------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction: $24,000,000
-------------------------------------------------------------------------------

     (5) Total fee paid: $4,800.00
-------------------------------------------------------------------------------

/X / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

                                   ANALOGY, INC.
                               9205 S.W. GEMINI DRIVE
                                BEAVERTON, OR 97008


                                  February 11, 2000


To the Shareholders of Analogy, Inc.:

       You are cordially invited to attend a special meeting of shareholders (the "Special Meeting") of Analogy, Inc. ("Analogy" or the "Company") to be held at 10:00 a.m., local time, on March 17, 2000, at the Company's principal executive offices located at 9205 S.W. Gemini Drive, Beaverton, OR 97008.

       As described in the accompanying Proxy Statement, at the Special Meeting you will be asked to approve the merger of a wholly-owned subsidiary of Avant! Corporation with and into Analogy (the "Merger") pursuant to an Agreement of Merger dated December 2, 1999 (the "Merger Agreement").

       Pursuant to the Merger Agreement, each outstanding share of Analogy Common Stock will be converted into the right to receive in cash, without interest, an amount equal to $24,000,000 (subject to certain possible adjustments described in the enclosed Proxy Statement) divided by the sum of all outstanding shares of Analogy Common Stock as of the time the merger takes effect. As of the date of the accompanying Proxy Statement, based on Analogy's assumption that fees and expenses of investment bankers, legal counsel and accountants will not exceed $850,000 and based upon its current projection concerning the number of shares of Analogy Common Stock to be outstanding on the effective time of the Merger, the Company expects the Merger Consideration will be approximately $2.48 per share in cash. As a result of the Merger, Analogy will become a wholly-owned subsidiary of Avant! Corporation. In addition, because this is a cash-out merger, upon consummation of the Merger you will no longer own shares of Analogy Common Stock and you will not acquire any securities of Avant!

       Under Oregon law and Analogy's Articles of Incorporation, the Merger must be approved by the affirmative vote of the holders of at least sixty-seven percent (67%) of the outstanding shares of Analogy Common Stock. Analogy's executive officers and directors, who own 995,450 outstanding shares of Common Stock, have agreed to vote in favor of the Merger. Given the Company's current financial situation and the capital requirements necessary to continue operation of the business, if the Merger is not approved by our shareholders, the viability of the Company's ongoing business operations will be seriously jeopardized. The Company could be required to significantly reduce its operations, seek additional financing, sell additional securities on terms that are highly dilutive to existing shareholders or search for an alternative merger partner. There can be no assurance that additional financing or sales of additional securities would be available alternatives and, if available, that the terms would be acceptable to the Company. Additionally, there can be no assurance that the Company could find an alternative merger partner. Furthermore, there can be no assurance that any of these strategies could be executed in a timely manner. In addition, in the event the Merger is not approved by our shareholders, if we are successful in finding an alternatives merger partner Analogy will likely be required to pay Avant! a termination fee.

       The Board of Directors of Analogy has received the opinion of its financial advisor, Broadview Int'l LLC, to the effect that, on the date of such opinion, and based upon and subject to the matters set forth in the opinion, the proposed merger consideration to be received by the holders of Analogy Common Stock in the merger was fair, from a financial point of view, to those holders. Such opinion is subject to various limitations, qualifications and assumptions described in Broadview's opinion, which is reprinted as Appendix B to the enclosed Proxy Statement. You should read Broadview's opinion carefully in its entirety.

       THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER.

       This letter, the Notice of Special Meeting, the Proxy Statement and accompanying Form of Proxy are first being mailed to Analogy Shareholders on or about February 11, 2000.

       Detailed information concerning the proposed Merger is set forth in the accompanying Proxy Statement. I urge you to read the enclosed material carefully and request that you promptly complete and return the enclosed proxy in the enclosed return envelope, which requires no postage if mailed in the United States. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy.

       YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. To assure your representation at the Special Meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope marked "Proxy." This will allow your shares to be voted whether or not you attend the meeting.

       On behalf of the Board of Directors, I thank you for your support and urge you to vote FOR the approval of the Merger.

                                          Sincerely,

                                          /s/ Gary P. Arnold

                                          Chief Executive Officer and President

                                    ANALOGY, INC.
                      NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                             TO BE HELD ON MARCH 17, 2000

To the Shareholders of Analogy, Inc:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of Analogy, Inc. ("Analogy" or the "Company") will be held at 10:00 a.m., local time, on March 17, 2000, at the Analogy's principal executive offices located at 9205 S.W. Gemini Drive, Beaverton, OR 97008, for the following purposes:

(1) To approve the merger of AC Acquisition Corp. ("AC"), a wholly-owned subsidiary of Avant! Corporation ("Avant!"), with and into Analogy (the "Merger") pursuant to an Agreement of Merger dated as of December 2, 1999, among Avant!, Analogy, and AC; and

(2) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

       The accompanying Proxy Statement describes the proposed Merger in detail.

The Board of Directors of the Company has fixed the close of business on January 31, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

                                          By order of the Board of Directors

                                          /s/ Gary P. Arnold

                                          Chief Executive Officer and President
February 11, 2000
Beaverton, Oregon

       THE FORM OF PROXY IS ENCLOSED. TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE SPECIAL MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. SENDING A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE SPECIAL MEETING.

       PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR CERTIFICATES.

                                  PRELIMINARY COPIES
                     CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY

                                    ANALOGY, INC.
                                9205 S.W. GEMINI DRIVE
                                 BEAVERTON, OR 97008
                                    (503) 626-9700

                                   PROXY STATEMENT

       This Proxy Statement is being furnished to the holders of outstanding shares of Common Stock, no par value per share ("Common Stock"), of Analogy, Inc. ("Analogy" or the "Company").

       This Proxy Statement is being mailed in connection with the solicitation of proxies by the Analogy Board of Directors to approve the merger of AC Acquisition Corp. ("AC"), a wholly-owned subsidiary of Avant! Corporation ("Avant!") with and into Analogy (the "Merger") pursuant to an Agreement of Merger dated December 2, 1999 among Analogy, Avant! and AC (the "Merger Agreement"). Analogy will be the surviving corporation in the Merger.

       If the Merger is completed, Avant! will pay you the Merger Consideration (as herein defined) for each share of Common Stock you own, and Analogy will become a wholly-owned subsidiary of Avant!.

       Because Analogy's Board of Directors has determined that the terms of the Merger Agreement and the Merger are fair to, advisable and in the best interests of the holders of Common Stock, the Board of Directors unanimously approved the Merger. The Board of Directors considered the opinion of Broadview Int'l LLC that, as of the date of the opinion, the proposed Merger Consideration to be received by our shareholders in the Merger was fair from a financial point of view to those shareholders.

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

       We have scheduled a special meeting (the "Special Meeting") for our shareholders to vote on the Merger. The Special Meeting will be held at 10:00 a.m., local time, on March 17, 2000 at the Company's principal executive offices located at 9205 S.W. Gemini Drive, Beaverton, OR 97008.

       YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Whether or not you plan to attend the Special Meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy without indicating how you want to vote, your proxy will be counted as a vote FOR the Merger. If you abstain or do not vote, it will have the effect of a vote against the Merger.

       This Proxy Statement provides you with detailed information about the proposed Merger. In addition, you may obtain information about Analogy and Avant! from documents each has filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

       THIS MERGER TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION, NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

       This Proxy Statement, the accompanying notice of Special Meeting and the accompanying form of proxy are first being mailed to shareholders of Analogy on or about February 11, 2000.

               THE DATE OF THIS PROXY STATEMENT IS FEBRUARY 11, 2000.

                        QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.  WHY IS ANALOGY PROPOSING TO MERGE WITH AVANT!?

A. The Board of Directors recommends approval of the Merger based on a wide variety of factors, including:

    - Analogy's current financial situation and the capital requirements which would be needed to continue its business;

    - the need to address certain liquidity concerns of Analogy;

    - the premium offered by Avant! over the recent market prices of Analogy Common Stock;

    - the terms and provisions of the Merger Agreement and related agreements;
and

    - the opinion of Analogy's financial advisor, Broadview Int'l LLC (a copy of which is attached as Appendix B), based upon and subject to certain matters stated in the opinion, as to the fairness, from a financial point of view, of the consideration to be received by holders of Common Stock in the Merger.

Q.  WHAT WILL I RECEIVE IN THE MERGER?

A. You will receive in cash, without interest, the Merger Consideration (as such term is defined in the Agreement of Merger attached hereto as Appendix A) in exchange for each share of Analogy Common Stock that you own.

Q.  HOW IS THE MERGER CONSIDERATION CALCULATED?

A. The Merger Consideration is calculated as the Purchase Price divided by the sum of all outstanding shares of Analogy Common Stock as of the time the Merger takes effect. The "Purchase Price" is equal to $24,000,000 minus (i) the fees and expenses of investment bankers, legal counsel and accountants in excess of $850,000 incurred by or on behalf of Analogy and its subsidiaries in connection with the preparation, execution and performance of the Merger Agreement and related documents or the consummation of the Merger, (ii) the total amount paid for non-employee stock options under the terms of the Merger Agreement,
(iii) the total amount paid for warrants under the terms of the Merger Agreement, and (iv) the total amount paid for stock options of former employees under the terms of the Merger Agreement.

Q.  HOW MUCH IS THE MERGER CONSIDERATION PER SHARE?

A. As of the date of this Proxy Statement, based on Analogy's assumption that fees and expenses of investment bankers, legal counsel and accounts will not exceed $850,000 and based upon its current projection concerning the number of shares of Common Stock to be outstanding on the effective time of the Merger, the Company currently expects the Merger Consideration will be approximately $2.48 per share in cash. This amount may change depending on the actual fees and expenses as well as the number of outstanding options and warrants exercised prior to the closing of the Merger.

Q.  WHAT WILL OCCUR IF THE MERGER IS NOT CONSUMMATED?

A. If the Merger is not consummated, including as a result of the failure of Analogy's shareholders to approve the Merger, due to the Company's current financial situation and the capital requirements necessary to continue operation of the business, the viability of the Company's ongoing business operations will be seriously jeopardized. In particular, the Company could be required to significantly reduce its operations, seek additional financing, sell additional securities on terms that are highly dilutive to existing shareholders or search for an alternative merger partner. There can be no assurance that additional financing or sales of additional securities would be available alternatives and, if available, that the terms would be acceptable to the Company. Additionally, there can be no assurance that the Company could find an alternative merger partner. Furthermore, there can be no assurance that any of these strategies could be executed in a timely manner.

Q.  WHAT DO I NEED TO DO NOW?

A. After you have carefully read this Proxy Statement, just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed prepaid return envelope as soon as possible, so that your shares of Common Stock may be represented at the Special Meeting. The Special Meeting will take place at 10:00 a.m., local time, on March 17, 2000, at Analogy's principal executive offices located at 9205 S.W. Gemini Drive, Beaverton, OR 97008.

       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE PROPOSED MERGER.

Q.  WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

A. Pursuant to the Oregon Business Corporation Act and Analogy's Articles of Incorporation, the Merger must be approved by the affirmative vote of holders of sixty-seven percent (67%) of the outstanding shares of Analogy Common Stock.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which for purposes of voting on the Merger, will have the same effect as voting against the Merger.

Q.  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A. Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

       - First, you can send a written notice stating that you would like to revoke your proxy.

       - Second, you can complete and submit a new proxy card.

       If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to Analogy at the address on page 10 of this Proxy Statement prior to the Special Meeting.

       - Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. You must vote.

       If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q.  WILL I HAVE APPRAISAL OR DISSENTERS' RIGHTS AS A RESULT OF THE MERGER?

A. No. Under the applicable provisions of Oregon law, shareholders do not have appraisal or dissenters' rights in connection with the Merger.

Q.  SHOULD I SEND IN MY STOCK CERTIFICATES WHEN I RETURN MY PROXY FORM?

A. No. Holders of Common Stock should not send in their stock certificates now. Following the Merger, a separate letter of transmittal will be mailed to the holders of Common Stock which will enable holders to receive the Merger Consideration due to them.

Q.  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. We are working towards completing the Merger as quickly as possible. In addition to the approval of our shareholders described above, we must also obtain certain regulatory approval and meet certain conditions prior to the consummation of the Merger. We presently expect to complete the Merger in March, 2000 although we cannot assure you that we will have obtained the necessary approvals by that time. To review the necessary regulatory approvals in greater detail, see page 35 of this Proxy Statement.

Q.  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A. The receipt of cash by a shareholder of Analogy pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and foreign income and other tax laws. For federal income tax purposes, a shareholder will recognize gain or loss in an amount equal to the difference between the adjusted tax basis of the Common Stock and the amount of cash received in exchange for that stock in the Merger. The gain or loss will generally be a capital gain or loss if the Common Stock is a "capital asset" in the hands of the shareholder and will be a long-term capital gain or loss if the holding period exceeds one year. To review the tax consequences to shareholders in greater detail, see page 33 of this Proxy Statement. The shareholders of Analogy are urged to consult their own tax advisors as to the specific tax consequences to them as a result of the Merger.

Q.  WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

A. We do not expect to ask you to vote on any matter other than the Merger at the Special Meeting.

                          WHO CAN HELP ANSWER YOUR QUESTIONS

        If you have more questions about the Merger, you should contact:

              Analogy, Inc.
              9205 S.W. Gemini Drive
              Beaverton, OR 97008.
              Attention: Gary P. Arnold
              Phone Number: (503) 626-9700

                                  TABLE OF CONTENTS


ITEM                                                                            PAGE

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

INFORMATION CONCERNING AVANT!. . . . . . . . . . . . . . . . . . . . . . . . . . 15

MARKET PRICE AND DIVIDEND INFORMATION. . . . . . . . . . . . . . . . . . . . . . 15
  Recent Closing Prices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
  Number of Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
  Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

SELECTED CONSOLIDATED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . 16

THE SPECIAL MEETING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
  General; Date; Place and Time  . . . . . . . . . . . . . . . . . . . . . . . . 18
  Purpose of the Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . 18
  Record Date; Voting Power  . . . . . . . . . . . . . . . . . . . . . . . . . . 18
  Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
  Revocation of Proxy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  Expenses of Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

THE PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
  Analogy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
  Avant! . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
  Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
  Reasons for the Merger; Recommendation of the Board of Directors . . . . . . . 25
  Opinion of Analogy's Financial Advisor . . . . . . . . . . . . . . . . . . . . 26
  Certain Federal Income Tax Consequences of the Merger  . . . . . . . . . . . . 33
  Accounting Treatment of the Merger . . . . . . . . . . . . . . . . . . . . . . 34
  Regulatory Filing and Approval . . . . . . . . . . . . . . . . . . . . . . . . 34
  Management, Operations and Ownership Structure Following the Merger  . . . . . 35
  Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
  Public Trading Markets . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

THE MERGER AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
  General; Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . 35
  Treatment of Stock Options and Warrants. . . . . . . . . . . . . . . . . . . . 36
  Closing; Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
  Cancellation of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
  Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
  Payment to Other than Registered Holder. . . . . . . . . . . . . . . . . . . . 38
  Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
  Lost, Stolen or Destroyed Certificates . . . . . . . . . . . . . . . . . . . . 38
  Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . 38
  Conditions of the Proposed Merger  . . . . . . . . . . . . . . . . . . . . . . 39
  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
  Termination Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
  Agreement Not to Solicit Other Offers  . . . . . . . . . . . . . . . . . . . . 41
  Conduct of Analogy's Business Prior to the Merger  . . . . . . . . . . . . . . 42
  Certain Other Covenants and Agreements . . . . . . . . . . . . . . . . . . . . 45
  Irrevocable Grant of Option. . . . . . . . . . . . . . . . . . . . . . . . . . 46
  Waiver and Modification. . . . . . . . . . . . . . . . . . . . . . . . . . . . 49

INTERESTS OF CERTAIN PERSONS IN THE MERGER . . . . . . . . . . . . . . . . . . . 49

RELATED AGREEMENTS AND TRANSACTIONS  . . . . . . . . . . . . . . . . . . . . . . 50

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52

EXPENSES OF THE TRANSACTION. . . . . . . . . . . . . . . . . . . . . . . . . . . 53

INDEPENDENT ACCOUNTANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . 53

AVAILABLE INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE  . . . . . . . . . . . . . . . . 54

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS  . . . . . . . . . . . 55

APPENDIX A    -      AGREEMENT OF MERGER AND PLAN OF MERGER. . . . . . . . . . .A-1
APPENDIX B    -      FAIRNESS OPINION OF BROADVIEW INT'L LLC . . . . . . . . . .B-1
APPENDIX C    -      ANALOGY, INC. ANNUAL REPORT ON FORM 10-K
                            FOR THE YEAR ENDED MARCH 31, 1999. . . . . . . . . .C-1
APPENDIX D    -      ANALOGY, INC. QUARTERLY REPORT ON
                            FORM 10-Q FOR THE QUARTER ENDED
                            DECEMBER 31, 1999. . . .. . . . . . . . . . . . . . D-1

                                       SUMMARY

       This summary highlights certain information from this Proxy Statement, is qualified by reference to the full text of this Proxy Statement and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire document, including the Merger Agreement (attached as Appendix A), the Fairness Opinion of Broadview Int'l LLC (attached as Appendix B), Analogy's Report on Form 10-K for the year ended
March 31, 1999 (attached as Appendix C) and Analogy's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999 (attached as Appendix D), as well as the documents referred to in "Incorporation of Certain Documents by Reference" at page 54 of this Proxy Statement. The summary does not contain a complete statement of material information relating to the Merger Agreement, the Merger, or other matters discussed in this document.

THE COMPANIES

Analogy, Inc.
9205 S.W. Gemini Drive
Beaverton, OR 97008.
(503) 626-9700

       Analogy develops, markets and supports high-performance software and model libraries for the top-down design and behavioral simulation of mixed-signal and mixed-technology systems.

Avant! Corporation
46871 Bayside Parkway
Fremont, CA
(510) 413-8000

       Avant! develops, markets and supports software products that assist design engineers in the physical layout, design, verification, simulation, timing and analysis of advanced integrated circuits.

REASONS FOR THE MERGER

       The Analogy Board of Directors recommends that shareholders approve the Merger based on a wide variety of factors, including:

       - Analogy's current financial situation and the capital requirements which would be needed to continue its business;

       - the need to address certain liquidity concerns;

       - the premium offered by Avant! over the recent market prices of the Common Stock;

       - the terms and provisions of the Merger Agreement and related agreements; and

       - the opinion of Analogy's financial advisor, Broadview Int'l LLC, based upon and subject to certain matters stated in the opinion, as to the fairness on the date of such opinion, from a financial point of view, of the proposed Merger Consideration to be received by holders of Common Stock pursuant to the Merger.


THE SPECIAL MEETING

       GENERALLY. This Proxy Statement is being furnished to the shareholders of Analogy as part of the solicitation of proxies by the Company's Board of Directors (the "Board of Directors") from holders of the outstanding shares of Analogy Common Stock for use at the Company's Special Meeting of Shareholders to be held at 10:00 a.m. local time, on March 17, 2000, and at any adjournments or postponements thereof. The Special Meeting will be held at the Company's principal executive offices at 9205 S.W. Gemini Drive, Beaverton, OR 97008.

       PURPOSE OF SPECIAL MEETING. At the Special Meeting, you will be asked to approve the Merger.

       RECORD DATE; VOTING POWER. Holders of Common Stock as of the close of business on January 31, 2000, the record date, are entitled to notice of and to vote at the Special Meeting or any adjournment thereof. As of the record date, there were 9,697,260 outstanding shares of Common Stock. Each share of Common Stock is entitled to one vote.

       VOTE REQUIRED. The affirmative vote of holders of sixty-seven percent (67%) of the outstanding shares of Common Stock as of the record date is required to approve the Merger.

       REVOCATION OF PROXY. A shareholder may revoke a proxy at any time prior to its exercise by (i) delivering to Nic Herriges, Corporate Secretary, Analogy, Inc., 9205 S.W. Gemini Drive, Beaverton, OR 97008, a written notice of revocation of proxy prior to the Special Meeting, (ii) delivering prior to the Special Meeting a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person. The presence of a shareholder at the Special Meeting will not in and of itself automatically revoke such shareholder's proxy. If not revoked, the proxy will be voted in accordance with the instructions indicated on the proxy or, if no instructions are indicated on a properly executed proxy, such proxy will be voted "FOR" the approval of the Merger.

       QUORUM; ABSTENTIONS AND BROKER NON-VOTES. The required quorum for the Special Meeting is a majority of votes eligible to be cast by holders of Common Stock issued and outstanding as of the record date. Both abstentions and broker non-votes will be included in determining the number of votes present and voting at the Special Meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as votes against the Merger. THE ACTIONS PROPOSED IN THIS PROXY STATEMENT ARE NOT MATTERS THAT CAN BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNERS' SPECIFIC INSTRUCTIONS. ACCORDINGLY, ALL BENEFICIAL OWNERS OF COMMON STOCK ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE THEIR VOTES.

RECOMMENDATION TO SHAREHOLDERS

       On November 17, 1999, the Board of Directors (i) determined that the Merger and the transactions contemplated by the Merger Agreement are fair, equitable and in the best interests of Analogy and its shareholders, (ii) approved and adopted the Merger Agreement and (iii) recommended that the shareholders vote in favor of the Merger. The Board of Directors unanimously recommends a vote "FOR" approval of the Merger.

OPINION OF FINANCIAL ADVISOR

       On November 17, 1999, Broadview Int'l LLC, delivered its opinion to the Board of Directors that as of such date, and based upon the assumptions and subject to the limitations set forth therein, the proposed Merger Consideration to be received by holders of Common Stock in the Merger was fair from a financial point of view to such holders. The full text of the written opinion of Broadview, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion are attached hereto as Appendix B and is incorporated herein by reference. Shareholders are urged to, and should, read that opinion in its entirety.

THE MERGER AGREEMENT

       THE AGREEMENT OF MERGER IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT. THE BOARD OF DIRECTORS ENCOURAGES YOU TO READ THAT AGREEMENT IN ITS ENTIRETY. IT IS THE LEGAL DOCUMENT GOVERNING THE MERGER.

       WHAT ANALOGY SHAREHOLDERS WILL RECEIVE IN THE MERGER. Holders of Common Stock will receive the Merger Consideration in exchange for each share of Common Stock that they own. The Merger Consideration is calculated as the Purchase Price divided by the sum of all outstanding shares of Analogy Common Stock as of the time the Merger takes effect. The "Purchase Price" is equal to $24,000,000 minus (i) the fees and expenses of investment bankers, legal counsel and accountants in excess of $850,000 incurred by or on behalf of Analogy and its subsidiaries in connection with the preparation, execution and performance of the Merger Agreement and related documents or the consummation of the Merger,
(ii) the total amount paid
for non-employee stock options under the terms of the Merger Agreement, (iii) the total amount paid for warrants under the terms of the Merger Agreement, and (iv) the total amount paid for stock options of former employees under the terms of the Merger Agreement.

       As of the date of this Proxy Statement, based on Analogy's assumption that fees and expenses of investment bankers, legal counsel and accountants will not exceed $850,000 and based upon its current projection concerning the number of shares of Analogy Common Stock to be outstanding on the effective time of the Merger, the Company expects the Merger Consideration will be approximately $2.48 per share in cash.

       WHAT HOLDERS OF STOCK OPTIONS AND WARRANTS WILL RECEIVE IN THE MERGER. Each stock option outstanding under Analogy's 1986 Stock Option Plan, 1993 Amended and Restated Stock Incentive Plan and the 1995 Stock Option Plan for Nonemployee Directors (except for options held by current Analogy employees) will be converted into the right to receive an amount of cash equal to the excess, if any, of the Merger Consideration over the exercise price of such option multiplied by the number of shares of Analogy Common Stock then subject to such option, net of applicable withholdings.

       Each option outstanding under Analogy's 1986 Stock Option Plan and 1993 Amended and Restated Stock Incentive Plan that is held by a current Analogy employee will be replaced by an option issued under the Avant! 1995 Stock Option\Stock Issuance Plan .

       Each outstanding option issued under the Analogy 1986 Stock Option Plan or 1993 Amended and Restated Stock Incentive Plan that is held by any former Analogy employee who has terminated his employment with Analogy (or has had his employment terminated by Analogy) within 90 days prior to the date the Merger takes effect and who is eligible to exercise such option in accordance with the terms of the applicable option plan will be converted into the right to receive an amount of cash equal to the excess, if any, of the Merger Consideration over the exercise price of such options multiplied by the number of shares of Analogy Common Stock then subject to such option, net of applicable withholdings.

       Each warrant for the purchase of Common Stock will be converted into the right to receive an amount of cash equal to the excess, if any, of the Merger Consideration over the exercise price of such warrant multiplied by the number of shares of Analogy Common Stock then subject to such warrant, net of applicable withholdings. Analogy expects that no warrants to purchase its Common Stock will be outstanding at the effective time of the Merger.

       CONDITIONS TO THE MERGER. Consummation of the Merger is subject to various conditions, including, among others:

       - that Avant!'s and Analogy's respective representations and warranties in the Merger Agreement are true and correct in all material respects and the parties have performed in all material respects their respective obligations under the Merger Agreement;

       - the approval of the Merger by Analogy's shareholders at the Special Meeting;

       - that no governmental agency shall have commenced a proceeding or investigation that would challenge the validity or legality of the Merger transaction; and

       - that all proper corporate actions have been taken and documents provided to the reasonable satisfaction of the parties.

       TERMINATION. Avant! and Analogy can agree to terminate the Merger Agreement without completing the Merger, and either of the companies can terminate the Merger Agreement if any of the following occurs:

       - if any closing condition of the Merger is not completed by March 31, 2000;

       - the boards of directors of Analogy and Avant! mutually agree to termination; or

       - a court or other governmental authority permanently prohibits the Merger.

       In addition, Avant! can terminate the Merger Agreement if (A) Analogy enters into a binding agreement for, or recommends to its shareholders, a business combination with a third party other than Avant! or (B) the Board of Directors withdraws or adversely modifies its approval or recommendation of the Merger Agreement.

       TERMINATION FEE. The Merger Agreement requires Analogy to pay Avant! a termination fee of $1 million if the Merger Agreement is terminated under certain circumstances.

       OPTION TO PURCHASE. Under the Merger Agreement, Avant! is granted an irrevocable option to purchase up to 968,640 shares of Analogy Common Stock at an exercise price of $2.48 per share if the Merger Agreement is terminated under certain circumstances or a third party commences a tender offer for 15% or more of Analogy's stock.

       REGULATORY APPROVALS. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prohibits the companies from completing the Merger until after the companies have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. On January 24, 2000, Avant! and Analogy each furnished that information.

       FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash by a shareholder of Analogy pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and foreign income and other tax laws. For federal income tax purposes, a shareholder will recognize gain or loss in an amount equal to the difference between the adjusted tax basis of the Common Stock and the amount of cash received in exchange for that stock in the Merger. For federal income tax purposes, the gain or loss will generally be capital gain or loss if the Common Stock is a "capital asset" in the hands of the shareholder and will be long-term capital gain or loss if the holding period exceeds one year. The shareholders of Analogy are urged to consult their own tax advisors as to specific tax consequences to them as a result of the Merger. To review the tax consequences to shareholders in greater detail, see page 33 of this Proxy Statement.

       APPRAISAL RIGHTS. Pursuant to Section 60.554(3) of the Oregon Business Corporation Act, shareholders do not have a right to dissent from the Merger and receive the fair value of their shares in connection with the Merger.

OTHER INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

       In considering the recommendation of the Board of Directors with regard to the Merger, Analogy shareholders should be aware that two officers of Analogy have severance agreements, benefit plans or other agreements that provide them with interests in the Merger that are different from, and in addition to, the interests of Analogy shareholders generally. For a description of these arrangements, see page 50 of this Proxy Statement.

FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE

       ANALOGY HAS MADE FORWARD LOOKING STATEMENTS IN THIS DOCUMENT AND IN DOCUMENTS THAT ARE APPENDED HERETO OR INCORPORATED BY REFERENCE THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. FORWARD LOOKING STATEMENTS INCLUDE INFORMATION CONCERNING POSSIBLE OR ASSUMED FUTURE RESULTS OF OPERATIONS OF ANALOGY. WHEN WORDS SUCH AS "BELIEVES," "EXPECTS," "INTENDS," "ANTICIPATES" OR OTHER SIMILAR EXPRESSIONS ARE USED, THEY ARE INTENDED TO IDENTIFY FORWARD LOOKING STATEMENTS. SHAREHOLDERS SHOULD NOTE THAT MANY FACTORS, SOME OF WHICH ARE DISCUSSED ELSEWHERE IN THIS DOCUMENT AND IN THE DOCUMENTS WHICH ARE APPENDED TO THIS PROXY STATEMENT OR INCORPORATED IN THIS PROXY STATEMENT BY REFERENCE, COULD AFFECT THE FUTURE FINANCIAL AND BUSINESS RESULTS OF ANALOGY AND COULD CAUSE THOSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE FORWARD LOOKING STATEMENTS CONTAINED OR INCORPORATED BY REFERENCE INTO THIS DOCUMENT.

                           INFORMATION CONCERNING AVANT!

       All information contained in this Proxy Statement concerning Avant! and its subsidiaries, including AC Acquisition Corp., has been supplied by Avant! and has not been independently verified by Analogy.

                        MARKET PRICE AND DIVIDEND INFORMATION

       The Common Stock is currently traded on the Nasdaq National Market System under the symbol "ANLG." The following table sets forth for the calendar quarters indicated, the high and low closing sales prices per share of the Common Stock as reported by Nasdaq.

                                                 LOW           HIGH


1998:
First Quarter..................................  $  3 3/4      $  4 3/4
Second Quarter.................................     3 13/16       5 7/8
Third Quarter..................................     5 1/2         7
Fourth Quarter.................................     5 1/8         8 1/8

1999:
First Quarter..................................  $  4 3/4      $  8
Second Quarter.................................     2 1/2         6 1/2
Third Quarter..................................     2 7/8         4 7/16
Fourth Quarter.................................     3             4

2000:
First Quarter..................................  $  2 9/16     $  3 3/8
Second Quarter.................................     2             3 1/16
Third Quarter..................................     1 13/16    $  2 3/8
Fourth Quarter (through February 8, 2000)......     2 1/8         2 9/32

RECENT CLOSING PRICES

       On November 15, 1999, Analogy announced in a press release and in its Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 that it was actively engaged in negotiations with another party regarding the acquisition of Analogy by that party. The closing sales price per share of Common Stock on that date was $2.1875. On December 2, 1999, the last trading day before the public announcement of the proposed Merger, the closing sales price per share of Common Stock was $1.875. On February 8, 2000, the latest practicable trading day before the date of this Proxy Statement, the reported closing sales price per share of Common

Stock was $ 2.25.

NUMBER OF SHAREHOLDERS

       On the Record Date, there were approximately 133 shareholders of record and approximately 1900 beneficial shareholders.

DIVIDENDS

       Analogy has never declared or paid any cash dividends on its Common
Stock.

                         SELECTED CONSOLIDATED FINANCIAL DATA

       The selected financial data of Analogy as of March 31, 1999 and 1998 and for the years ended March 31, 1999, 1998 and 1997 presented below has been derived from the audited consolidated financial statements of Analogy contained in Analogy's Report on Form 10-K for the year ended March 31, 1999. The selected financial data as of March 31, 1997, 1996 and 1995 and for the years ended March 31, 1996 and 1995 presented below has been derived from the audited consolidated financial statements of Analogy not contained in Analogy's Report on Form 10-K for the year ended March 31, 1999. The selected financial data of Analogy for the nine months ended December 31, 1999 and 1998 have been derived from the unaudited consolidated financial statements of Analogy contained in Analogy's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999. More comprehensive financial information is included in such reports and other documents filed by Analogy with the Securities and Exchange Commission (the "Commission"), and the following summary is qualified in its entirety be reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission. See "Available Information." In addition, copies of the Company's Annual Report on Form 10-K for the year ended March 31, 1999, and its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1999 are attached as Exhibits C and D to this Proxy Statement and are incorporated herein by reference. See "Information Incorporated by Reference."


                                           NINE MONTHS ENDED
                                               DECEMBER 31,                             YEAR ENDED MARCH 31,
                                         -----------------------  ------------------------------------------------------------
                                            1999         1998        1999        1998         1997        1996         1995
                                         ----------   ----------  ----------  ----------   ----------  ----------   ----------
                                                                    (In thousands except per share amounts)
STATEMENT OF OPERATIONS DATA:
Revenue:
        Product licenses                 $ 9,497      $11,196     $16,307     $14,278      $14,501     $15,562      $11,090
        Service and other                  7,453        7,891      10,498      11,512        9,459       6,176        5,165
                                         -------      -------     -------     -------      -------     -------      -------
              Total revenue               16,950       19,087      26,805      25,790       23,960      21,738       16,255
Cost of revenue:
        Product licenses                   1,563        1,407       1,920       1,776        1,652       1,426        1,255
        Service and other                    497          988       1,234       2,833        2,202         994          511
                                         -------      -------     -------     -------      -------     -------      -------
              Total cost of revenue        2,060        2,395       3,154       4,609        3,854       2,420        1,766
                                         -------      -------     -------     -------      -------     -------      -------
                       Gross profit       14,890       16,692      23,651      21,181       20,106      19,318       14,489

Operating expenses:
        Research and development           5,688        6,773       8,802       6,260        5,413       4,518        3,735
        Sales and marketing                9,400       10,066      14,055      14,559       12,622      10,708        9,332
        General and administrative         1,478        1,892       2,378       2,987        2,728       2,373        2,345
        Amortization of intangibles          270          276         368         368          136          --           --
        Restructuring charges                 --          557         557          --           --          --           --
        Acquired in-process
         research and development             --           --          --          --        1,896          --           --
                                         -------      -------     -------     -------      -------     -------      -------
               Total operating expenses   16,836       19,564      26,160      24,174       22,795      17,599       15,412
                                         -------      -------     -------     -------      -------     -------      -------
               Operating (loss) income    (1,946)      (2,872)     (2,509)     (2,933)      (2,689)      1,719         (923)
 Other expense, net                          (91)        (246)       (340)        (86)         (11)       (523)        (408)
                                         -------      -------     -------     -------      -------     -------      -------
        (Loss) income before income taxes (2,037)      (3,118)     (2,849)     (3,079)      (2,700)      1,196       (1,331)
 Income tax expense                          333          346         455         275          341         370          196
                                         -------      -------     -------     -------      -------     -------      -------

               Net (loss) income         $(2,370)     $(3,464)    $(3,304)    $(3,354)     $(3,041)    $   826      $(1,527)
                                         =======      =======     =======     =======      =======     =======      =======
 Basic net (loss) income per share        $(0.25)      $(0.37)     $(0.35)     $(0.37)      $(0.35)      $0.17       $(0.35)
                                         =======      =======     =======     =======      =======     =======      =======
 Diluted net (loss) income per share      $(0.25)      $(0.37)     $(0.35)     $(0.37)      $(0.35)      $0.11       $(0.35)
                                         =======      =======     =======     =======      =======     =======      =======
 Shares used in per share calculations:
        Basic                              9,617        9,404       9,426       9,188        8,584       4,816        4,378
        Diluted                            9,617        9,404       9,426       9,188        8,584       7,820        4,378


                                              December 31,                                     March 31,
                                         -----------------------  ------------------------------------------------------------
                                            1999         1998        1999        1998         1997        1996         1995
                                         ----------   ----------  ----------  ----------   ----------  ----------   ----------
 BALANCE SHEET DATA:
 Cash, cash equivalents, marketable
   securities                             $1,385       $1,226      $2,008      $8,130       $3,524     $10,208       $1,179
 Total assets                             18,173       19,862      21,218      22,975       22,130      22,294       10,375
 Long-term obligations, net of current
   position                                  133          370         284         561          858         578        1,640
 Shareholders' equity                      3,949        5,688       5,990       8,695       11,317      11,491           27

                                 THE SPECIAL MEETING

GENERAL; DATE; PLACE AND TIME

       This Proxy Statement is being provided by, and the enclosed proxy is solicited by and on behalf of, the Board of Directors for use at the Special Meeting.

       The Special Meeting is scheduled to be held at 10:00 a.m., local time, on March 17, 2000, at Analogy's principal executive offices located at 9205 S.W. Gemini Drive, Beaverton, OR 97008.

PURPOSE OF THE SPECIAL MEETING

       The purpose of the Special Meeting is to consider and vote upon the approval of the Merger of AC with and into Analogy pursuant to an Agreement of Merger dated as of December 2, 1999 (the "Merger Agreement") among Analogy, Avant! and AC, and to transact any other business that is properly brought before the Special Meeting.

RECORD DATE; VOTING POWER

       Only holders of Common Stock at the close of business on January 31, 2000 (the "Record Date") will be entitled to receive notice of and to vote at the Special Meeting. As of the Record Date, there were 9,697,260 shares of Common Stock outstanding and entitled to vote at the Special Meeting. Each share of Common Stock is entitled to one vote.

VOTE REQUIRED

       The affirmative vote of the holders of sixty-seven percent (67%) of the outstanding shares of Common Stock is required to approve the Merger.

       Because the required vote of the shareholders to approve the Merger is based upon the total number of outstanding shares of Common Stock, the failure to submit a proxy card (or to vote in person at the Special Meeting) or the abstention from voting by a shareholder will have the same effect as a vote against approval of the Merger. Brokers holding shares of Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof.

       The Oregon Business Corporation Act ("OBCA"), the Analogy Third Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), the Analogy Second Restated Bylaws (the "Analogy Bylaws") and the Securities Exchange Act of 1934 (the "Exchange Act"), contain requirements governing the actions of Analogy shareholders at the Special Meeting. According to the Analogy Bylaws, a majority of the votes eligible to be cast by holders of Common Stock outstanding on the Record Date must be present, either in person or by proxy, at the Special Meeting to constitute a quorum. In general, abstentions and broker non-votes are counted as present or represented at the Special Meeting for the purpose of determining a quorum for the Special Meeting.

       The obligations of Analogy and Avant! to consummate the Merger are subject, among other things, to the condition that the shareholders approve the Merger, and the failure to obtain such approval on or before March 31, 2000 would give either Analogy or Avant! the right to terminate the Merger Agreement.

REVOCATION OF PROXY

       A shareholder may revoke a proxy at any time prior to its exercise by (i) delivering to Nic Herriges, Corporate Secretary, Analogy, Inc., 9205 S.W. Gemini Drive, Beaverton, OR 97008, a written notice of revocation of proxy prior to the Special Meeting, (ii) by delivering to Analogy a duly executed proxy bearing a later date prior to the Special Meeting or (iii) by attending the Special Meeting and voting in person. The presence of a shareholder at the Special Meeting will not in and of itself automatically revoke such shareholder's proxy.

EXPENSES OF SOLICITATION

       Analogy will bear the costs of soliciting proxies from shareholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. See also Expenses of Transaction.

MISCELLANEOUS

       It is not expected that any matter other than approval of the Merger will be presented for action at the Special Meeting. If any other matters are properly brought before the Special Meeting, the persons named in the proxies will vote on such matters in accordance with the direction of the majority of the Board of Directors. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with the direction of the majority of the Board of Directors on matters incident to the conduct of the Special Meeting, including (except as stated in the following sentence) postponement or adjournment for the purpose of soliciting additional votes. However, shares represented by proxies that have been voted "AGAINST" the Merger will not be used to vote "FOR" postponement or adjournment of the Special Meeting for the purposes of allowing additional time for soliciting additional votes "FOR" the approval of the Merger.

       Holders of Common Stock should not send their stock certificates with their proxy cards. If the Merger is consummated, a separate letter of transmittal will be mailed to the holders of Common Stock which will enable a holder to receive the appropriate consideration.

                                     THE PARTIES

ANALOGY

       Analogy develops, markets and supports high-performance software and model libraries for the top-down design and behavioral simulation of mixed-signal and mixed-technology systems. The Company's Saber simulator supports top-down design of mixed-signal, description language, MAST. The Saber simulator and its accompanying MAST models are used in the design of electronic, mechanical, hydraulic and optical components and systems. This multi-functional simulator provides manufacturers of products incorporating mixed-signal, mixed-technology systems using Analogy's proprietary modeling language with productivity increases similar to those Integrated Circuit ("IC") designers experienced through the adoption of digital simulators. The Saber simulator is used in many industries for products as diverse as deep sub-micron ICs, video recorders, hydraulic presses, engine controls in automobiles, anti-lock brake systems and avionics systems. For additional information concerning Analogy, please refer to the Annual Report on Form 10-K for the year ended March 31, 1999 and the Quarterly Report on Form 10-Q for the quarter ended December 31, 1999 attached hereto as Appendix C and D, respectively, and incorporated herein by reference.

       The principal executive offices of Analogy are located at 9205 S.W. Gemini Drive, Beaverton, OR 97008, and its telephone number is (503) 626-9700.

AVANT!

       Avant! develops, markets and supports software products that assist design engineers in the physical layout, design, verification, simulation, timing and analysis of advanced integrated circuits. Avant! resulted from the Merger of ArcCys, Inc. and Integrated Silicon Systems, Inc. on November 27, 1995. Avant! merged with Anagram, Inc. on September 27, 1996, Meta-Software, Inc. on October 29, 1996, FrontLine Design Automation, Inc. on November 27, 1996, acquired Nexsyn Design Technology Inc. on September 12, 1997 and Datalink Far East Ltd. on September 30, 1997. Avant! also merged with Technology Modeling Associates, Inc. on January 16, 1998, acquired interHDL Inc. on November 13, 1998, acquired ACEO Technology on November 19, 1998, merged with Xynetix Design Systems, Inc. on August 6, 1999 and merged with Chrysalis Symbolic Design, Inc. on August 20, 1999.

       Avant's objective is to establish a significant market position as a supplier of design software for the integrated circuit design automation market. To achieve this objective, Avant! has adopted its mission, which is to provide innovative technology, products and business models that enable customers to solve the toughest problems in deep submicron (less than 0.5 micron feature size) and very deep submicron (less than 0.35 micron) feature size IC design, improve their productivity and achieve a high return on their investment. To effect its mission, Avant! has adopted the strategies of maintaining focus on technological innovation and creating strategic relationships with customers. As the 21st century approaches, reusable silicon libraries, silicon intellectual property ("SIP"), design blocks and optimized design-flow management are becoming critical to creating complex new "systems-on-a-chip."

       The principal executive offices of Avant! are located at 46871 Bayside Parkway, Fremont, CA, and its telephone number is (510) 413-8000.

                                      THE MERGER

BACKGROUND OF THE MERGER

       In December, 1997, Analogy engaged Broadview International LLC to assist Analogy in exploring potential strategic partnerships. Beginning in January 1998 through February 1999, representatives of Broadview contacted the management of several public companies, including Avant!, that might be interested in a business combination with Analogy. A few of these companies executed a nondisclosure agreement with Analogy, and Broadview presented each of them with an executive summary of Analogy's business, organization, strategy and products.

       At different points in time during the period from January 1998 to February 1999, representatives of Broadview and Analogy met with representatives of those companies expressing interest in a possible business combination or strategic business partnership involving Analogy and their respective companies. Other than Avant!, the companies which engaged in such initial discussions did not wish to pursue those discussions any further.

       Avant! was first approached by Broadview on January 15, 1998 and a nondisclosure was executed on February 18, 1998. On July 11, 1998, representatives of Broadview met with Roy Jewell, CEO Staff - Corporate Affairs at Avant!, to discuss a potential business combination between Analogy and Avant!.

       From July 11, 1998 to September 25, 1998, representatives of Broadview and Avant! participated in additional conversations regarding a potential business combination. On September 25, 1998, Gary Arnold, the Chief Executive Officer of Analogy, met with Gerald Hsu, the Chief Executive Officer of Avant!, to formally discuss a business combination and their respective views on the strategic benefits of such a combination.

       From September 25, 1998 to February 10, 1999, representatives of Broadview and Avant! participated in additional conversations regarding valuation. On February 10, 1999, Mr. Jewell met with representatives of Analogy to discuss business strategies and product outlooks.

       In February 1999 Mr. Jewell presented to Analogy and Broadview a non-binding proposal outlining the terms for a possible business combination. Terms of that proposal included a no-shop provision limiting Analogy's ability to solicit alternative proposals. On February 22, 1999, the Board of Directors of Analogy held a telephonic meeting to discuss the proposal made by Mr. Jewell. The Board determined that the proposal was inadequate but instructed management and Broadview to continue discussions with Avant! and other potential strategic partners. On February 25, 1999, negotiations between representatives of Broadview and Avant! stalled and the parties decided to terminate further discussions.

       From November 1998 through October 1999, representatives of Broadview re-opened or held discussions with other companies regarding a potential business combination between Analogy and those other companies.

       On May 5, 1999, representatives of Broadview were contacted by representatives of the financial advisor to Bidder A, to discuss a potential strategic partnership or business combination between Analogy and Bidder A. Bidder A executed a nondisclosure agreement with Analogy on May 6, 1999, and Broadview presented Bidder A with an executive summary of Analogy's business, organization, strategy and products.

       On May 13, 1999, representatives of Broadview and Analogy met with representatives of Bidder A and its financial adviser to further discuss a business combination between Analogy and Bidder A. On June 10, 1999, representatives of Broadview and Analogy met with representatives of Bidder A and its financial advisor once again to continue discussions regarding the products and technology of each company in light of a potential business combination. From June 10, 1998 to October 6, 1999, representatives of Broadview and Bidder A's financial adviser participated in additional conversations regarding valuation.

       On June 22, 1999, Mr. Arnold met with the Chief Executive Officer of Bidder B, to re-open discussions regarding a potential business combination.

       On July 27, 1999, representatives of Broadview re-opened discussions with the management of Avant! regarding a potential business combination between Analogy and Avant!. From July 27, 1999 to October 1, 1999, representatives of Broadview and Avant! participated in additional conversations regarding a potential business combination. On October 1, 1999, Sam Chang, Head of Finance for Avant!, presented a verbal offer of $25 million in Avant! stock in a pooling transaction for all of the outstanding common stock of Analogy. Between October 1, 1999 and October 12, 1999, representatives of Broadview and Avant! participated in additional negotiations regarding terms, valuation and structure of a potential transaction. On October 12, 1999, Mr. Chang presented a revised verbal offer of $25 million in cash, a bridge loan of $2 million, a break-up fee of $1 million, and a lock-up option that allowed Avant! to purchase up to 19.9% of Analogy common stock.

       On October 6, 1999, representatives of Broadview and Analogy met with representatives of Bidder A and its financial adviser to discuss their respective view on the strategic benefits of such a combination.

       On October 7, 1999, when Analogy stock was trading at $2.00 per share and Bidder B stock was trading at less than $8.00 per share, representatives of Broadview and Analogy met again with representatives of Bidder B to discuss a potential business combination between Analogy and Bidder B. During this discussion, Bidder B management presented a verbal offer of 2 million Bidder B shares for all outstanding shares of Analogy. On October 8, 1999, Bidder B's CEO presented to Analogy and Broadview a non-binding proposal outlining the terms for a possible business combination. Terms of that proposal included a fixed 2 million shares for all of the outstanding shares of Analogy common stock, a bridge loan of undetermined amount to be negotiated and executed with a definitive agreement, and a no-shop provision limiting Analogy's ability to solicit alternative proposals.

       On October 14, 1999, when Analogy stock was trading at $2.13 per share, the Chief Executive Officer of Bidder A, presented to Analogy and Broadview a non-binding proposal outlining the terms for a possible business combination. Terms of that proposal included a fixed price of between $2.00 and $2.25 for each share of Analogy common stock, a bridge loan of up to $1.5 million and a no-shop provision limiting Analogy's ability to solicit alternative proposals.

       On October 14, 1999, there was a regular meeting of the board of directors of Analogy. Also present at the meeting was William C. Campbell of Ater Wynne, legal counsel for Analogy, and Anthony J. Aquilina of Broadview. Mr. Aquilina informed the Analogy board of directors of the three outstanding proposals from Avant!, Bidder A and Bidder B. Mr. Campbell and Mr. Aquilina responded to questions regarding the proposals from the Analogy board of directors. After considering all three proposals, the Analogy board of directors determined that pursuing the Avant! proposal was the best course of action.

       From October 14, 1999 to October 19, 1999, representatives of Ater Wynne and McCutchen, Doyle, Brown & Enersen LLP, legal counsel for Avant!, began to prepare and negotiate a no-shop agreement, bridge loan agreement, and confidentiality agreement. On October 19, 1999, the non-solicitation agreement, bridge loan agreement and confidentiality agreement were executed.

       From October 19, 1999 to December 2, 1999, legal counsel to Avant! conducted a legal due diligence review of Analogy. Legal counsel for both parties prepared and negotiated definitive merger documents.

       From October 19, 1999 through November 17, 1999, Analogy's and Avant!'s executive officers, legal counsel and other representatives held further discussions to negotiate the terms of the proposed merger agreement and related documents, including valuation, the terms of the stock option agreement between Analogy and Avant!, the terms of the proposed voting agreements to be entered into by certain officers and directors of Analogy, the termination rights contained in the proposed merger agreement, the conditions upon which any termination fees would be payable and the amount of such fees, Analogy's right under the proposed merger agreement to consider and negotiate other acquisition proposals in certain circumstances and the representations, warranties and covenants to be made by Analogy and Avant!. During this period, representatives of Analogy and Avant! had further discussions regarding valuation issues, and representatives of Avant! and its legal advisors conducted further due diligence on Analogy's business, prospects, strategy and financial condition. In the course of Avant!'s due diligence, Avant! decreased its verbal cash offer to $23.2 million. After further negotiations between the parties, Avant! agreed to a cash offer of $24 million. Between October 25, 1999 and November 12, 1999, the Board of Directors of Analogy met five times to obtain information from Company management, representatives of Broadview and representatives of Ater Wynne LLP concerning the status of negotiations with Avant!

       On November 17, 1999, there was a telephonic meeting of the Analogy board of directors. Also participating in that meeting were Stephen M. Going of Ater Wynne and Mr. Aquilina of Broadview. Mr. Aquilina informed the Analogy board of directors of Broadview's oral opinion, subsequently confirmed in writing, that as of such date the consideration in the merger was fair from a financial point of view to Analogy stockholders, and responded to various questions raised by members of the Board of Directors regarding such opinion. The Board of Directors reviewed a draft of the merger agreement, the plan of merger and related documents and Mr. Going responded to questions regarding such documents from the Board of Directors. After considering the terms of the proposed transaction and the opinion of Broadview, the Board of Directors determined that the merger was advisable and in the best interests of Analogy shareholders. The Analogy Board of Directors then unanimously approved the Merger Agreement and exhibits thereto, including the plan of merger, as well as the Merger and unanimously recommended that the shareholders of Analogy vote in favor of the Merger.

       Each of the executive officers and directors of Analogy entered into a Voting and Proxy Agreement with Avant!, pursuant to which those officers and directors, who hold an aggregate of 995,450 outstanding shares of Analogy Common Stock, agreed to vote in favor of the Merger and against any third party transaction. They also agreed not to transfer any record, beneficial or security interest in their shares of Analogy Common Stock which are subject to the Voting Agreement prior to the consummation of the Merger.

       During the evening of December 2, 1999, following approval of the Merger Agreement and related matters by the Avant! board of directors, Avant! and Analogy finalized, executed and delivered the Merger Agreement and related documents.

       Avant! and Analogy issued a joint press release announcing the execution of the Merger Agreement and the terms of the Merger on the morning of December 3, 1999.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

       In reaching its determination to recommend approval of the Merger, the Board of

Directors consulted with management, as well as Ater Wynne LLP, its legal advisor, Broadview Int'l LLC, its financial advisor, and considered a number of factors, including the factors listed below. In view of the wide variety of factors considered in connection with the Merger, the Board of Directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision.

       (1) ANALOGY'S BUSINESS, CONDITION AND PROSPECTS. The Board of Directors considered information with respect to the financial condition, results of operations and business of Analogy, on both an historical and prospective basis, and current industry, economic and market conditions, including Analogy's market position within its industry. The members of the Board of Directors were familiar with and knowledgeable about Analogy's business and affairs and further reviewed these matters in the course of their deliberations. The Board of Directors considered the capital requirements necessary to continue its business given its current financial condition. The Board of Directors noted that there could be no assurance as to Analogy's access to such capital on acceptable terms.

       (2) THE NEED TO ADDRESS CERTAIN LIQUIDITY CONCERNS. The Board of Directors believed that unless Analogy obtained additional financing, Analogy would not have the cash available to continue as a viable company. Significant additional financing would have been required.

       (3) RECENT MARKET PRICES COMPARED TO CONSIDERATION TO BE RECEIVED BY HOLDERS OF COMMON STOCK. The Board of Directors reviewed the recent market prices and trading information with respect to the Common Stock, and considered that the Merger Consideration represented (A) a premium of approximately 10% over the $2.25 closing price of the Common Stock on November 16, 1999, the last full trading day prior to the November 17, 1999 Board meeting and (B) a premium of approximately 18% over the average closing price of the Common Stock for the 30 previous trading days prior to the November 17, 1999 Board of Directors meeting.

       (4) TERMS OF THE MERGER. The Board of Directors considered the terms and provisions of the Merger Agreement and the related agreements. The Board of Directors considered the terms of the Merger Agreement that permit the Board of Directors to receive unsolicited inquiries and proposals from, and negotiate and give information to, third parties. The Board of Directors further considered that the total amount which could be payable to Avant! pursuant to the termination fee was limited to $1 million. The Board of Directors found reasonable the views of Broadview that a $1 million termination fee was within the range of fees payable in comparable transactions and that the fee would not in and of itself preclude alternative proposals. The Analogy Board of Directors further considered that Avant! had stated that it would not enter into a transaction which did not include provisions similar to the termination fee.

       (5) OPINION OF BROADVIEW INT'L LLC. The Board of Directors considered the opinion delivered on November 17, 1999 by Broadview Int'l LLC that as of the date of such opinion, and based upon and subject to certain matters stated therein, the proposed consideration of approximately $2.48 in cash per share to be received by holders of Common Stock in the Merger was fair, from a financial point of view to those holders. The Board of Directors also considered the oral and written presentations made to it by Broadview. See "The Merger--Opinion of Analogy's Financial Advisor." A copy of Broadview's written opinion to the Board of Directors, dated November 17, 1999, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this Proxy Statement and is incorporated herein by reference.

       (6) AVANT!'S REPUTATION AND RESOURCES AND TIME NEEDED TO COMPLETE THE TRANSACTION. The Board of Directors also considered Avant!'s size and standing within its industry. In addition, the Board of Directors considered that Avant!'s obligation to close the Merger is not subject to a financing condition and that, in light of Avant!'s size and resources, Avant! has sufficient available funds to consummate the Merger.

       THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER, HAS DETERMINED THAT THE MERGER IS FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF, ANALOGY AND ITS HOLDERS OF COMMON STOCK, AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER.

OPINION OF ANALOGY'S FINANCIAL ADVISOR

       Broadview Int'l LLC ("Broadview") was retained by Analogy to act as its financial advisor in connection with the proposed Merger. In connection with such engagement, Analogy requested that Broadview evaluate the fairness, from a financial point of view, to holders of Common Stock of the consideration to be received by such holders pursuant to the terms of the proposed Merger. On November 17, 1999, at a meeting of the Board of Directors held to evaluate the Merger contemplated by the Merger Agreement, Broadview delivered an opinion to the Analogy Board of Directors to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the proposed Merger Consideration proposed at such time to be paid by Avant! to holders of Common Stock in the Merger was fair, from a financial point of view, to those holders.

       THE FULL TEXT OF THE OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BROADVIEW IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS ARE URGED TO READ

THE OPINION IN ITS ENTIRETY. THE OPINION IS DIRECTED TO THE ANALOGY BOARD AND RELATES ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW TO HOLDERS OF COMMON STOCK OF THE CONSIDERATION TO BE RECEIVED IN THE MERGER AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF THE COMPANY AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT. REFERENCES TO THE OPINION AND THE SUMMARY OF THE OPINION CONTAINED HEREIN ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

       In conducting its investigation and analysis and in arriving at its opinion, Broadview reviewed information and took into account financial and economic factors it deemed relevant under the circumstances. In that connection, Broadview, among other things:

       - reviewed the terms of a draft of the Merger Agreement dated November 12, 1999

       - reviewed Analogy's Annual Report on Form 10-K for its fiscal year ended March 31, 1999, including the audited financial statements included therein and Analogy's Quarterly Report on Form 10-Q for its quarterly period ended September 30, 1999, including the unaudited financial statements included therein;

       - reviewed certain internal financial and operating information, including quarterly projections through March 31, 2001, relating to Analogy, prepared and furnished by Analogy;

       - participated in discussions with Analogy management concerning the operations, business strategy, current financial performance and prospects for Analogy;

       - discussed with Analogy management its view of the strategic rationale for the Merger;

       - reviewed the recent reported closing prices and trading activity for Analogy Common Stock;

       - compared certain aspects of the financial performance of Analogy with public companies deemed comparable;

       - analyzed available information, both public and private, concerning other mergers and acquisitions believed to be comparable in whole or in part to the Merger;

       - assisted in negotiations and discussions related to the Merger among Analogy, the Buyer and their respective financial and legal advisors; and

       - conducted other financial studies, analyses and investigations as deemed appropriate for purposes of this opinion.

       In rendering its opinion, Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Merger Agreement) that was publicly available or furnished to it by Analogy. With respect to the financial projections it examined, Broadview assumed that they were reasonably prepared, and reflected the best available estimates and good faith judgments of the management of Analogy as to the future performance of Analogy. Broadview neither made nor obtained an independent appraisal or valuation of any of Analogy's assets.

       For purposes of its opinion, Broadview assumed that Analogy is not currently involved in any material transaction other than the Merger and those activities undertaken in the ordinary course of conducting its business. Broadview's opinion was necessarily based upon existing market, economic, financial and other conditions which could be evaluated as of the date of its opinion. Any change in such conditions may impact Broadview's opinion.

       The following is a summary explanation of the various sources of information and valuation methodologies employed by Broadview in valuing Analogy in conjunction with rendering its fairness opinion regarding the Merger with Avant!. Broadview employed analyses based on: (1) public company comparables,
(2) transaction comparables; (3) transaction premiums paid, and (4) historical stock price performance to determine the fairness of the Merger.

       PUBLIC COMPANY COMPARABLES ANALYSIS. Ratios of a company's common stock share price and Equity Market Capitalization ("EMC"), adjusted for cash and debt when appropriate, to selected historical and projected operating metrics indicate the value public equity markets place on companies in a particular market segment. Several companies are comparable to Analogy based on revenue growth, revenue size, products offered, business model and management structure. Broadview reviewed six public company comparables in the High Level Design and Simulation Software market segments with Trailing Twelve Month ("TTM") revenue between $25 million and $150 million, from a financial point of view including each company's: TTM Revenue, TTM Revenue Growth, TTM Earnings Before Interest and Taxes ("TTM EBIT") Margin, Projected 3/31/2000 ("Projected 3/31/2000") Revenue, Projected 12/31/2000 ("Projected 12/31/2000") Revenue, Net Cash, Equity Market Capitalization ("EMC"), Total Market Capitalization ("TMC" defined as EMC plus debt minus cash)/TTM Revenue ("TTM TMC/R") ratio, TMC /Projected 3/31/2000 Revenue ratio ("Projected 3/31/2000 TMC/R"), TMC/Projected 12/31/2000 Revenue ratio ("Projected 12/31/2000 TMC/R"), TMC/TTM EBIT ("TTM/TMC EBIT") ratio, TMC/Projected 3/31/2000 EBIT ratio ("Projected 3/31/2000 TMC/EBIT"), TMC/Projected 12/31/2000 EBIT ratio ("Projected 12/31/2000 TMC/EBIT"). The public company comparables were selected from the BROADVIEW BAROMETER, a proprietary database of publicly-traded IT, communications and media companies maintained by Broadview and broken down by industry segment.

       In order of descending TTM TMC/R, the public company comparables consist of:

       1.     Ansoft Corp.
       2.     ANSYS, Inc.
       3.     MacNeal-Schwendler Corp.
       4.     IKOS Systems, Inc.
       5.     Summit Design, Inc.
       6.     Mechanical Dynamics, Inc.

These comparables exhibit the following medians and ranges for the applicable multiples:


These comparables imply the following medians and ranges for per share value:

                                Median Multiple       Range of Multiples
-------------------------------------------------------------------------------
 TTM TMC/R                               1.07x        0.29x  -  2.89x

 Projected 3/31/2000 TMC/R               0.95x        0.28x  -  2.47x
 Projected 12/31/2000 TMC/R              0.91x        0.26x  -  2.15x

 TTM TMC/EBIT                           19.75x        5.39x  -  68.14x

 Projected 3/31/2000 TMC/EBIT           12.53x        4.72x  -  40.64x

 Projected 12/31/2000 TMC/EBIT           4.32x        3.85x  -  44.92x

These comparables imply the following medians and ranges for per share value:


                          Median Implied Value       Range of Implied Values
-------------------------------------------------------------------------------
 TTM TMC/R                               $2.82        $0.72  -  $7.72

 Projected 3/31/2000 TMC/R               $2.34        $0.66  -  $6.22
 Projected 12/31/2000 TMC/R              $2.40        $0.64  -  $5.78

 TTM TMC/EBIT                               NM          NM   -  NM

 Projected 3/31/2000 TMC/EBIT               NM          NM   -  NM

 Projected 12/31/2000 TMC/EBIT              NM          NM   -  NM

       TRANSACTION COMPARABLES ANALYSIS. Ratios of Equity Purchase Price, adjusted for the seller's cash and debt when appropriate, to selected historical operating metrics indicate the value strategic and financial acquirers have been willing to pay for companies in a particular market segment. A handful of companies involved in recent transactions are comparable to Analogy based on products offered and business model. Broadview reviewed eight comparable merger and acquisition ("M&A") transactions from January 1, 1997 through November 16, 1999 involving sellers in the High Level Design and Simulation Software market segments, with revenue between $5 million and $150 million, from a financial point of view including each transaction's: Adjusted Price (Equity Price plus debt minus cash), Seller TTM Revenue, Seller TTM EBIT, and Adjusted Price/TTM Revenue ("P/R") ratio. Transactions were selected from

Broadview's proprietary database of published and confidential M&A transactions in the IT, communications and media industries. In order of descending P/R multiple, the transactions used are the acquisition of:

       1.     Speedsim, Inc. by Quickturn Design Systems, Inc.
       2.     Viewlogic Systems, Inc. by Synopsys, Inc.
       3.     Quickturn Design Systems, Inc. by Cadence Design Systems, Inc.
       4.     OrCAD, Inc. by Cadence Design Systems, Inc.
       5.     Marc Analysis Research Corp. by MacNeal-Schwendler Corp.
       6.     Compact Software, Inc. by Ansoft Corp.
       7.     Microsim Corp. by OrCAD, Inc.
       8. VLSI Technology, Inc. (Compass Design Automation division) by Avant! Corp.

These comparables exhibit the following median and range for the applicable multiple:

                                  Median Multiple     Range of Multiples
-------------------------------------------------------------------------------
 P/R                                     1.73x        0.66x  -  10.92x

These comparables imply the following medians and range for per share value:

                              Median Implied Value    Range of Implied Values
-------------------------------------------------------------------------------
 P/R                                     $4.60        $1.71  -  $29.38

       In performing its analysis, Broadview took into account the fact that, in many of the comparable transactions, the seller exhibited greater profitability than Analogy and that this may have increased the consideration paid to these companies as a multiple of revenue relative to the consideration to be received by Analogy shareholders in this proposed Merger.

       TRANSACTION PREMIUMS PAID ANALYSIS. Premiums paid above the seller's EMC indicate additional value, when compared to public shareholders, strategic and financial acquirers are willing to pay for companies in a particular market segment. In this analysis, the value of consideration paid in transactions involving stock is computed using the buyer's last reported closing price (on the appropriate exchange) prior to announcement. The seller's equity market capitalization one trading day prior to announcement is calculated using the seller's last reported closing price (on the appropriate exchange) prior to announcement. The seller's equity market capitalization twenty trading days prior to announcement is calculated using the seller's closing price (on the appropriate exchange) on the first day of that period which: (1) consists of twenty consecutive days during which the appropriate exchange conducts trading activity; and (2) ends on the day of the last reported closing price prior to announcement. Broadview reviewed 40 comparable M&A transactions involving North American software vendors from January 1, 1997 to November 16, 1999 with equity consideration between $10 million and $100 million.

Transactions were selected from Broadview's proprietary database of published and confidential M&A transactions in the IT, communications and media industries. In order of descending premium paid to seller's equity market capitalization 20 trading days prior to the date of announcement, the software transactions used were the acquisition of:


       1.     FullTime Software, Inc. by Legato Systems, Inc.
       2.     Marcam Solutions, Inc. by Invensys plc.
       3.     Sulcus Hospitality Technologies Corp. by Eltrax Systems, Inc.
       4.     CUSA Technologies, Inc. by Fiserv, Inc.
       5.     Consilium, Inc. by Applied Materials, Inc.
       6.     Concentra Corporation by Oracle Corp.
       7.     Interlink Computer Sciences, Inc. by Sterling Software, Inc.
       8.     TeleBackup Systems, Inc. by VERITAS Software Corp.
       9.     National Health Enhancement Systems, Inc. by HBO & Company
       10.    Effective Management Systems, Inc. by IFS Americas, Inc.
       11.    Metrowerks Inc. by Motorola, Inc.
       12.    US Servis, Inc. by HBO & Company
       13.    C*ATS Software, Inc. by Misys plc
       14.    Interactive Group, Inc. by DataWorks Corporation
       15.    Expert Software, Inc. by Activision, Inc.
       16.    Wall Data Incorporated by NetManage, Inc.
       17.    FDP Corp. by SunGard Data Systems, Inc.
       18. Kurzweil Applied Intelligence, Inc. by Lernout & Hauspie Speech Products NV
       19.    Ultradata Corp. by CFI Proservices, Inc.
       20.    Accugraph Corporation by Architel Systems Corporation
       21. Oacis Healthcare Holdings Corp. by Science Applications International Corporation
       22.    Globalink, Inc. by Lernout & Hauspie Speech Products NV
       23.    Maxis, Inc. by Electronic Arts, Inc.
       24. Learmonth & Burchett Management Systems, Inc. by PLATINUM technology, Inc.
       25.    Xionics Document Technologies, Inc. by Oak Technology, Inc.
       26.    Simware Inc. by NetManage, Inc.
       27.    Equitrac Corporation by Cornerstone Equity Investors, LLC
       28.    Prism Solutions, Inc. by Ardent Software, Inc.
       29.    Medicus Systems Corp. by Quadramed Corp.
       30.    IQ Software Corporation by Information Advantage Inc.
       31.    Voice Control Systems, Inc. by Philips Electronics NV
       32.    Quarterdeck Corporation by Symantec Corporation
       33.    Innovative Tech Systems, Inc. by Peregrine Systems, Inc.
       34.    Interlinq Software Corp. by W.R. Hambrecht & Co.
       35.    Andyne Computing Ltd. by Hummingbird Communications Ltd.
       36.    DataWorks Corporation by Platinum Software Corporation

       37.    CompuRAD, Inc. by Lumisys, Inc.
       38.    Red Brick Systems, Inc. by Informix Corporation
       39.    FTP Software, Inc. by NetManage, Inc.
       40.    Cayenne Software, Inc. by Sterling Software, Inc.

These comparables exhibit the following medians and ranges for the applicable premiums (discounts):

                                  Median Multiple     Range of Multiples
-------------------------------------------------------------------------------
 Premium paid to Seller's EMC 1          30.2%        (31.7%)  -  186.7%
 Trading Day Prior to
 Announcement

 Premium paid to Seller's EMC 20         46.6%        (53.8%)  -  326.7%
 Trading Days Prior to
 Announcement

These comparables imply the following medians and ranges for per share value:

                                    Median Implied    Range of Implied Values
                                         Value
-------------------------------------------------------------------------------
 Premium Paid to Seller's per            $2.93        $1.54  -  $6.45
 Share Value 1 Trading Day Prior
 to Announcement

 Premium Paid to Seller's per            $3.12        $0.98  -  $9.07
 Share Value 20 Trading Days
 Prior to Announcement

       ANALOGY STOCK PERFORMANCE ANALYSIS. For comparative purposes, Broadview examined the following:

       1. Analogy Common Stock weekly historical volume and trading prices from 11/20/98 through 11/12/99; and

       2. Daily relative closing prices for an index of the public company comparables vs. Analogy and the S&P 500 from 11/20/98 through 11/12/99.

       CONSIDERATION OF THE DISCOUNTED CASH FLOW VALUATION METHODOLOGY. While discounted cash flow is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of its opinion. Discounted cash flow analysis is most appropriate for companies which exhibit relatively steady or somewhat predictable streams of future cash flow. For a company such as Analogy, a preponderance of the value in a valuation based on discounted cash flow will be in the terminal value of the entity, which is extremely sensitive to assumptions about the sustainable long-term growth rate of the company. Given the uncertainty in estimating both the future cash flows and a sustainable long-term growth rate for the Company, Broadview considered a discounted cash flow analysis inappropriate for valuing Analogy.

       SUMMARY OF VALUATION ANALYSES. Taken together, the information and analyses employed by Broadview lead to Broadview's overall opinion that the Merger Consideration is fair, from a financial point of view, to Analogy shareholders.

       RELATIONSHIP WITH BROADVIEW. Pursuant to an engagement letter dated December 4, 1997 between Analogy and Broadview, Analogy agreed to pay Broadview a fee of approximately $540,000, payable upon consummation of the Merger. Analogy has also agreed to reimburse Broadview for its reasonable out-of-pocket expenses. Analogy has also agreed to indemnify Broadview, its affiliates and their respective directors, officers, employees and agents and controlling persons against certain liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

       The following discussion summarizes certain United States federal income tax consequences of the Merger that are generally applicable to holders of Common Stock and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision whether to vote in favor of the Merger Agreement and the Merger. The following discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, all as of the date hereof, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. This discussion does not address all aspects of federal income taxation that may be important to a shareholder based on such holder's particular circumstances and does not address any aspect of state, local or foreign tax laws. The following discussion is generally only applicable to those holders of Common Stock who hold their shares of Common Stock as "capital assets" within the meaning of Section 1221 of the Code (generally, assets held for investment) and may not apply to holders who acquired Common Stock pursuant to the exercise of employee stock options or other compensation arrangements with the Company, holders that are subject to special tax treatment (such as foreign persons, broker-dealers, insurance companies, tax-exempt organizations, financial institutions, certain holders subject to the alternative minimum tax provisions of the Code and regulated investment companies), or holders that hold Common Stock as part of a "straddle," "hedge," or "conversion transaction."

       CONSEQUENCES TO HOLDERS OF COMMON STOCK. A holder of Common Stock will recognize gain or loss equal to the difference between the amount of cash received in the Merger and the holder's adjusted tax basis in the shares of Common Stock exchanged. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if at the Effective Time (as hereinafter defined) the holder has a holding period for the Common Stock of more than one year.

       BACKUP WITHHOLDING AND INFORMATION REPORTING. Payments of cash to a holder surrendering shares of Common Stock may be subject to information reporting and "backup" withholding at a rate of 31% of the cash payable to the holder. Backup withholding will not apply, however, to a holder who furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 included in the transmittal letter who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding. Any amounts withheld from payments to a holder under the backup withholding rules generally will be allowed as a credit against the holder's United States federal income tax liability.

       THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF THE MERGER AGREEMENT OR THE MERGER. THUS, ANALOGY SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT OF THE MERGER

       The Merger will be accounted for by Avant! as a purchase.

REGULATORY FILING AND APPROVAL

       Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Avant! and Analogy filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on January 24, 2000.

       At any time before or after consummation of the Merger, the Antitrust Division or the FTC or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Avant! or Analogy. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

       There can be no assurance that the required regulatory approvals described above will be received or, if received, the timing and the terms and conditions of such approval.

MANAGEMENT, OPERATIONS AND OWNERSHIP STRUCTURE FOLLOWING THE MERGER

       Following the Merger, Analogy will continue its operations as a wholly-owned subsidiary of Avant!. The directors of AC will become the directors of Analogy. At the Effective Time, the officers of AC will become the officers of Analogy.

APPRAISAL RIGHTS

       Under the OBCA, shareholders are not entitled to dissenters' rights in connection with the Merger.

PUBLIC TRADING MARKETS

       The Common Stock is currently traded on the Nasdaq National Market System under the symbol "ANLG." Upon consummation of the Merger, the Common Stock will no longer be traded on the Nasdaq National Market System and will be deregistered under the Exchange Act.

                                 THE MERGER AGREEMENT

       The following describes certain aspects of the proposed Merger, including material provisions of the Merger Agreement. The following description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Proxy Statement and is incorporated herein by reference. Holders of Common Stock are urged to read the Merger Agreement carefully. Capitalized terms used in this section or elsewhere in this Proxy Statement but not defined in this Proxy Statement shall have the meanings attributed to them in the Merger Agreement.

GENERAL; MERGER CONSIDERATION

       The terms of the Merger are set forth in the Merger Agreement. The Merger Agreement was approved by the Analogy Board of Directors on November 17, 1999 and signed by Avant!, AC and Analogy on December 2, 1999. Pursuant to the Merger Agreement, and on the terms and conditions set forth in it, at the Effective Time, AC will be merged with and into Analogy. Analogy will be the surviving corporation in the Merger (the "Surviving Corporation"). The Merger Agreement provides that, as a result of the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Common Stock owned by Avant! or AC or as treasury stock held by Analogy (the "Excluded Shares")) shall be converted into the right to receive the Merger Consideration.

       The Merger Consideration is calculated as the Purchase Price divided by the sum of all outstanding shares of Analogy Common Stock as of the time the Merger takes effect. The

"Purchase Price" is equal to $24,000,000 minus (i) the fees and expenses of investment bankers, legal counsel and accountants in excess of $850,000 in the aggregate incurred by or on behalf of Analogy and its subsidiaries in connection with the preparation, execution and performance of the Merger Agreement and related documents or the consummation of the Merger, (ii) the aggregate Spread Amount paid for outstanding non-employee stock options,
(iii) the aggregate Warrant Spread Amount paid for outstanding warrants, and
(iv) the aggregate Former Employee Spread Amount paid for outstanding employee stock options held by former employees. See "The Merger Agreement - Treatment of Stock Options and Warrants."

TREATMENT OF STOCK OPTIONS AND WARRANTS

       NON-EMPLOYEE STOCK OPTIONS. At the Effective Time, each option outstanding under Analogy's 1986 Stock Option Plan, 1993 Amended and Restated Stock Incentive Plan and the 1995 Stock Option Plan for Nonemployee Directors (except for options held by current employees of the Company) will be converted into the right to receive the Spread Amount in cash. The "Spread Amount" is the excess, if any, of the (1) Merger Consideration over the exercise price of such option, (2) multiplied by the number of Shares then subject to such option, net of applicable withholdings.

       EMPLOYEE STOCK OPTIONS. Each option outstanding under Analogy's 1986 Stock Option Plan and 1993 Amended and Restated Stock Incentive Plan that is held by a current employee of the Company shall be replaced by an option issued under Avant's 1995 Stock Option/Stock Issuance Plan. Each "New Option" will be exercisable for a number of shares of Common Stock of Avant! equal in value (based on the average closing prices over the five (5) trading days ending on the third (3rd) trading day prior to the Effective Time) to the Shares subject to the option, and each Analogy employee's vesting schedule will be preserved with no acceleration of the vesting schedule due to the Merger. The per share exercise price for shares of Avant's Common Stock issuable upon exercise of the New Option will be equal to the product of the exercise price per share of Analogy Common Stock at which such Analogy option was exercisable immediately prior to the Effective Date multiplied by the Conversion Ratio, and rounded up to the nearest whole cent. The "Conversion Ratio" is equal to the average closing price per share of Avant's Common Stock over the five (5) trading days ending on the third (3rd) trading day prior to the Effective Time divided by the Merger Consideration.

       FORMER EMPLOYEE OPTIONS. At the Effective Time, each outstanding option issued under Analogy's 1986 Stock Option Plan or 1993 Amended and Restated Stock Incentive Plan that is held by any former Analogy employee who has terminated his employment with Analogy (or has had his employment with Analogy terminated by Analogy) within the 90 days prior to the Effective Time and who is eligible to exercise such option in accordance with the terms of the applicable Analogy option plan will be converted into the right to receive the Former Employee Spread Amount in cash. The "Former Employee Spread Amount" is the excess, if any, of (1) the Merger Consideration over the exercise price of such option, (2) multiplied by the number of

Shares then subject to such option, net of applicable withholdings.

       WARRANTS. At the Effective Time, each warrant for the purchase of Analogy Common Stock will be converted into the right to receive in cash the excess, if any, of (1) the Merger Consideration over the exercise price of such warrant, (2) multiplied by the number of Shares then subject to such warrant, net of applicable withholdings. Analogy currently expects that no warrants to purchase its Common Stock will be outstanding on the Effective Time (as defined below).

CLOSING; EFFECTIVE TIME

       The Closing of the Merger will take place within three business days following the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement. Concurrently with the Closing, Analogy and Avant! will cause a Plan of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Oregon. The Merger will become effective at the time the Plan of Merger is duly filed with the Secretary or at such later time agreed to by the parties and established under the Merger Agreement (the "Effective Time"). See "The Merger Agreement--Conditions of the Proposed Merger" and "The Merger--Required Regulatory Filing and Approval."

CANCELLATION OF SHARES

       At the Effective Time, the Shares will no longer be outstanding and will be canceled and each certificate (a "Certificate") formerly representing any of such Shares will thereafter represent only the right to receive the Merger Consideration.

EXCHANGE OF CERTIFICATES

       Prior to the Effective Time, Avant! has agreed to designate a bank or trust company to act as agent (the "Paying Agent") for the benefit of the holders of Shares to receive the funds necessary to make payments to holders upon surrender of the Certificates. Upon surrender of a Certificate to the Paying Agent together with a signed letter of transmittal, duly executed, the holder of such Certificate is entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of the Merger Agreement, and the Certificate will then be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

PAYMENT TO OTHER THAN REGISTERED HOLDER

       If payment of the Merger Consideration is to be made to a person other than the registered holders, the surrendered Certificate must be properly endorsed or must be otherwise in proper form for transfer. Additionally, the person who is to receive payment must pay any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

TRANSFERS

       At the Effective Time, the stock transfer books of Analogy will be closed and thereafter there will be no further registration of transfers of Shares on the records of Analogy.

LOST, STOLEN OR DESTROYED CERTIFICATES

       In the event any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the registered shareholder claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such shareholder of a bond in such reasonable amount as the Surviving Corporation may direct as an indemnity against any claim that may be made against it, Avant!, AC or Analogy with respect to such Certificate, the Surviving Corporation or the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration such shareholder is entitled to receive pursuant to the Merger Agreement.

REPRESENTATIONS AND WARRANTIES

       MUTUAL REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations and warranties of the parties relating to and including, among other things: (a) capitalization and organization and similar corporate matters; (b) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; and (c) conflicts under governing documents, required consents or approvals, and violations of any agreements or law.

       ADDITIONAL REPRESENTATIONS AND WARRANTIES OF ANALOGY. Analogy has made additional representations relating to: (a) equity interests in third parties;
(b) financial statements and certain changes, obligations or events; (c) the filing of tax returns and other tax matters; (d) valid title to properties; (e) sale of inventories; (f) accounts receivable; (g) leases and other rights in property and equipment; (h) insurance policies; (i) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (j) contracts; (k) officers and directors;
(l) corporate documents; (m) legal proceedings; (n) compliance with legal requirements; (o) rights in intellectual property; (p) compliance with environmental regulations; (q) capital expenditures; (r) no illegal payments;
(s) filings with SEC; (t) lack of dissenters' rights; (u) substitution of options and (v) the employee stock option plan.

       ADDITIONAL REPRESENTATIONS AND WARRANTIES OF AVANT!. Avant! has made additional representations relating to information supplied in this Proxy Statement.

CONDITIONS OF THE PROPOSED MERGER

       MUTUAL CONDITIONS. The obligation of Analogy, Avant! or AC to effect the Merger is subject to the following:

              (a) the other parties' representations and warranties, subject to certain materiality exceptions, being true and correct as of the date of the Merger Agreement and as of the Closing Date and the receipt of certificates to such effect;

              (b) the performance in all material respects by the other parties of their obligations under the Merger Agreement and the receipt of certificates to such effect;

              (c) the approval of the Merger by the requisite vote of the holders of Common Stock;

              (d) no action, suit or proceeding before any Governmental Agency shall have been commenced, and no investigation by any Governmental Agency shall have been commenced or overtly threatened, against Analogy, Avant!, AC or any of their respective principals, officers, directors or shareholders seeking to restrain, prevent or change the transactions contemplated by the Merger Agreement or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions; and

              (e) all corporate and other proceedings on the part of the other parties in connection with the transactions to be consummated at the Closing, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to the party receiving them.

       ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF AVANT! AND AC. In addition, the obligations of Avant! and AC under the Merger Agreement are subject to:

               (a) this Proxy Statement must materially comply with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and must not, at the time of (i) the first mailing thereof or (ii) the shareholders' meeting to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that this condition shall not apply with respect to information supplied by Avant! or any of its affiliates or representatives for inclusion in the Proxy Statement;

              (b) no change in Analogy's executive management will have occurred from the date of the Merger Agreement, and not less than 80% of certain specified Analogy employees will have indicated to Avant!'s reasonable satisfaction, their intention to continue their employment with the Surviving Corporation or Avant! on substantially their current terms following the Merger;

              (c) certain designated individuals will have entered into (i) employment agreements with Avant! to its satisfaction, in replacement of the employment agreements, if any, currently in effect between each of them and Analogy as well as (ii) proprietary information and noncompetition agreements with Avant!;

              (d) at least 75% of Analogy's employees who hold options to acquire Shares as of the date of the Merger Agreement under Analogy's 1986 Stock Option Plan will have agreed to accept options to acquire shares of Avant! Common Stock (issued under its 1995 Stock Option/Stock Issuance Plan) in substitution for such Analogy stock options held by such employees as of the date of the Merger Agreement;

              (e) Analogy shall have obtained the consent of (i) non-employee option holders to the conversion of such options into the right to receive the Spread Amount (see Treatment of Stock Options and Warrants; Non-Employee Stock Options) and (ii) all option holders under the 1995 Stock Option Plan for Nonemployee Directors to the cancellation of all options under such plan;

              (f) Avant! will have received confirmation from its outside auditors, KPMG LLP, to its reasonable satisfaction, that the Financial Statements are satisfactory in form for inclusion in Avant!'s SEC filings, both for reporting the Merger and on a going forward basis;

              (g) Analogy shall have canceled its 401(k) Plan effective as of prior to the Closing. However, Analogy's 401(k) Plan shall remain in effect to the extent necessary to permit the rollover of all funds held by the Plan's participants; and

              (h) all of Analogy's officers and directors will have submitted their resignations in writing, effective as of the Effective Time.

TERMINATION

       Provided Avant! is not in material default under the terms of the Merger Agreement, it may terminate any further obligations under that agreement if any condition of the Closing provided for in the agreement is not satisfied on or before March 31, 2000, by giving written notice of such termination to Analogy. If any condition of the Closing provided for in the Merger Agreement is not satisfied on or before such date, and Analogy is not in material default under the terms of that agreement, then Analogy may at any time thereafter terminate any further obligations under the Merger Agreement by giving written notice to Avant!. The Merger Agreement may also be terminated, or terminated by mutual agreement of the parties upon the authorization of their respective boards of directors, notwithstanding approval of the Merger Agreement by the shareholders of any or all parties. Furthermore, the Merger Agreement may be terminated by either party if any Governmental Agency shall have issued an injunction or taken any other action (which injunction or other action Analogy, Avant! and AC shall use their reasonable business efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Merger, and such injunction shall have become final and non-appealable. Additionally, the Analogy Board may terminate the Merger Agreement under certain circumstances if, simultaneously with such termination, Analogy pays to Avant! $1,000,000 by wire transfer of immediately available funds.

       If the Analogy Board withdraws or modifies its approval or recommendation of the Merger or approves or recommends a Superior Proposal, or the Merger is voted down by Analogy's shareholders, Avant! may, at any time thereafter, at its sole option by giving notice to Analogy, terminate any obligation on its or AC's part to consummate the Merger.

TERMINATION FEE

       If the Analogy Board withdraws or modifies its approval or recommendation of the Merger or approves or recommends a Superior Proposal, or the Merger is voted down by Analogy's shareholders, or the Merger Agreement is terminated by Avant! prior to the Effective Time because of Analogy's failure to satisfy certain conditions specified in the Merger Agreement or the Merger Agreement is terminated by Analogy prior to the Effective Time because of a failure to satisfy certain conditions specified in the Merger Agreement, or if the Merger Agreement is terminated by Avant! due to Analogy's material breach of that agreement, and in any such case a Third-Party Transaction is announced within 12 months after such withdrawal, modification, approval, recommendation, vote or termination which is thereafter consummated (or is consummated within such 12-month period, irrespective of any announcement), then Analogy will, simultaneously with such consummation, pay Avant! $1,000,000 by wire transfer of immediately available funds.

AGREEMENT NOT TO SOLICIT OTHER OFFERS

       Under the Merger Agreement, Analogy has agreed not to directly or indirectly take any action to (i) encourage, solicit or initiate the submission of any Acquisition Proposal (as defined below) or any inquiries with respect thereto, (ii) enter into any agreement for or relating to a Third-Party Transaction, or (iii) participate in any way in discussions or negotiations with, or furnish any non-public information to, any Person in connection with any Acquisition Proposal. Analogy may, however, prior to shareholder approval of the Merger, in response to an unsolicited BONA FIDE written offer or proposal made by a third party which is reasonably likely to lead to a Superior Proposal, provide non-public information to or have discussions or negotiations with such third party, if and only to the extent that the Analogy Board has determined in good faith, after receiving the advice of its outside counsel, that such action is necessary in order for the Analogy Board to comply with its fiduciary duties to Analogy's shareholders under applicable law. Analogy will immediately communicate to Avant! the receipt of any third party solicitation, proposal or BONA FIDE inquiry that Analogy, its subsidiaries or representative may receive in respect of any such transaction, or of any request for such information, including in each case a copy thereof and all other particulars thereof, and keep Avant! fully apprized of all developments therein on a current basis, and consider in good faith any counterproposals which Avant!, in its sole discretion, elects to make.

       "Acquisition Proposal" means any proposed Acquisition Transaction. "Acquisition Transaction" means any (i) merger, consolidation or similar transaction involving Analogy, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of any assets of Analogy or its subsidiaries representing 15% or more of its consolidated assets and its subsidiaries, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of Analogy, (iv) transaction in which any person shall acquire Beneficial Ownership or the right to acquire Beneficial Ownership, or any Group shall have been formed which has Beneficial Ownership or has the right to acquire Beneficial Ownership, of 15% or more of the outstanding shares of Common Stock of Analogy, (v) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Analogy or any of its subsidiaries, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions. "Third-Party Transaction" shall mean an Acquisition Transaction with a party unrelated to Avant!. "Beneficial Ownership" and "Group" shall have the meanings stated in Regulation 13D-G under the Securities Exchange Act of 1934, as amended.

CONDUCT OF ANALOGY'S BUSINESS PRIOR TO THE MERGER

       Analogy has agreed that after the date of the Merger Agreement until the Closing (unless Avant! shall otherwise approve in writing) it will operate its business consistently with past practice and in the ordinary course of business, and will not:

              (a) merge or consolidate with or agree to merge or consolidate with, or sell or agree to sell all or substantially all of its Property to, or purchase or agree to purchase all or substantially all of the Property of, or otherwise acquire, any other Person or a division thereof, except as provided in this Agreement;

              (b)    amend its articles of incorporation or by-laws;

              (c) make any changes in its accounting methods, principles or practices, except as required by GAAP;

              (d) sell, consume or otherwise dispose of any Property, except in the ordinary course of business consistent with past practices;

              (e) authorize for issuance, issue, sell or deliver any additional shares of its capital stock of any class or any securities or obligations convertible into shares of its capital stock or issue or grant any option, warrant or other right to purchase any shares of its capital stock of any class, other than, in each case, the issuance of Common Stock pursuant to the exercise of the options outstanding as of the date of the Merger Agreement;

              (f) except as provided in the Plan of Merger, accelerate, amend or change the period of exercisability of vesting of options or other Stock Rights granted under its stock option plans or authorize cash payments in exchange for any options or other Stock Rights granted under any of such plans;

              (g) declare any dividend on, make any distribution with respect to, or redeem or repurchase, its capital stock except under certain existing repurchase agreements or obligations;

              (h) modify, amend or terminate any Benefit Plans, except in certain limited circumstances;

              (i) enter into any material Contract, or violate, amend or otherwise modify or waive any of the terms of any of its material Contracts other than amendments or modifications in the ordinary course of business consistent with past practice;

              (j) transfer or license to any Person or otherwise extend, amend or modify any rights to the Company Intellectual Property other than the grant of non-exclusive licenses in the ordinary course of business consistent with past practice;

              (k) enter into or amend any Contracts pursuant to which any other Person is granted exclusive marketing, manufacturing or other exclusive rights of any type or scope with respect to any of its products or technology;

              (l) incur or commit to incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

              (m) enter into any operating lease requiring annual payments in excess of $25,000;

              (n) pay, discharge or satisfy in an amount in excess of $25,000 in any one case or $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements;

              (o) incur or commit to incur any capital expenditures in excess of $50,000 in the aggregate;

              (p) materially reduce the amount of any material insurance coverage provided by existing insurance policies;

              (q) terminate or waive any right of substantial value, other than in the ordinary course of business;

              (r) take any of the following actions: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees in the ordinary course of business and in accordance with past practices,
(ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any officer or employee, (iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except as otherwise provided in the Plan of Merger;

              (s)    commence a lawsuit or arbitration proceeding other than
(i) for the routine collection of bills, or (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Business, provided that it consults with Avant! prior to the filing of such suit;

              (t) make any material Tax election other than in the ordinary course of business and consistent with past practice, change any material Tax election, adopt any Tax accounting method, file any Tax return (other than any estimated Tax returns, immaterial information returns, payroll Tax returns or sales Tax returns) or any amendment to a Tax return, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment provided that Avant! shall not unreasonably withhold or delay approval of any of the foregoing actions;

              (u) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

              (v) authorize or enter into an agreement to do any of the foregoing.

CERTAIN OTHER COVENANTS AND AGREEMENTS

       REASONABLE BUSINESS EFFORTS. Analogy and Avant! each agree to use its reasonable business efforts to cause the conditions over which it has control to be satisfied on or before the Closing and not to take any action which will foreseeably result in the nonsatisfaction of any condition set forth in the Merger Agreement on or before the Closing.

       ACCESS TO INFORMATION. The Merger Agreement provides that from the date of the Merger Agreement to the Closing of the Merger, Analogy will (i) give Avant! and its authorized representatives access to its books, records, properties, officers, attorneys and accountants and permit Avant! to make inspections and copies of such books and records, and (ii) furnish Avant! with such financial information and operating data and other information with respect to its business and properties, and to discuss with Avant! and its authorized representatives, its affairs, all as Avant! may from time to time reasonably request. No information furnished to Avant! pursuant to this provision or otherwise known to Avant! shall affect any representation, warranty or condition in the Merger Agreement.

       NOTIFICATION OF CERTAIN MATTERS. The Merger Agreement provides that Analogy give prompt notice to Avant!, and Avant! give prompt notice to Analogy, of (i) receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Merger Agreement; (ii) receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by the Merger Agreement; (iii) receipt of notice that any action, suit, claim, investigation or proceeding has been commenced or, to Analogy's knowledge, threatened, against or involving Analogy, any Subsidiary or Avant!, as applicable, which, if pending on the date of the Merger Agreement, would have been required to have been disclosed pursuant to or which relates to the transactions contemplated by the Merger Agreement; (iv) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of it (and, in the case of Avant! or AC) contained in the Merger Agreement to be untrue or inaccurate; and (v) any failure of Analogy, Avant! or AC, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the terms of the Merger Agreement.

       TAKEOVER STATUTES. If any Takeover Statute is, becomes or may become applicable to the Merger or any of the transactions contemplated by it, Avant!, AC and Analogy, and their respective board of directors, shall grant such approvals and take such lawful actions as are necessary to ensure that the Merger and such transactions may be consummated as promptly as practicable on the terms contemplated by it, and to the extent permitted by law otherwise act to eliminate the effects of such statute and any regulations promulgated thereunder on the Merger and such transactions or, if they cannot be eliminated, to minimize them.

       INDEMNIFICATION OF DIRECTORS AND OFFICERS; DIRECTORS AND OFFICERS' INSURANCE. Analogy and then the Surviving Corporation have agreed to indemnify, defend and hold harmless Analogy's present and former directors, officers, employees and agents against all losses, claims, damages, costs, expenses (including reasonable attorney's fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of or pertaining to the fact that such person is or was a director or officer of the Company or any of the Subsidiaries whether pertaining to any matter existing at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the fullest extent a corporation may indemnify its own directors or officers, as the case may be, in compliance with applicable law, under the OBCA as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits broader rights than such law permitted prior to such amendment and only to the extent such amendment is not retroactively applicable).

IRREVOCABLE GRANT OF OPTION

       Pursuant to the terms of the Merger Agreement, Analogy irrevocably granted Avant! the right (the "Option"), at Avant!'s election, to purchase from Analogy up to 968,640 Shares (subject to adjustment) in the aggregate at the exercise price of $2.48 per share, subject to adjustment (the "Exercise Price"), as specified by Avant! in its notice or notices of exercise from time to time, but only after the occurrence of a Triggering Event. A "Triggering Event" means the first to occur of the following events:

              (i) Analogy terminates the Merger Agreement pursuant to certain sections of that agreement, or

              (ii) The Analogy Board withdraws or modifies its approval or recommendation of the Merger or approves or recommends a Superior Proposal, or the Merger is voted down by Analogy's shareholders, or the Merger Agreement is terminated by Avant! prior to the Effective Time because of Analogy's failure to satisfy certain conditions specified in the Merger Agreement, or the Merger Agreement is terminated by Analogy prior to the Effective Time because of Avant!'s failure to satisfy certain conditions specified in the Merger Agreement, or if the Merger Agreement is terminated by Avant! due to Analogy's material breach, and in any such case a Third-Party Transaction is announced within 12 months after such withdrawal, modification, approval, recommendation, vote or termination which is thereafter consummated (or is consummated within such 12-month period, irrespective of any announcement). Such consummation shall constitute the Triggering Event.

              (iii) any Person other than an Affiliate of Avant! commences a tender offer (within the meaning of SEC Rule 14d-2) for 15% of more of Analogy's outstanding Shares.

       Analogy will give Avant! notice of any proposed Triggering Event to which it is a party at least 20 days prior to the proposed consummation of such event, and will give Avant! notice of any other such Triggering Event immediately upon receiving knowledge of such event. The Option may be exercised, at any time and from time to time, commencing immediately prior to the Triggering Event and continuing thereafter until 5:00 p.m., California time, on the earlier of
(i) the Effective Time or (ii) the 5th anniversary of the date of the Merger Agreement, if a business day, or on the next succeeding business day if it is not. To exercise the Option, Avant! shall deliver written notice to Analogy specifying the number of Shares as to which the Option is being exercised, accompanied by Avant!'s check or wire transfer in payment of the aggregate Exercise Price. Alternatively, Avant! may pay the Exercise Price by surrender of this Option with respect to a number of shares whose aggregate Spread Value equals the aggregate Exercise Price. "Spread Value" means (x) the excess, if any, of the market value of a Share over the Exercise Price times (y) the number of Shares so to be surrendered. For this purpose, "market value" shall mean the average closing price of Shares for the 3 most recent trading days ending with the 2d trading day prior to any such cashless exercise, if Shares are then traded on a national securities exchange or the Nasdaq National Market, and will mean the per-Share value of the transaction associated with the Triggering Event in all other cases.

       Upon any exercise of the Option, Avant! shall immediately be the record owner of all Shares subject to such exercise for all purposes, without any other action being necessary. Within 3 trading days after each exercise of the Option, Analogy shall deliver certificates for the Shares so purchased to Avant!, but the delivery of such certificates shall not be required in order for Avant! to exercise any rights as a holder of the Shares to be represented thereby. Until its exercise, the Option does not confer on Avant! any rights of an Analogy shareholder.

       During the term of the Option, Analogy shall reserve sufficient authorized but unissued shares of Common Stock or other securities for the full exercise of the rights represented by the Option. To the extent required for the lawful exercise of the Option, Analogy will promptly make, at Avant!'s expense, all filings with Governmental Agencies, including without limitation a premerger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, requested by Avant! in connection with an intended exercise of the option.

       The Exercise Price and the number of Shares that Analogy must issue upon exercise of the Option are subject to adjustment from time to time as follows:

              (a) If Analogy at any time or from time to time after the date of the Merger Agreement: (1) declares or pays, without consideration, any dividend on Shares payable in Shares; (2) creates any right to acquire Shares for no consideration; or (3) subdivides the outstanding Shares (by stock split, reclassification or otherwise), Analogy shall increase the number of Shares that Avant! may purchase upon exercising the Option and decrease the Exercise Price in proportion to the increase in the number of outstanding Shares that results from any such action.

              (b) If Analogy combines or consolidates the outstanding Shares, by reclassification or otherwise, into a lesser number of Shares, Analogy shall decrease the number of Shares that Avant! may purchase upon exercising the Option and increase the Exercise Price in proportion to the decrease in the number of outstanding Shares that results from any such combination or consolidation.

              (c) If Shares change into shares of any other class or classes of security or into any other Property for any reason other than a subdivision or combination of Shares, including without limitation any reorganization, reclassification, merger or consolidation and any sale of substantially all of Analogy's properties and assets, Analogy shall make lawful provision for giving Avant! the right, by exercising the Option, to purchase the kind and amount of securities or other Property receivable upon any such change by the owner of the number of Shares subject to this Option immediately before the change.

              (d) If Analogy spins off any Subsidiary by distributing to its shareholders as a dividend or otherwise any stock or other securities of the Subsidiary, Analogy shall reserve until the end of the term of the Option enough such shares or other securities for delivery to Avant! upon any exercise of the rights represented by the Option to the same extent as if Avant! owned of record all Common Stock or other securities subject to the Option on the record date for the distribution of the Subsidiary's shares or other securities.

       Upon each adjustment or readjustment, Analogy shall promptly compute such adjustment or readjustment and furnish to Avant! a certificate setting forth such adjustment or readjustment and showing in detail the facts giving rise to the adjustment or readjustment. Upon Avant!'s written request, Analogy also shall furnish to Avant! a similar certificate setting forth (1) such adjustments and readjustments, (2) the Option Price in effect on the date of the certificate, and (3) the number of Shares and the amount of any other property that Avant! would receive upon exercising the Option.

       Avant! may not transfer, sell or make any other disposition of the Option (other than in connection with a succession to or transfer of its business as a whole), or grant any Lien respecting any of its rights under the Option, without Analogy's prior consent.

       If Analogy proposes to consummate a transaction (however structured, including without limitation a sale of stock or a merger) to which it is a party and which involves an acquisition of shares or equity interest in Analogy by a third Person, and immediately following such transaction such Person together with its parents and subsidiaries (collectively, the "Acquiring Person") owns a majority of both the voting power and economic interest represented by the outstanding stock of Analogy on a fully-diluted basis, then Analogy (x) shall give Avant! at least 20 days written notice of the proposed consummation, including a summary of the transaction and a copy of all transaction documents (which summary and documents shall be kept current by further notices to Avant!) and (y) if it has complied with clause (x), may at its option, exercised by notice to Avant! not later than 5 days prior to such consummation, redeem the Option (in whole and not in part) simultaneously with such consummation for an amount per share, paid by wire transfer of same-day funds to the account designated by Avant!, equal to the excess, if any, of the Redemption Price over the Exercise Price then in effect. The "Redemption Price" is:

              (i) if the equity interest the Acquiring Person is acquiring in such consummation, together with any equity interest acquired by such Acquiring Person within 180 days prior to such consummation constitutes a majority of both the voting power and economic interest represented by the outstanding stock of Analogy on a fully-diluted basis, the highest price per share paid (or to be paid upon such consummation) by the Acquiring Person in the course of acquiring such majority ownership, and

              (ii) otherwise, the fair market value of a Share (or the other Property then subject to the Option) as agreed to by Analogy and Avant! or, in the absence of such agreement, as determined by an investment bank of national reputation selected by Analogy from a list of three such banks proposed by Avant! (on its own initiative or within 15 days after written request by Analogy), which bank shall not have engaged in a transaction with, or advised with respect to a transaction, either Analogy or Avant! within the prior three years. If this clause (ii) is applicable, Analogy will not consummate such transaction unless and until the fair market value has been agreed or determined pursuant to this clause (ii).

       Any Shares purchased by Avant! upon exercise of the Option shall be entitled to certain registration rights set forth in the Merger Agreement.

WAIVER AND MODIFICATION

       The Merger Agreement may be modified by mutual written agreement of the parties as authorized by their respective boards of directors, notwithstanding approval of the Merger by the parties' shareholders.

                      INTERESTS OF CERTAIN PERSONS IN THE MERGER

       Certain officers and directors of Analogy have certain agreements and incentives which will be affected as a result of the Merger. These agreements and incentives are discussed below.

CONTROL CHANGE AGREEMENT

       The Company and Gary P. Arnold, the Company's President and Chief Executive Officer, have entered into a Control Change Agreement. Under this agreement, if, as currently anticipated, Mr. Arnold terminates his employment as a result of the removal of his title and material change in his duties during the Control Change Window (defined as the period beginning 60 days before the date of a letter of intent, term sheet or other similar document is first presented to the Company and ending one year after the closing of the Merger), all of Mr. Arnold's stock options will become exercisable prior to the termination date and the Company must pay Mr. Arnold 2.99 times his average annual salary during the period of his employment with the Company or during the immediately preceding five years, whichever is shorter.

BRIGDEN EMPLOYMENT AGREEMENT

       Analogy and Christopher Anthony Brigden entered into an employment agreement on

June 5, 1998. Pursuant to that agreement Mr. Brigden was granted, among other benefits, an option to purchase 100,000 shares of Analogy Common Stock. The agreement further provides that, upon an acquisition, merger or sale of Analogy before June 5, 2000, if Mr. Brigden does not receive an employment offer from the acquiring company that is acceptable to him, Mr. Brigden is entitled to full vesting of his stock options, severance pay in the amount of one year's salary and bonus and moving expenses for relocation back to the UK. This provision of the agreement may be triggered upon the approval of the Merger by the shareholders.

INDEMNIFICATION OF OFFICERS, DIRECTORS AND EMPLOYEES

       Analogy and then the Surviving Corporation have agreed to indemnify, defend and hold harmless Analogy's present and former directors, officers, employees and agents against all losses, claims, damages, costs, expenses (including reasonable attorney's fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of or pertaining to the fact that such person is or was a director or officer of the Company or any of the Subsidiaries whether pertaining to any matter existing at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the fullest extent a corporation may indemnify its own directors or officers, as the case may be, in compliance with applicable law, under the OBCA as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits broader rights than such law permitted prior to such amendment and only to the extent such amendment is not retroactively applicable).

                         RELATED AGREEMENTS AND TRANSACTIONS

VOTING AND PROXY AGREEMENT

       Each of the executive officers and directors of Analogy (the "Voting Shareholders") have entered into a Voting and Proxy Agreement with Avant! (the "Voting Agreement") in conjunction with the Merger. Pursuant to the Voting Agreement, the Voting Shareholders who hold an aggregate of 995,450 outstanding shares of Analogy Common Stock, have agreed to vote in favor of the Merger and against any Third Party Transaction. ("Third Party Transactions" is defined earlier in this Proxy Statement in the section entitled "The Merger Agreement - Agreement Not to Solicit Other Offers.") The Voting Shareholders also agreed not to transfer any record, beneficial or security interest in their shares of Analogy Common Stock which are subject to the Voting Agreement prior to the consummation of the Merger.

BRIDGE LOAN AGREEMENT

       On October 19, 1999, the Company entered into a Bridge Loan and Security Agreement and a related Promissory Note (collectively, the "Loan Agreements") with Avant!. Analogy has borrowed $2 million under the Loan Agreements, the full amount of credit provided for under such Loan Agreements. Amounts borrowed under the Loan Agreements bear interest at 10% per annum (13% per annum on any past due payments) and are collateralized by substantially all of the assets of the Company. All outstanding principal and interest are due upon the earlier of 180 days from the date of the Loan Agreements (October 19, 1999) or upon an event of default under the Loan Agreements, which includes, among other events, any breach by Analogy of the Merger Agreement, Analogy's accepting an Superior Proposal, the non-consummation of the Merger due to the failure of Analogy to receive the required vote of shareholders to approve the Merger, the withdrawal or modification of the Board of Directors' recommendation of the Merger and the recommendation by the Board of Directors of an alternative acquisition proposal. On January 14, 2000, the Company entered into a Second Bridge Loan and Security Agreement and related Promissory Note providing for an additional loan by Avant! In the amount of up to $600,000 on the same terms as the initial Loan Agreements.


                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                    AND MANAGEMENT

       The table below sets forth, as of January 31, 2000, certain information regarding beneficial ownership of Common Stock with respect to (i) each person or entity known to Analogy who beneficially owns 5% or more of the outstanding shares of Common Stock , (ii) each director, (iii) Analogy's Chief Executive Officer and the four other most highly compensated executive officers in fiscal year 1999 and (iv) all executive officers and directors of Analogy as a group:

                                             SHARES OF COMMON
                                            STOCK BENEFICIALLY    PERCENT STOCK
         NAME AND BUSINESS ADDRESS              OWNED (1)           OWNED (2)
 State of Wisconsin Investment Board (2)
 121 East Wilson Street
 Madison, WI 53707                                   756,000        7.80%

 Gary P. Arnold
 9205 SW Gemini Drive                                755,917         7.47
 Beaverton, OR 97008

 Martin Vlach                                        283,932         2.92

 David W. Smith                                      245,000         2.51

 Christopher Brigden                                  73,500            *

 Howard Ko                                            53,300            *

 Robert L. Cattoi                                     20,000            *

 John Faehndrich                                     157,400         1.62

 Neil E. Goldschmidt                                  20,000            *

 Frank Roehr                                          45,000            *

 Charles E. Sporck                                    47,000            *

 All Directors and Executive Officers as           1,710,152       16.40%
 a Group
 (11 persons)


       (*) Represents beneficial ownership of less than 1% of the outstanding Common Stock

       (1) Beneficial ownership is determined in accordance with rules of the Commission, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from January 31, 2000, are considered outstanding for the purpose of calculating the percentage of Common Stock owned by any other person. The number of shares that are issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of January 31, 2000, is as follows: Mr. Arnold - 422,917; Mr. Vlach - 35,000; Mr. Brigden - 73,500; Mr. Ko - 50,500; Mr. Smith -
35,000; Mr. Cattoi - 20,000; Mr. Faehndrich - 20,000; Mr. Goldschmidt - 20,000;
Mr. Roehr - 22,500; Mr. Sporck - 20,000; all Executive Officers and Directors as a group - 728,042.

       (2) This information as to beneficial ownership is based on a Schedule 13G/A dated February 2, 1999, filed by the State of Wisconsin Investment Board. The State of Wisconsin Investment Board has sole voting and dispositive power for all 756,000 shares.

                             EXPENSES OF THE TRANSACTION

       Whether or not the transactions contemplated by the Merger Agreement are consummated, Analogy and Avant! shall each pay their own fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof, including, without limitation, the fees and expenses of their respective counsel, accountants and other experts.

                               INDEPENDENT ACCOUNTANTS

       KPMG LLP, independent certified public accountants, are the independent accountants for Analogy. A representative of KPMG LLP will be present at the Special Meeting, will have the opportunity to make a statement if they desire to do so and will be available to answer questions. The financial statements of Analogy, Inc., incorporated by reference on Form 10-K for the year ended March 31, 1999 in this proxy statement have been audited by KPMG LLP, independent certified public accountants, to the extent and for the periods indicated in their report thereon. Such financial statements have been included in reliance upon the report of KPMG LLP dated May 7, 1999.

                     DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

       In the event the Merger is not consummated for any reason, shareholder proposals intended for inclusion in the proxy statement and form of proxy relating to the Company's 2000 annual meeting of shareholders must be received by the Company not later than February 18, 2000, pursuant to the proxy soliciting regulations of the Commission. In addition, the Company's Bylaws require that notice of shareholder proposals and nominations for director be delivered to the Secretary of the Company not less than 60 days, nor more than 90 days, prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and form of proxy for such meeting any shareholder proposal which does not meet the requirements of the Commission in effect at the time.

                                AVAILABLE INFORMATION

       Analogy files annual, quarterly and special reports, Proxy Statements and other information with the Commission. You may read and copy any reports, statements or other information we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The SEC allows us to "incorporate by reference" information into this Proxy Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that we have previously filed with the SEC under file number 0-2192. These documents contain important information about us and our finances.

       (1) Analogy's Annual Report on Form 10-K for the fiscal year ended March 31, 1999;

       (2) Analogy Quarterly Report on Form 10-Q for the quarter ended December 31, 1999;

       (3) Analogy Quarterly Report on Form 10-Q for the quarter ended September 30, 1999;

       (4) Analogy Quarterly Report on Form 10-Q for the quarter ended June 30, 1999; and

       (5) Analogy's Current Report on Form 8-K filed December 6, 1999, November 16, 1999, July 23, 1999 and May 14, 1999.

       We are also incorporating by reference all additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this Proxy Statement and the date of the Special Meeting. Any statement made in this Proxy Statement or incorporated by reference into this Proxy Statement will be modified or superseded to the extent any document subsequently filed by us with the SEC does so. Copies of any documents (without exhibits) incorporated by reference in this Proxy Statement are available without charge upon request from Nic Herriges, Corporate Secretary, Analogy, Inc., 9205 SW Gemini Drive, Beaverton, Oregon 97008, (503)626-9700.

       If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement. If you would like to request documents from us, please do so by February 29, 2000 to make sure you receive them before the Special Meeting.


              CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

       The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

       (a) certain statements concerning possible or assumed future results of operations of

       Analogy contained in "The Merger--Background of the Merger," "The Merger--Reasons for the Merger" and "The Merger--Opinion of Analogy's Financial Advisor," including any forecasts or projections referred to in this Proxy Statement, and certain statements incorporated by reference from documents filed with the Securities and Exchange Commission by Analogy, including any statements contained in this Proxy Statement, or in the documents incorporated by reference, regarding the development of possible or assumed future results of operations of Analogy's businesses, the markets for Analogy's services and products, anticipated capital expenditures, regulatory developments, competition or the effects of the Merger;

       (b) any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends" or similar expressions contained in the sections of this Proxy Statement cited above or incorporated herein; and

       (c) other statements contained or incorporated by reference in this Proxy Statement regarding matters that are not historical facts.

       Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Analogy's shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this Proxy Statement or, in the case of Analogy's documents incorporated by reference, the date of such documents.

       All subsequent written and oral forward-looking statements attributable to Analogy or persons acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Analogy does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this Proxy Statement or to reflect the occurrence of unanticipated events.

       NO PERSON HAS BEEN AUTHORIZED BY ANALOGY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ANALOGY. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, IMPLY OR CREATE ANY IMPLICATION THAT THERE HAVE NOT BEEN ANY CHANGES IN THE AFFAIRS OF ANALOGY OR IN THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SUBSEQUENT TO THE DATE HEREOF.

                                   APPENDIX A





                               AGREEMENT OF MERGER

                             DATED DECEMBER 2, 1999


                                      AMONG

                               AVANT! CORPORATION,

                              AC ACQUISITION CORP.

                                       AND

                                  ANALOGY, INC.

                               AGREEMENT OF MERGER



     This Agreement of Merger dated December 2, 1999 is entered into by AVANT! CORPORATION, a Delaware corporation (the "BUYER"), AC ACQUISITION CORP., an Oregon corporation and wholly owned subsidiary of the Buyer ("BUYER SUBSIDIARY"), and ANALOGY, INC., an Oregon corporation (the "COMPANY"). The Company is a developer and marketer of analog and mixed-technology design systems and model libraries, including without limitation the Saber and Verias simulator programs (the "BUSINESS").

         Capitalized terms used herein have the meanings stated in Section 8.

         The Buyer and the Company desire that the Buyer acquire the Company through a merger of Buyer Subsidiary with and into the Company (the "MERGER"), and the Company desires to consummate the Merger, under the terms of this Agreement.

         Therefore, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

SECTION 1 THE MERGER

         1.1 CLOSING. The closing (the "CLOSING") under this Agreement shall take place at the offices of Ater Wynne LLP within 3 business days after the satisfaction (or waiver by the party entitled to waive) of all conditions stated in Sections 4 and 5, or at such other place or on such other date as the parties may agree in writing.

         1.2 EFFECTIVE DATE OF MERGER. The Merger shall take effect upon filing of articles of merger with respect to the Plan of Merger in the form attached hereto as EXHIBIT A and incorporated herein by this reference (the "PLAN OF MERGER") with the Oregon Secretary of State in accordance with Oregon law (the "EFFECTIVE TIME").

         1.3 EFFECTS OF MERGER. The effects of the Merger are set forth in the Plan of Merger.

SECTION 2     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as otherwise set forth in the Disclosure Schedule attached hereto and incorporated herein (which Disclosure Schedule shall identify the section or sections of this Agreement to which such exceptions relate), the Company hereby represents and warrants to the Buyer as follows:

         2.1    CAPITAL STOCK.

         (a) The authorized and outstanding capital stock of the Company, as of December 1, 1999, is as follows:


          DESIGNATION OF CLASS                   SHARES          SHARES OUTSTANDING
                                               AUTHORIZED
          Common Stock, no par value            35,000,000               9,631,911

          Preferred Stock, no par value          5,000,000                       0

There is no capital stock of the Company authorized or outstanding except as stated in this Section 2.1(a). The outstanding Stock Rights of the Company are as follows:

          DESIGNATION OF STOCK RIGHT                      CLASS OF STOCK   SHARES SUBJECT TO STOCK RIGHT
          Options under 1986 Stock Option Plan                Common                               24,687

          Options under the Amended and Restated 1993
          Stock Incentive Plan                                Common                            1,578,724

          Options under 1995 Stock Option Plan for
          Nonemployee Directors                               Common                              100,000

          Warrants issued to Transamerica Business
          Credit Corporation                                  Common                               10,000

There are no Stock Rights outstanding with respect to the Company except as set forth in this Section 2.1(a), and the terms of such Stock Rights are as set forth in SCHEDULE 2.1. Except as disclosed in SCHEDULE 2.1, the Company is not a party to any stockholders agreement, registration rights agreement, repurchase agreement or other Contract with respect to capital stock or Stock Right issued or to be issued by it.

         (b) All of the issued and outstanding capital stock of the Company has been duly and validly authorized and issued and is fully paid and non-assessable, and has not been issued in violation of any preemptive or similar rights of any stockholder or any applicable securities law. Except as disclosed in SCHEDULE 2.1, no Person has any right to require the Company to redeem, purchase or otherwise reacquire any capital stock issued by the Company or any Stock Rights with respect to any capital stock issued by the Company. There are no preemptive or similar rights in respect of any capital stock of the Company except as set forth in SCHEDULE 2.1.

         (c) The Company has never declared or paid any dividend or made any distribution in respect of any of its capital stock or any Stock Rights with respect thereto. Since September 30, 1999, except as set forth in SCHEDULE 2.1, the Company has not directly or indirectly redeemed, purchased or otherwise acquired any of the capital stock issued by it or any Stock Rights with respect thereto.

         2.2 ORGANIZATION; GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of Oregon and has all requisite corporate power and authority to own, lease and operate its Properties and to conduct the Business as currently conducted. SCHEDULE 2.2 sets forth (i) each jurisdiction in which the Company is qualified to do business as a foreign corporation, (ii) the jurisdiction of incorporation of each Subsidiary and (iii) each jurisdiction in which a Subsidiary is qualified to do business as a foreign corporation. The Company and each Subsidiary is in good standing in each jurisdiction shown in SCHEDULE 2.2, and neither the Company nor any Subsidiary is required to qualify to do business as a foreign corporation in any other jurisdiction in which the failure to so qualify would have a Material Adverse Effect. The Company holds all of the outstanding shares of each Subsidiary. Neither the Company nor any Subsidiary is a partner in any general or limited partnership or a member in any limited liability company.

         2.3 AUTHORITY; ENFORCEABILITY. The Company has all requisite power and authority under applicable corporate law to execute and deliver this Agreement and to perform the transactions contemplated hereby and, subject to approval of the Plan of Merger by the stockholders of the Company as contemplated hereby (the "STOCKHOLDER APPROVAL"), to consummate the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company (subject to the Stockholder Approval), and no other approval on the part of the Company is necessary under applicable corporate law for the execution, delivery and performance of this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to general limitations on the availability of equitable remedies and the effect of bankruptcy, insolvency, reorganization and other laws of general application affecting the enforcement of creditors' rights.

         2.4 NO VIOLATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with the articles of incorporation or by-laws of the Company or any Subsidiary, or, to the knowledge of the Company, violate any Legal Requirement or Order applicable to the Company or any Subsidiary. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) require any Third-Party Action with respect to the Company or any Subsidiary under, or (ii) conflict with or constitute a default under, or result in the acceleration or right of acceleration of any obligations, or any termination or right of termination under, either (x) any Contract (other than a Designated Contract) where such failure to secure Third-Party Action, conflict, default, acceleration or termination would have a Material Adverse Effect or (y) any Designated Contract. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) result in the creation or imposition of any material Lien, claim, charge, restriction, equity or encumbrance of any kind upon or give any Person any interest or right in or with respect to any of the Properties, assets, business or Contracts of the Company or any Subsidiary otherwise than pursuant to a Designated Contract or (ii) result in the creation or imposition of any Lien, claim, charge, restriction, equity or encumbrance of any kind upon or give any Person any interest or right in or with respect to any of the Properties, assets, business or Contracts of the Company or any Subsidiary pursuant to a Designated Contract.

         2.5 SUBSIDIARIES, OTHER INTERESTS. Except as set forth in SCHEDULE 2.5, neither the Company nor any Subsidiary beneficially owns, directly or indirectly, any Equity Interest in or debt obligation (except as a creditor in the ordinary course of business and except for debt obligations of the Company or a Subsidiary as specified in SCHEDULE 2.5) of, any Person. The owner shown in
SCHEDULE 2.5 owns the interest shown free and clear of all Third-Party Rights.

         2.6    FINANCIAL STATEMENTS.

         (a) FINANCIAL STATEMENTS. Except as set forth in SCHEDULE 2.6(A), the audited consolidated balance sheets and consolidated statements of operations and retained earnings and of cash flows for the Company at and for each of the years ended March 31, 1999 (the "LAST FISCAL YEAR-END"), March 31, 1998 and March 31, 1997 (the "AUDITED STATEMENTS") and the unaudited consolidated balance sheets and consolidated statements of operations and cash flows for the Company at and for the period ended September 30, 1999 (the "INTERIM STATEMENTS" and, together with the Audited Statements, the "FINANCIAL STATEMENTS") fairly present the consolidated financial condition of the Company at the dates indicated and the consolidated results of operations and cash flows of the Company for the periods indicated in accordance with GAAP consistently applied throughout the periods indicated (except as stated therein and, in the case of the Interim Statements, the omission of certain footnote disclosures and subject to normal year-end adjustments).

         (b) CERTAIN INDEBTEDNESS. SCHEDULE 2.6(b) sets forth all obligations of the Company and its Subsidiaries with respect to borrowed money, debt securities, capitalized leases and the deferred payment of the purchase price of property or services over an original term of 6 months or more, and the Property of the Company, if any, subject to a Lien to secure any of such obligations.

         (c) ABSENCE OF CERTAIN LIABILITIES. Neither the Company nor any Subsidiary has any liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, arising out of acts or omissions heretofore occurring, or circumstances currently or heretofore existing, except: (i) as expressly set forth in this Agreement (including without limitation disclosures in the Schedules hereto); (ii) as accrued in the balance sheet included in the Interim Statements (the "INTERIM BALANCE SHEET"); (iii) for liabilities and obligations incurred since the date of the Interim Balance Sheet in the ordinary course of business consistent in nature and amount with past practice; and (iv) liabilities and obligations of a kind not required to be accrued in a balance sheet at the date hereof prepared in accordance with GAAP which individually (or in the aggregate for related events, transactions, defects or circumstances) will not subject the Company or any Subsidiary to obligations in excess of $25,000.

         (d) ABSENCE OF CERTAIN CHANGES. Since the date of the Interim Balance Sheet, except as set forth in SCHEDULE 2.6(d):

                  (i) The Company and each Subsidiary has operated their consolidated business in the ordinary course.

                  (ii) There has been no change or changes which, individually or in the aggregate, has or have had or is or are reasonably likely to have a Material Adverse Effect.

                  (iii) There has not been any damage, destruction or condemnation known to the Company with respect to Property having an aggregate net book value on the Company's consolidated books in excess of $25,000, net of any insurance recoveries.

                  (iv) There has not been any material change in the accounting methods, practices or principles of the Company.

                  (v) Neither the Company nor any Subsidiary has sold, transferred or otherwise disposed of (or agreed or committed to sell, transfer or otherwise dispose of) any Property other than the sale of inventory in the ordinary course, or canceled, compromised, released or assigned any debt or claim in its favor, where the aggregate amount of such sales, transfers, dispositions, cancellations, compromises, releases or assignments exceeds $25,000.

                  (vi) Neither the Company nor any Subsidiary has instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Agency.

                  (vii) Neither the Company nor any Subsidiary has assumed, guaranteed, endorsed or otherwise become responsible (or otherwise agreed to become responsible) for the obligations of any other Person, except for the endorsement of negotiable instruments in the ordinary course of business.

                  (viii) Neither the Company nor any Subsidiary has granted (or agreed or committed to grant) any increase in compensation or fringe benefits other than normal salary increases consistent with prior periods.

                  (ix) Neither the Company nor any Subsidiary has entered into any licensing or other Contract with regard to the acquisition or disposition of any material Intellectual Property other than non-exclusive licenses granted in the ordinary course of business consistent with past practice.

         2.7    TAXES.  Except as set forth in SCHEDULE 2.7:

         (a) The Company and each Subsidiary has properly completed and filed, within the time and in the manner prescribed by law, all Tax returns and other documents required to be filed in respect of all Taxes, and all such returns and other documents are true, correct and complete in all material respects. The Company has furnished to the Buyer copies of all income Tax returns of the Company for the past 3 years. The Company and each Subsidiary has, within the time and in the manner prescribed by law, paid all Taxes that are due and payable. The Company has established reserves on its consolidated books that are at least equal to those required by GAAP.

         (b) None (i) of such returns contained a disclosure statement under
Section 6662 of the Code or any similar provision of foreign law;

                  (ii) The Company has not received written notice from any federal or foreign taxing authority asserting any deficiency against the Company or any Subsidiary or claim for additional Taxes in connection therewith, other than any deficiency or claim which has been previously settled or for which appropriate reserves are included in the Interim Statements;

                  (iii) There is no pending action, audit, proceeding or investigation with respect to the assessment or collection of federal or foreign Taxes or a claim for refund made by the Company or any Subsidiary with respect to federal or foreign Taxes previously paid;

                  (iv) All amounts that are required to be collected or withheld by the Company and each Subsidiary with respect to federal or foreign Taxes have been duly collected or withheld, and all such amounts that are required to be remitted to any federal or foreign taxing authority have been duly remitted;

                  (v) No audit has been conducted of any federal or foreign income tax return filed by the Company or any Subsidiary. The time during which such returns remain open for examination has expired in accordance with applicable statute and regulations, except for those returns for which the normally applicable statutory/regulatory period has not yet elapsed;

                  (vi) Neither the Company nor any Subsidiary has requested nor been granted any currently effective waiver or extension of any statute of limitations with respect to the assessment or filing of any federal or foreign Tax or return with respect thereto;

                  (vii) No consent has been filed under Section 341(f) of the Code with respect to the Company or any Subsidiary;

                  (viii) The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of foreign laws or regulations) by reason of a change in accounting method nor does the Company have any knowledge that the Internal Revenue Service (or other federal or foreign taxing authority) has proposed, or is considering, any such change in accounting method; and

                  (ix) Neither the Company nor any Subsidiary is a party to or bound by nor has any continuing obligation under any tax sharing or similar agreement or arrangement with any Person.

         2.8    TITLE TO PROPERTIES.

         (a) Neither the Company nor any Subsidiary owns any real Property.

         (b) SCHEDULE 2.8(b) is a true and complete summary based on the books and records of the Company of all items of personal Property owned by the Company or any Subsidiary with a consolidated net book value at the Last Fiscal Year-End in excess of $5,000 per item.

         (c) Except as set forth in SCHEDULE 2.8(c), the Company and each Subsidiary has good title to all tangible personal Properties, in each case free and clear of all Third-Party Rights.

         (d) The Company and its Subsidiaries, taken together, own all material items of non-inventory tangible and intangible personal Property that were owned as of the Last Fiscal Year-End and used in generating the revenue shown in the audited consolidated statement of operations of the Company for the fiscal year ending on the Last Fiscal Year-End, subject to any sales or dispositions of tangible personal Property since the Last Fiscal Year-End in the ordinary course of business.

         2.9 INVENTORIES. Except as set forth in SCHEDULE 2.9, since the Last Fiscal Year-End, all sales of inventory by the Company and its Subsidiaries have been made in the ordinary course of business and no inventory has been pledged as collateral.

         2.10 ACCOUNTS RECEIVABLE. The consolidated accounts receivable of the Company and its Subsidiaries (i) are bona fide and arose from valid sales in the ordinary course of business in material conformity with all applicable Legal Requirements, (ii) are valid and binding obligations of the debtors requiring no further performance by the Company or any Subsidiary, and (iii) subject to the allowance for doubtful accounts receivable in the Interim Balance Sheet, are fully collectible and not subject to any offsets or counterclaims and do not represent guaranteed sale, sell-or-return transactions or any other similar understanding. Except as shown on SCHEDULE 2.6(b), no accounts receivable have been pledged as collateral to any Person. The amounts shown for accounts receivable in the Financial Statements reflect an allowance for doubtful accounts receivable in accordance with GAAP.

         2.11 LEASES. SCHEDULE 2.11 lists all leases, rental agreements, conditional sales contracts and other similar Contracts under which the Company or any Subsidiary leases (as lessor or lessee) any real or personal Property with rental payments exceeding $10,000 per year (collectively, the "DISCLOSABLE LEASES"). All Disclosable Leases are, in all material respects, valid and enforceable by the Company in accordance with their terms. Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party to any Disclosable Lease is in material breach thereof. The Company and each Subsidiary enjoys peaceable possession of all real estate premises subject to Disclosable Leases to which it is a party and to all personal Property subject to Disclosable Leases to which it is a party.

         2.12 FACILITIES, EQUIPMENT. The Company owns or leases all material land, buildings and equipment used in the operation of its business. The Company has not received any notice of any material violation of any Legal Requirement or Order relating to the Company's facilities which has not been corrected, and no facility of the Company is in material violation of any Legal Requirement or Order.

         2.13 INSURANCE. SCHEDULE 2.13 lists and describes briefly all binders and policies of liability, theft, life, fire and other forms of insurance and surety bonds, insuring the Company or any Subsidiary or their respective Properties, assets and business as of the date hereof. Except as noted in
SCHEDULE 2.13, all listed policies and binders insure on an occurrence, rather than claims-made, basis. All policies and binders listed in SCHEDULE 2.13 are valid and in good standing and in full force and effect and the premiums have been paid when due. Except for any claims set forth in SCHEDULE 2.13, there are no outstanding unpaid claims under such policy or binder, and, except as set forth in SCHEDULE 2.13, neither the Company nor any Subsidiary has received any notice of cancellation, general disclaimer of liability or non-renewal of any such policy or binder.

         2.14   EMPLOYMENT AND BENEFIT MATTERS.

         (a) SCHEDULE 2.14(a) lists each of the following for each employee of the Company and each Subsidiary: name, hire date and current salary. None of the employees listed on SCHEDULE 2.14(a) has given the Company or such Subsidiary notice of his or her intention to resign his or her position with the Company or such Subsidiary and neither the Company nor such Subsidiary has any present intention to terminate such employees.

         (b) SCHEDULE 2.14(b) lists all of the following items which are applicable to the Company or any Subsidiary: (i) employment Contracts with any employee, officer or director; and (ii) Contracts or arrangements with any Person providing for bonuses, profit sharing payments, deferred compensation, stock options or stock purchase rights (other than options and warrants granted pursuant to those Stock Rights listed in Section 2.1(a)), retainer, consulting, incentive, severance pay or retirement benefits, life, medical or other insurance, payments triggered by a change in control or any other employee benefits or any other payments, "fringe benefits" or perquisites which are not terminable at will without liability to the Company or any Subsidiary or which are subject to ERISA. The contracts or arrangements referred to in the foregoing clause (ii) are herein called "BENEFIT PLANS."

         (c) Neither the Company nor any of its ERISA Affiliates has any union contracts, collective bargaining, union or labor agreements or other Contract with any group of employees, labor union or employee representative(s), nor has the Company or any ERISA Affiliate ever participated in or contributed to any single employer defined benefit plan or multi-employer plan within the meaning of ERISA Section 3(37), nor is the Company currently engaged in any labor negotiations, excepting minor grievances, nor is the Company the subject of any union organization effort. The Company and each Subsidiary is in material compliance with applicable Legal Requirements respecting employment and employment practices and terms and conditions of employment, including without limitation health and safety and wages and hours. No complaint or other proceeding by or on behalf of any current or former employee or group of employees is pending against the Company or any Subsidiary before any Governmental Agency, and no claim by any current or former employee or group of employees that the Company or any Subsidiary is not in compliance with any Legal Requirement relating to employees or employment is pending against the Company or any Subsidiary. There is no labor dispute, strike, slowdown or work stoppage pending or threatened against the Company or any Subsidiary.

         (d) True and correct copies of each Benefit Plan listed in SCHEDULE 2.14(b) that is subject to ERISA (a "COMPANY ERISA PLAN") and related trust agreements, insurance contracts, and summary descriptions have been delivered or made available to the Buyer by the Company. The Company has also delivered or made available to the Buyer a copy of the most recently filed IRS Form 5500, with attached financial statements and accountant's opinions, if applicable, for each Company ERISA Plan. The Company has also delivered or made available to the Buyer a copy of, in the case of each Company ERISA Plan intended to qualify under Section 401(a) of the Code, the most recent Internal Revenue Service letter as to its qualification under Section 401(a) of the Code. Nothing has occurred prior to or since the issuance of such letters to cause the loss of qualification under the Code of any of such plans.

         (e) With respect to each Company ERISA Plan, (i) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, (ii) each Company ERISA Plan has been administered in accordance with its terms and in material compliance with all Legal Requirements (including without limitation ERISA and the Code), (iii) the Company (or, as appropriate, an ERISA Affiliate) has prepared in good faith and timely filed all requisite governmental reports in true and correct form and has properly and timely filed and distributed or posted all notices and reports to participants and beneficiaries required to be filed, distributed or posted, (iv) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against any Company ERISA Plan or against the Company with respect to any Company ERISA Plan, including without limitation any audit or inquiry by the Internal Revenue Service or United States Department of Labor, (v) the Company and each ERISA Affiliate have performed all material obligations required to be performed by them under, and are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation of, any Company ERISA Plan, (vi) neither the Company nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA, (vii) all contributions required to be made by the Company or any ERISA Affiliate have been made on or before their due dates,
(viii) no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred, (ix) no Company ERISA Plan is covered by, and neither the Company nor any ERISA Affiliate has incurred or expects to incur any material liability under, Title IV of ERISA or Section 412 of the Code, and (x) neither the Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multi-employer plan" as defined in Section 3(37) of ERISA.

         (f) The Company has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder,
(ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the temporary regulations thereunder. The Company has no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder.

         (g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or other ERISA Affiliate relating to, or change in participation or coverage under, any Benefit Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Audited Statements.

         (h) SCHEDULE 2.14(h) contains a true and correct list of each employee, director or consultant who holds any stock option as of the date hereof, together with (i) the number of shares of Company Common Stock subject thereto,
(ii) the date of grant, (iii) the extent to which such stock option is currently vested and, to the extent such stock option is not fully vested, the vesting schedule, (iv) the exercise price, (v) whether such stock option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and (vi) the expiration date of such stock option. SCHEDULE 2.14(h) also sets forth the aggregate number of ISO's and nonqualified stock options outstanding as of the date hereof.

         (i) Neither the Company nor any Subsidiary is a party to any Contract or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, as to which any benefits will be increased, or the vesting of benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any benefits will be calculated on the basis of any of the transactions contemplated by this Agreement.

         (j) Except as disclosed in SCHEDULE 2.14(j), the Company and its ERISA Affiliates do not maintain any plans providing benefits within the meaning of
Section 3(1) of ERISA (other than group health plan continuation coverage under Section 601 of ERISA and 4980B(f) of the Code) to former employees or retirees.

         (k) All Benefit Plans are in compliance with, and satisfy the requirements of, the Family and Medical Leave Act of 1993.

         2.15 CONTRACTS. Except as shown on SCHEDULES 2.11 and 2.15, and except for Contracts fully performed or terminable at will without liability to the Company, neither the Company nor any Subsidiary is a party to any Contract which contemplates performance by the Company or such Subsidiary during a remaining period of more than 180 days or involves remaining commitments for sale or purchase in excess of $25,000. True and complete copies of each Contract disclosable on SCHEDULE 2.15 (a "DISCLOSABLE CONTRACT") have been delivered to the Buyer. Each Disclosable Contract is, in all material respects, valid and enforceable by the Company in accordance with its terms. Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party to any Disclosable Contract is in material breach thereof.

         2.16 OFFICERS AND DIRECTORS. SCHEDULE 2.16 is a true and complete list of:

         (a) the names and addresses of each of the Company's and each Subsidiaries' officers and directors;

         (b) the name of each bank or other financial institution in which the Company or any Subsidiary has an account, deposit or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and

         (c) the name of each bank or other financial institution in which the Company or any Subsidiary has a line of credit or other loan facility.

         2.17 CORPORATE DOCUMENTS. The Company has furnished or made available to the Buyer or its representatives true, correct and complete copies of (i) the articles or certificate of incorporation and by-laws of the Company and each Subsidiary, (ii) the minute books of the Company and each Subsidiary containing all records required to be set forth of all proceedings, consents, actions and meetings of the stockholders and board of directors of the Company or such Subsidiary; and (iii) all material Permits and Orders with respect to the Company and any Subsidiary.

         2.18   LEGAL PROCEEDINGS.

         (a) There is no action, suit, proceeding or investigation pending in any court or before any arbitrator or before or by any Governmental Agency against the Company or any Subsidiary or any of their respective Properties or businesses, and to the knowledge of the Company, there is no such action, suit, proceeding or investigation threatened.

         (b) Neither the Company nor any Subsidiary has ever been notified in writing that it has been subject to an audit, compliance review, investigation or like contract review by the U.S. General Services Administration or any other Governmental Entity or agent thereof in connection with any government contract (a "GOVERNMENT AUDIT"). To the Company's knowledge, no Government Audit is threatened and no basis exists for a finding of noncompliance with any material provision of any government contract or for a material refund of any amounts paid or owed to the Company or any Subsidiary by any Governmental Entity pursuant to such government contract.

         2.19 COMPLIANCE WITH INSTRUMENTS, ORDERS AND LEGAL REQUIREMENTS. Neither the Company nor any Subsidiary is in material violation of, or in default in any material respect with respect to, any term or provision of its articles or certificate of incorporation or bylaws, or, to the knowledge of the Company, any Order or any Legal Requirement applicable to the Company or such Subsidiary.

         2.20 PERMITS. The Company and each Subsidiary holds all Permits material to the conduct their consolidated business as and where now conducted. To the knowledge of the Company, there is not pending nor threatened any proceedings to terminate, revoke, limit or impair any material Permit.

         2.21   INTELLECTUAL PROPERTY.

         (a) "COMPANY INTELLECTUAL PROPERTY" means Intellectual Property used in the business of the Company and its Subsidiaries as currently conducted or as presently planned to be conducted, including without limitation, the development, licensing and use of the programs and model libraries currently being marketed (the "PROGRAMS"), other than Third-Party Intellectual Property. Except as set forth on SCHEDULE 2.21(a) and except for Third-Party Intellectual Property licensed to the Company or a Subsidiary pursuant to an agreement listed in SCHEDULE 2.21(c)(ii), the Company or a Subsidiary owns, solely and exclusively, and free and clear of any Third-Party Right, all title to and rights in all Intellectual Property that is used in the business of the Company and its Subsidiaries as currently conducted or as presently planned to be conducted, including without limitation, the development, licensing and use of the Programs. "INTELLECTUAL PROPERTY" means patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyright registrations, copyrights, and any applications for any of the foregoing, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, computer software programs or applications (in both source code and object code form), development documentation, programming tools, data, technical information, and tangible or intangible proprietary information or material. "THIRD-PARTY INTELLECTUAL PROPERTY" means

Intellectual Property owned in whole or in part by any Person other than the Company or a Subsidiary.

         (b) SCHEDULE 2.21(b) lists all patents, patent applications, trademarks, trade names, service marks and copyrights included in the Company Intellectual Property which have been registered, issued or applied for and the jurisdictions in which such Company Intellectual Property right has been issued, registered or applied for.

         (c) SCHEDULE 2.21(c)(i) lists those licenses, sublicenses and other agreements, written or unwritten, to which the Company or any Subsidiary is a party pursuant to which any Person is authorized to use, resell, sublicense or market or distribute any product currently marketed or presently planned to be marketed by the Company or a Subsidiary or any component or predecessor of any such product and which have accounted for gross revenue in excess of $500,000 in the aggregate during the three (3) years ended September 30, 1999. SCHEDULE 2.21(c)(ii) lists all written, and all material unwritten, licenses, sublicenses and other agreements to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary is authorized to use, resell or distribute any Third-Party Intellectual Property, including without limitation software, opensource, freeware, shareware and hardware, which are incorporated in or are a part of any products which the Company or any Subsidiary has sold, resold, licensed or sublicensed, or which is material to the current operations of the Company and its Subsidiaries, other than (in the case of Third-Party Intellectual Property used internally only and not embedded in products shipped to customers) readily-obtainable standard products. The Company and each Subsidiary has, and at the relevant times in the past had, all necessary rights to resell or distribute any hardware and software of a third party which it resells or distributes or has resold or distributed. Neither the Company nor any Subsidiary is in material violation of any license, sublicense or agreement described in SCHEDULE 2.21(c)(i) OR (ii). To the knowledge of the Company, neither the Company nor any Subsidiary, or any of the products or operations of either, is in material violation of or materially infringes any Third-Party Intellectual Property. Except as set forth on SCHEDULE 2.21(c)(i) OR (ii), neither the Company nor any Subsidiary has received any claim that it has lost or will lose any rights of the Company or any Subsidiary under any licenses to Third-Party Intellectual Property to which the Company or such Subsidiary is a party. The execution and delivery of this Agreement by the Company and, except as set forth in SCHEDULE 2.21(c)(ii), the consummation of the transactions contemplated hereby will neither cause the Company or any Subsidiary to be in violation or default under any such license, sublicense or agreement nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as listed on SCHEDULE 2.21(c)(i) and for the Company's commercially available products and pre-production and beta products licensed in the ordinary course of business, neither the Company nor any Subsidiary has assigned or licensed to any third party any right, title or interest in the Company Intellectual Property. Except as listed on SCHEDULE 2.21(c)(ii), neither the Company nor any Subsidiary is contractually obligated to pay any compensation to any third party for the use of the Company Intellectual Property or the Third-Party Intellectual Property.

         (d) To the Company's knowledge there is no material unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property or any Third-Party Intellectual Property licensed by or through the Company by any third party, including without limitation any employee or former employee of the Company or any Subsidiary. Neither the Company nor any Subsidiary has entered into any agreement to indemnify any other person against any charge of infringement of any Third-Party Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

         (e) To the Company's knowledge, all patents, registered trademarks, registered service marks and registered copyrights held by the Company and its Subsidiaries are valid and subsisting. To the Company's knowledge, there is no assertion or claim (or basis therefor) challenging the validity of any Company Intellectual Property. Neither the Company nor any Subsidiary has been sued in any suit, action or proceeding, or otherwise notified of any claim, which involves a claim of infringement of any patent, trademark, service mark, copyright or violation of any trade secret or other proprietary right of any third party. Neither the conduct of the business of the Company and its Subsidiaries as currently conducted nor the manufacture, sale, licensing or use of any of the products of the Company and its Subsidiaries as now manufactured, sold or licensed or used, infringes on or conflicts with, in any way, any trademark, trademark right, trade name, trade name right, service mark or copyright, or, to the Company's knowledge, any patent, patent right, industrial model or invention, of any third party that individually or in the aggregate has or is reasonably likely to have a Material Adverse Effect. To the Company's knowledge and except as set forth on SCHEDULE 2.21(e), no third party is challenging the ownership by the Company nor any Subsidiary, or the validity or effectiveness of, any of the Company Intellectual Property. Neither the Company nor any Subsidiary has brought any action, suit or proceeding for infringement of Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any third party. There are no pending, or to the Company's knowledge, threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of the Company or any Subsidiary. Except as set forth on SCHEDULE 2.21(e), to the Company's knowledge, there is no breach or violation by a third party of, or actual or threatened, loss of rights under, any licenses to which the Company is a party.

         (f) Except as set forth in SCHEDULE 2.21(f), the Company or a Subsidiary has secured written assignments from all current and former consultants and employees who contributed to the creation or development of the Company Intellectual Property currently being provided or marketed, or presently planned to be provided or marketed, to customers or currently being used by the Company or a Subsidiary of the rights to such contributions that the Company or such Subsidiary does not already own by operation of law, recognizing the Company's or Subsidiary's ownership of all such Company Intellectual Property and agreeing to hold such of it as is not protected by patents, patent applications or copyright ("CONFIDENTIAL INFORMATION") in confidence and not to use any Confidential Information except in connection with such consultant's or employee's work for the Company or a Subsidiary. No current or former consultant or employee has claimed any rights to, interest in or rights to compensation for use of any of the Company Intellectual Property currently marketed or currently proposed to be marketed, by the Company or any Subsidiary.

         (g) The Company and each of its Subsidiaries has taken all commercially reasonable steps to protect and preserve the confidentiality of all Confidential Information. Except as set forth on SCHEDULE 2.21(g)(i), all use, disclosure or appropriation of Confidential Information by or to a third party has been pursuant to the terms of a written confidentiality or nondisclosure agreement between the Company or any Subsidiary and such third party. SCHEDULE 2.21(g)(ii) contains copies of the Company's standard forms of confidentiality and nondisclosure agreement. Except as disclosed in SCHEDULE 2.21(g)(iii) (which lists those agreements containing material variations from the standard forms of confidentiality and nondisclosure agreement), as of the date hereof, the Company has not entered into any confidentiality and nondisclosure agreement which contains terms materially different than as set forth in the standard forms of such agreements contained in SCHEDULE 2.21(g)(ii).

         (h) SCHEDULE 2.21(h) lists (including names, addresses, contact names, telephone numbers and termination date and next renewal date) all Contracts or other arrangements currently in effect pursuant to which the Company or any Subsidiary is obligated to provide installation, maintenance or other support services (collectively, the "SUPPORT AGREEMENTS"). Except for any nonstandard maintenance agreements specified as such in SCHEDULE 2.21(h), all of the Support Agreements are in all material respects in the form of the license agreement identified as the standard maintenance agreement set forth in SCHEDULE 2.21(h). The versions of the products currently supported by the Company are set forth in
SCHEDULE 2.21(h).

         (i) There are no material defects in the Company's products, and there are no material errors in any documentation, specifications, manuals, user guides, promotional material, internal notes and memos, technical documentation, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of the Company's or its Subsidiaries' products, which defects or errors have or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. To the Company's knowledge, the current versions of the Programs, including, without limitation, any time-and-date-related codes, data entry features and internal subroutines thereof, (a) automatically accommodate the change in the date from December 31, 1999 to January 1, 2000 without negatively affecting the Programs' performance; and (b) accurately accept, reflect and calculate all dates that are relevant to the Programs' performance, when used with products that properly exchange date data with the Programs.

         (j) SCHEDULE 2.21(j) lists, as of the date hereof, all written agreements or other arrangements under which the Company or any Subsidiary has provided or agreed to provide source code of any Program or any other Company Intellectual Property to any third Person, whether pursuant to escrow arrangements or otherwise.

         (k) The Company has made available to the Buyer copies of the Company's standard forms of end-user license. Except as disclosed in SCHEDULE 2.21(k), as of the date hereof, the Company has not entered into any end-user license in the last three (3) years involving payments to the Company in excess of $25,000 which contains terms materially different than as set forth in the standard forms of such agreements made available to the Buyer.

         (l) No government funding or university or college facilities were used in the development of any Program and no Program was developed pursuant to any contract or other agreement with any person or entity except pursuant to contracts or agreements listed in SCHEDULE 2.21(l).

         (m) The Company has no customer warranty obligations currently if effect other than as set forth in end-user agreements listed in SCHEDULE 2.21(k). The Company categorizes quality assurance incidents reported by its Subsidiaries or its Subsidiaries' customers into the following categories:
Priority 1 - an inherently essential product feature or application is not available or functioning; Priority 2 - problem adversely affects completion of task, no workaround solution exists; Priority 3 - final output of a process is correct but other errors exist; and Priority 4 - errors which do not affect the accuracy of the delivered product or that are cosmetic. SCHEDULE 2.21(m) lists all currently pending Priority 1 and 2 items related to products currently or previously marketed by the Company or a Subsidiary and the nature thereof that are pending or were made within the past twelve months. Except as set forth in
SCHEDULE 2.21(m), to the knowledge of the Company, the Company has not made any material oral or written representations or warranties with respect to its products or services.

         (n) Except as set forth in SCHEDULE 2.21(n), neither any single customer of the Company which individually accounted for more than five percent (5%) or over $1 million of the Company's gross revenue during the thirty-six
(36) months ended September 30, 1999 nor any material supplier of the Company has cancelled or threatened to cancel its relationship with the Company.

         2.22 CAPITAL EXPENDITURES. SCHEDULE 2.22 sets forth, by nature and amount, all budgeted capital expenditures of the Company and its Subsidiaries for which commitments have been or are budgeted to be made, or for which payments or current liabilities have been made or incurred or are budgeted to be made or incurred, after the Last Fiscal Year-End in excess of $5,000.

         2.23 ENVIRONMENTAL MATTERS. There are no Hazardous Materials used or present at any location used by the Company or a Subsidiary or any predecessor entity of either in the conduct of the Business, except for any Hazardous Materials constituting normal office supplies. To the knowledge of the Company, no location currently or previously used by the Company or a Subsidiary or any predecessor entity of either is contaminated by any Hazardous Material or was previously used for any purpose other than office space. There are no environmental materials or conditions, including on-site or off-site disposal or releases of Hazardous Materials that could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no event has occurred and no activity has been or is being conducted by the Company, a Subsidiary or any other Person which has resulted or could reasonably result in contamination of any location currently or previously used by the Company or a Subsidiary or any predecessor entity of either by any Hazardous Material. Neither the Company, any Subsidiary nor any predecessor entity of either has received any written communication from any Governmental Entity alleging that the Company, Subsidiary or predecessor entity or any premises currently or previously occupied by any of such Persons is contaminated by any Hazardous Materials or in violation of any Environmental Requirement. To the knowledge of the Company, no Government
Agency has commenced any investigation or proceeding with respect to the contamination of any location currently or previously used by the Company or a Subsidiary or any predecessor entity of either by any Hazardous Material.

         2.24 ILLEGAL PAYMENTS. To the best knowledge the Company, none of the Company, any Subsidiary or any director, officer, employee, or agent of the Company or any Subsidiary has, directly or indirectly, paid or delivered any fee, commission, or other sum of money or item of property however characterized to any broker, finder, agent, government official, or other person, in the United States or any other country, in any manner related to the business or operations of the Company or any Subsidiary, which the Company, any Subsidiary or any such director, officer, employee, or agent knows or has reason to believe to have been illegal under any law.

         2.25 SEC INFORMATION. Except as set forth in SCHEDULE 2.25, as of their respective filing dates (except as thereafter amended) all documents that the Company has filed with the SEC (the "COMPANY SEC DOCUMENTS") have complied in all material respects with the applicable requirements of the Act or the Exchange Act, as the case may be, and none of the Company SEC Documents has contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading except to the extent corrected by a subsequently filed Company SEC Document filed prior to the date hereof.

         2.26   BOARD OF DIRECTORS APPROVAL; FAIRNESS OPINION.

         (a) The members of the Board of Directors of the Company present at the meeting called to discuss the Merger have unanimously approved this Agreement and the Plan of Merger and unanimously recommended this Agreement and the Plan of Merger to the Company's stockholders. Such approval and recommendation have not been modified or withdrawn and are in full force and effect on the date hereof. The Company's financial adviser, Broadview Int'l LLC, has rendered its opinion to the Board of Directors of the Company that the consideration to be received in the Merger is fair to the Company's stockholders from a financial point of view. Prior to the Company's entry into this Agreement, each of the Company's officers and directors has entered into a voting agreement with the Buyer to vote all Shares beneficially owned by such officer or director in favor of the Merger.

         (b) The transactions contemplated by this Agreement (i) are not subject to the "fair price," "moratorium," "control share acquisition" or other similar statute (a "TAKEOVER STATUTE") of any jurisdiction other than the State of Oregon. The Oregon Control Share
Act is not applicable to the Merger by virtue of ORS 60.801(4)(e)(F), which exempts a merger effected in compliance with ORS 60.481 to 60.501. The Oregon Business Combination statute does not apply to the Merger because the Merger has been approved by the Company's Board of Directors. There are no other Takeover Statutes of the State of Oregon applicable to the Company or any Subsidiary.

         2.27 NO DISSENTERS' RIGHTS. No stockholder of the Company is entitled to exercise or obtain any form of dissenters' rights under the Oregon Business Corporation Act ("OBCA").

         2.28 OPTION SUBSTITUTION. No Person holding an option issued under the Company's Amended and Restated 1993 Stock Incentive Plan may, pursuant to the terms of such plan, object to the substitution of such options with options of the Buyer as set forth in Section 3.2 of the Plan of Merger.

         2.29 EMPLOYEE STOCK PURCHASE PLAN. The Company has taken all necessary action to provide that (i) the number of Company common shares available for issuance under the Company's 1996 Employee Stock Purchase Plan, as amended (the "STOCK PURCHASE PLAN"), has been increased from 300,000 to 600,000, (ii) the current offering period under the Stock Purchase Plan shall be terminated as of the earliest date after the required notice has been provided to each participant in the Stock Purchase Plan (the "PLAN TERMINATION DATE"), (iii) each participant in the Stock Purchase Plan on the date hereof shall be deemed to have exercised his or her Purchase Right (as defined in the Stock Purchase Plan) on the Plan Termination Date and shall acquire from the Company (a) such number of whole shares of Company Common Stock as his or her accumulated payroll deductions on the Plan Termination Date will purchase at the Offering Exercise Price (as defined in the Stock Purchase Plan)(treating the last business day prior to the Plan Termination Date as the "Purchase Date" for all purposes of the Stock Purchase Plan) and (b) cash in the amount of any remaining balance in such participant's account, and (iv) the Stock Purchase Plan shall be terminated effective as of the Plan Termination Date.

         2.30 TRANSFERS OF TECHNOLOGY. The Company has not licensed or otherwise transfered any versions of the Verias Simulator to any foreign firms or institutions, other than those transfers made in executable code form, all of which will be disclosed to DARPA.

         2.31 REPRESENTATIONS. No representation or warranty by the Company in this Agreement (including without limitation the Schedules and Exhibits attached hereto), or in any document furnished by the Company at the Closing pursuant hereto contains any untrue statement of a material fact or omits to state a fact necessary to make the statements contained in such representation or warranty not misleading.

SECTION 3     REPRESENTATIONS AND WARRANTIES OF BUYER

         The Buyer hereby represents and warrants to the Company that, on and as of the date hereof:

         3.1 ORGANIZATION, STANDING OF BUYER AND BUYER SUBSIDIARY. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon. The Buyer and Buyer Subsidiary have full power and authority under applicable corporate law to own, lease and operate their Properties and to carry on the business in which they are engaged.

         3.2 AUTHORITY; ENFORCEABILITY. The Buyer and Buyer Subsidiary have all necessary power and authority under applicable corporate law to execute, deliver and perform their obligations under this Agreement. The execution, delivery and performance of this Agreement by the Buyer and Buyer Subsidiary has been duly authorized by all necessary action under applicable corporate law. This Agreement constitutes a legal, valid and binding obligation of the Buyer and Buyer Subsidiary, enforceable in accordance with its terms, subject to general limitations on the availability of equitable remedies and the effect of bankruptcy, insolvency, reorganization and other laws of general application affecting the enforcement of creditors' rights. The execution, delivery and performance of this Agreement by the Buyer and Buyer Subsidiary and the consummation by the Buyer and Buyer Subsidiary of all of the transactions contemplated hereby, (x) do not require any Third-Party Action relating to the Buyer or Subsidiary except those listed on SCHEDULE 3.2, (y) do not violate any Legal Requirement or Order applicable to the Buyer or Buyer Subsidiary and (z) do not conflict with or constitute a default (with or without the giving of notice or the passage of time or both) under, or result in any acceleration or right of acceleration of any obligations under, any Contract to which the Buyer or Buyer Subsidiary is a party, where, in each case, the absence of such Third-Party Action or such violation, conflict, default or acceleration would in any way adversely affect the transactions contemplated hereby.

         3.3 LITIGATION. There are no claims, actions, suits or other proceedings pending, or to the knowledge of the Buyer, threatened, at law or in equity, by or before any Governmental Agency or any arbitrator against the Buyer which could reasonably be expected to have an adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

         3.4 PROXY MATERIALS. All of the information to be furnished by the Buyer or Buyer Subsidiary for inclusion in the Proxy Statement will not, on the date it is first mailed to the Company's stockholders, and on the date of the Company's stockholders' meeting, contain any statement which is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4     CONDITIONS TO OBLIGATIONS OF BUYER AND BUYER SUBSIDIARY AT CLOSING

         The obligations of the Buyer and Buyer Subsidiary hereunder to be performed at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, except for any condition the Buyer may waive in writing in accordance with Section 7.3.

         4.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Section 2 shall have been true in all material respects on the date of this Agreement and shall be true in all material respects at and as of immediately prior to the Closing with the same effect as though made at and as of immediately prior to the Closing. The updating of Schedules to disclose nonmaterial changes in the underlying matters disclosed therein occurring from the date hereof to the Effective Time shall not constitute a failure of the condition set forth in this Section 4.1.

         4.2 PROXY STATEMENT. The Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and shall not, at the time of (i) first mailing thereof or (ii) the stockholders' meeting to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that this condition shall not apply with respect to information supplied by the Buyer or any affiliates or representatives of the Buyer for inclusion in the Proxy Statement.

         4.3 CLOSING CERTIFICATE. The Company shall have delivered to the Buyer its certificate dated the date of the Closing that the conditions specified in Sections 4.1, 4.2 and 4.4 are satisfied. Such certificate shall be deemed a representation and warranty of the Company under Section 2 for all purposes of this Agreement.

         4.4 PERFORMANCE. The Company shall have performed and complied in all material respects with all covenants required herein to be performed or complied with by it on or before the Closing.

         4.5    STOCKHOLDER APPROVAL.    The Stockholder Approval shall have
been given.

         4.6 THIRD-PARTY ACTION. All Third-Party Action required under the Designated Contracts in order to consummate the Closing on the terms hereof shall have been taken, and all Third-Party Action required (other than under the Designated Contracts) in order to consummate the Closing on the terms hereof, other than any such Third-Party Actions which in the aggregate would not have a Material Adverse Effect, shall have been taken, and the Hart-Scott waiting period shall have expired.

         4.7 OPINION OF COUNSEL. The Buyer shall have received from Ater Wynne LLP, counsel to the Company, an opinion dated the date of the Closing, in form and substance substantially as set forth in EXHIBIT B.

         4.8 TRANSACTIONAL LITIGATION. No action, suit or proceeding before any Governmental Agency shall have been commenced and not dismissed, and no investigation by any Governmental Agency shall have been commenced or overtly threatened, against the Company, the Buyer, Subsidiary, or any of their respective principals, officers, directors or shareholders seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

         4.9 INTERIM EVENTS. None of the events listed in Sections 6.8(a) through (v) shall have occurred without the Buyer's written consent.

         4.10 MANAGEMENT CHANGES, TECHNICAL EMPLOYEES. No change in the executive management of the Company as listed on SCHEDULE 4.10(a) shall have occurred from the date hereof, and not less than 80% of the Company's employees listed on SCHEDULE 4.10(b) shall have indicated to the Buyer, in form reasonably satisfactory to the Buyer, their intention to continue their employment with the Company or the Buyer on substantially their current terms following the Merger.

         4.11 EMPLOYMENT AND NONCOMPETITION AGREEMENTS. The individuals designated in SCHEDULE 4.11 shall have entered into (i) employment agreements with the Buyer in form satisfactory to the Buyer, in replacement of the employment agreements, if any, currently in effect between each of them and the Company and (ii) proprietary information and noncompetition agreements with the Buyer substantially in the form attached as EXHIBIT C.

         4.12 OPTION HOLDER APPROVAL. At least 75% of the Company employees who hold options to acquire Shares as of the date hereof under the Company's 1986 Stock Option Plan shall have agreed to accept options to acquire shares of the Buyer's common stock (issued under the Buyer's 1995 Stock Option / Stock Issuance Plan) in substitution for such Company stock options held by such employees as of the date hereof.

         4.13 NONEMPLOYEE OPTION CONSENTS. The Company shall have obtained the consent (i) of those option holders, if any, described in Section 3.1 of the Plan of Merger to the conversion of such options into the right to receive the Spread Amount (as defined in the Plan of Merger) and (ii) of all option holders under the 1995 Stock Option Plan for Nonemployee Directors to the cancellation of all options under such plan.

         4.14 FINANCIAL STATEMENT COMPLIANCE. The Buyer shall have received confirmation from its outside auditors, KPMG Peat Marwick LLP, reasonably satisfactory to the Buyer, that the Financial Statements are satisfactory in form for inclusion in the Buyer's SEC filings, both for reporting the Merger and on a going forward basis.

         4.15 CORPORATE AND OTHER PROCEEDINGS. All corporate and other proceedings on the part of the Company in connection with the transactions to be consummated at the Closing, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to the Buyer.

         4.16 CANCELLATION OF COMPANY 401(k) PLAN. The Company shall have canceled its 401(k) Plan effective as of prior to the Closing. The Company has provided the Buyer with a copy of the most recent determination letter issued by the Internal Revenue Service with regard to the Plan. The parties acknowledge and agree that the Company will cancel its 401(k) Plan as of December 31, 1999 and pay any matching funds due to the accounts of the 401(k) Plan participants (in accordance with the amounts accrued in the Financial Statements) at that time. The Company's 401(k) Plan shall remain in effect to the extent necessary to permit the rollover of all funds held by the Plan's participants.

         4.17 OFFICER AND DIRECTOR RESIGNATIONS. All officers and directors of the Company shall have submitted their resignations in writing, effective as of the Effective Time.

         4.18 ADVISORY OPINION. The Company shall have received a written advisory opinion from the United States Department of Commerce, in form satisfactory to the Buyer in its reasonable discretion, stating that the Saber Simulator and the Verias Simulator, and all models provided in the Company's model library, have an ECCN of 3D991. As a result of such ECCN classification, the Company did not ship either simulator product into any jurisdiction where an export license was required.

         4.19 DARPA LETTER. The Company shall have received a written letter of assurance from the United States Defense Advanced Research Projects Agency ("DARPA"), in form satisfactory to the Buyer in its reasonable discretion, stating that (i) any past transfers to foreign firms or institutions by the Company of any versions of the Verias Simulator in executable code format did not constitute a breach of the terms of the DARPA Agreement and based on such transfers DARPA will not assert any rights to a royalty on commercial products which included the Verias Simulator, (ii) DARPA will not discriminate in awarding funding to the Buyer in the future as the result of any past transfers to foreign firms or institutions by the Company of any versions of the Verias Simulator in executable code format and (iii) no other monetary fines, reimbursement of funds or rights to royalties will be assessed or demanded by DARPA against the Company based on facts disclosed to DARPA.

SECTION 5     CONDITIONS TO COMPANY'S OBLIGATIONS AT CLOSING

         The obligations of the Company hereunder to be performed at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, except for any condition the Company may waive in accordance with
Section 7.3.

         5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Buyer contained in Section 3 shall have been true in all material respects on the date of this Agreement and shall be true in all material respects at and as of immediately prior to the Closing with the same effect as though made at and as of immediately prior to the Closing.

         5.2 CLOSING CERTIFICATE. The Buyer shall have delivered to the Company a certificate dated the date of the Closing that the conditions specified in Sections 5.1 and 5.3 are satisfied. Such certificate shall be deemed a representation and warranty of the Buyer under Section 3 for all purposes of this Agreement.

         5.3 PERFORMANCE. The Buyer shall have performed and complied in all material respects with all covenants required herein to be performed or complied with by the Buyer on or before the Closing.

         5.4 STOCKHOLDER APPROVAL. The Stockholder Approval shall have been given.

         5.5 THIRD-PARTY ACTION. All Third-Party Action required in order to consummate the Closing on the terms hereof, other than any the absence of which in the aggregate would not have a material effect on the transactions contemplated hereby, shall have been taken, and the Hart-Scott waiting period shall have expired.

         5.6 OPINION OF COUNSEL. The Company shall have received from McCutchen, Doyle, Brown & Enersen LLP, counsel to the Buyer, an opinion dated the date of the Closing, in form and substance substantially as set forth in EXHIBIT D.

         5.7 TRANSACTIONAL LITIGATION. No action, suit or proceeding before any Governmental Agency shall have been commenced, and no investigation by any Governmental Agency shall have been commenced or overtly threatened, against the Company, the Buyer, Buyer Subsidiary or any of their respective principals, officers, directors or stockholders seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

         5.8 CORPORATE AND OTHER PROCEEDINGS. All corporate and other proceedings on the part of the Buyer and Buyer Subsidiary in connection with the transactions to be consummated at the Closing, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to the Company.

SECTION 6     COVENANTS OF COMPANY, BUYER SUBSIDIARY AND BUYER

         6.1 NON-DISCLOSURE. Each party agrees not to divulge or communicate, or use for any purpose other than evaluating this transaction or exercising rights as a party hereto, any information or materials concerning this Agreement, the negotiation between the parties hereto and the transactions contemplated hereby, except to the extent that such information (w) is or hereafter becomes lawfully obtainable from other sources, (x) is required to be disclosed to a Governmental Agency having jurisdiction over the party or its Affiliates, (y) is otherwise required by law to be disclosed or (z) is disclosed following a waiver in writing from the other parties. Promptly after the date hereof and after the Effective Time, the Buyer and the Company will issue a mutually agreeable press release concerning the transactions contemplated hereby. The parties hereto will consult and cooperate with each other and agree upon the terms and substance of all press releases, announcements and public statements with respect to this Agreement and the Merger, PROVIDED, HOWEVER, that such consultation and cooperation shall not interfere with any obligation of either party hereto to disclose any information as required by applicable law. Any press release or other announcement by any party with respect to the Merger will be subject to the consent and approval of the other party, which consent or approval will not be unreasonably withheld. The parties also hereby ratify and confirm the confidentiality letter dated October 19, 1999, which shall continue in effect.

         6.2 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement or any instrument delivered pursuant to this Agreement will expire at and shall not survive the Effective Time, and the Surviving Corporation (as defined in the Plan of Merger) shall have no liability with respect to any such representation or warranty and shall not be subject to any contribution, indemnity or similar claims with respect thereto by any Person. However, nothing in this Section 6.2 will relieve any Person from liability for his, her or its knowing personal fraud.

         6.3    TERMINATION OF THIS AGREEMENT; TERMINATION FEES.

         (a) If any condition of the Closing stated in Section 4 is not satisfied on or before March 31, 2000, then, provided the Buyer is not in material default hereunder, the Buyer may at any time thereafter terminate any further obligations under this Agreement by giving written notice thereof to the Company. If any condition of the Closing stated in Section 5 is not satisfied on or before such date, then, provided the Company is not in material default hereunder, the Company may at any time thereafter terminate any further obligations under this Agreement by giving written notice thereof to the Buyer. This Agreement may be so terminated, or terminated by mutual agreement of the parties upon the authorization of their respective boards of directors, notwithstanding approval of this Agreement by the stockholders of any or all parties. Furthermore, this Agreement may be terminated by either party if any Governmental Agency shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall use their reasonable business efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Merger, and such injunction shall have become final and non-appealable.

         (b) In addition, the Board of Directors of the Company may terminate this Agreement pursuant to Section 6.6(e) in the circumstances there specified if, simultaneously with such termination, the Company pays the Buyer $1,000,000 by wire transfer of immediately available funds.

         (c) In the event the Board of Directors of the Company withdraws or modifies its approval or recommendation of the Merger or approves or recommends a Superior Proposal pursuant to Section 6.6(e), or the Merger is voted down by the Company's stockholders, or this Agreement is terminated by the Buyer prior to the Effective Time after the date specified in Section 6.3(a) for failure to satisfy the conditions specified in Section 4 herein (except for the conditions specified in Sections 4.6, 4.8 (if the suit or proceeding primarily alleges a Buyer legal deficiency), 4.10, 4.11, 4.12, 4.14, 4.15, 4.18 or 4.19), or this
Agreement is terminated by the Company prior to the Effective Time after the date specified in Section 6.3(a) for failure to satisfy the conditions specified in Sections 5.4, 5.5 or 5.7 (if the suit or proceeding primarily alleges a Company legal deficiency), or if this Agreement is terminated by the Buyer due to a material breach hereof by the Company, and in any such case a Third-Party Transaction is announced within 12 months after such withdrawal, modification, approval, recommendation, vote or termination which is thereafter consummated (or is consummated within such 12-month period, irrespective of any announcement), the Company will, simultaneously with such consummation, pay the Buyer $1,000,000 by wire transfer of immediately available funds.

         (d) In the event the Board of Directors of the Company withdraws or modifies its approval or recommendation of the Merger or approves or recommends a Superior Proposal pursuant to Section 6.6(e), or the Merger is voted down by the Company's stockholders, the Buyer may, at any time thereafter, at its sole option by notice given to the Company, terminate any obligation on its or the Buyer Subsidiary's part to consummate the Merger. Any such termination will not affect the Buyer's rights under Section 6.3(c), or, in the case of breach by the Company, be in lieu of or adversely affect in any way any right or remedy otherwise available to the Buyer.

         (e) Any termination pursuant to this Section 6.3 will not, however, terminate or otherwise affect the obligations of the parties under Sections 6.1,
7.1 or 7.2.

         6.4 REASONABLE BUSINESS EFFORTS, NO INCONSISTENT ACTION. Each party will use its reasonable business efforts to cause the conditions over which it has control to be satisfied on or before the Closing. No party will take any action which will foreseeably result in the nonsatisfaction of any condition stated in Section 4 or 5 on or before the Closing.

         6.5 ACCESS. Between the date of this Agreement and the Closing or any earlier termination of this Agreement in accordance with its terms, the Company will (i) give the Buyer and its authorized representatives access to its books, records, Properties, officers, attorneys and accountants and permit the Buyer to make inspections and copies of such books and records, and (ii) furnish the Buyer with such financial information and operating data and other information with respect to its business and Properties, and to discuss with the Buyer and its authorized representative its affairs, all as the Buyer may from time to time reasonably request for the purposes of this Agreement, during normal office hours. Any on-site visit shall be subject to reasonable advance notice and to being accompanied by an officer or designated employee of the Company. No information furnished to the Buyer pursuant to this Section 6.5 or otherwise known to the Buyer shall affect any representation, warranty or condition in this Agreement.

         6.6    NO SOLICITATION OR NEGOTIATION.

         (a) Until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, neither the Company nor any Subsidiary nor any representative of the Company or any Subsidiary shall, directly or indirectly, take any action to (i) encourage, solicit or initiate the submission of any Acquisition Proposal or any inquiries with respect thereto, (ii) enter into any agreement for or relating to a Third-Party Transaction, or (iii) participate in any way in discussions or negotiations with, or furnish any non-public information to, any Person in connection with any Acquisition Proposal. Notwithstanding any other provision of this Section 6.6(a), the Company may, prior to the Stockholder Approval, in response to an unsolicited BONA FIDE written offer or proposal made by a third party which is reasonably likely to lead to a

Superior Proposal, provide non-public information to or have discussions or negotiations with such third party, if and only to the extent that the Board of Directors has determined in good faith, after receiving the advice of its outside counsel, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties to the Company's stockholders under applicable law. The Company will immediately communicate to the Buyer the receipt of any third party solicitation, proposal or BONA FIDE inquiry that the Company, any Subsidiary or any representative of the Company or any Subsidiary may receive in respect of any such transaction, or of any request for such information, including in each case a copy thereof and all other particulars thereof, and keep the Buyer fully apprised of all developments therein on a current basis, and consider in good faith any counterproposals which the Buyer, in its sole discretion, elects to make.

         (b) "ACQUISITION PROPOSAL" means any proposed Acquisition Transaction. "ACQUISITION TRANSACTION" means any (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of any assets of the Company or its subsidiaries representing 15% or more of the consolidated assets of the Company and its subsidiaries, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of the Company, (iv) transaction in which any person shall acquire Beneficial Ownership or the right to acquire Beneficial Ownership, or any Group shall have been formed which has Beneficial Ownership or has the right to acquire Beneficial Ownership, of 15% or more of the outstanding shares of common stock of the Company, (v) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company or any of its subsidiaries, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions. "THIRD-PARTY TRANSACTION" shall mean an Acquisition Transaction with a party unrelated to the Buyer. "BENEFICIAL OWNERSHIP" and "GROUP" shall have the meanings stated in Regulation 13D-G under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

         (c) The Company will take all action necessary in accordance with applicable law and its articles of incorporation and by-laws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the Merger and to secure the Stockholder Approval, including without limitation the preparation of a proxy statement (the "PROXY STATEMENT," which term shall include all amendments and supplement thereto). The Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and shall not, at the time of (i) first mailing thereof or (ii) such stockholders' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that the Company shall not be responsible for information supplied by the Buyer or any affiliates or representatives of the Buyer for inclusion in the Proxy Statement. The Company (i) shall promptly prepare and file with the SEC, use all reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials for such meeting, (ii) shall notify the Buyer of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide the Buyer copies of all correspondence between the Company or any representative of the Company and the SEC and
(iii) shall give the Buyer and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give the Buyer and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.

         (d) The Board of Directors of the Company shall recommend and declare advisable to its stockholders such approval and the Company shall take all lawful action to solicit, and use all best efforts to obtain, approval of its stockholders, and neither the Board of Directors of the Company nor any committee of such Board of Directors shall, except as otherwise provided in
Section 6.6(e) below, (i) withdraw or modify the approval or recommendation by such Board of Directors or such committee of the Merger, (ii) approve or recommend any Acquisition Proposal other than the Merger, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Acquisition Proposal other than the Merger.

         (e) Notwithstanding Section 6.6(d) hereof, the Board of Directors of the Company may, prior to the Stockholder Approval, withdraw or modify its approval or recommendation of the Merger, approve or recommend a Superior Proposal or terminate this Agreement in order to simultaneously enter into a binding agreement with respect to a Third-Party Transaction that constitutes a Superior Proposal, but in each case subject to its compliance with Section 6.3(b) or (c), as applicable, if and only to the extent that both (i) the Buyer has been given at least 5 days written notice of the Company's intent to do so and (ii) the Board of Directors of the Company has determined in good faith, after receiving the advice of its outside counsel, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law. A "SUPERIOR PROPOSAL" means any bona fide written Acquisition Proposal, the terms of which the Board of Directors of the Company determines in its good faith judgment, based on the advice of its financial advisor, to be more favorable to the Company's stockholders than the Merger and to be already financed or readily financeable.

         (f) Nothing in this Section 6.6 shall prohibit the Company from taking and disclosing to its stockholders a position as contemplated by SEC Rule 14e-2(a), provided that neither the Company nor its Board of Directors nor any committee of its Board of Directors shall approve or recommend any Third-Party Proposal except as permitted by Section 6.6(e).

         6.7 INTERIM FINANCIAL INFORMATION. The Company will supply to the Buyer unaudited consolidated monthly financial statements within 30 business days of the end of each month ending between the date of the Interim Balance Sheet and the Closing or any earlier termination of this Agreement in accordance with its terms, prepared on a basis consistent with the unaudited consolidated financial statements for the preceding months. For purposes of these statements, employee bonuses and similar expenses may be accrued based on actual results for the year to date and budgeted results for the balance of the year.

         6.8 INTERIM CONDUCT OF BUSINESS. From the date of this Agreement until the Closing or any earlier termination of this Agreement in accordance with its terms, unless approved by the Buyer in writing, the Company will operate its business consistently with past practice and in the ordinary course of business, and will not:

                  (a) merge or consolidate with or agree to merge or consolidate with, or sell or agree to sell all or substantially all of its Property to, or purchase or agree to purchase all or substantially all of the Property of, or otherwise acquire, any other Person or a division thereof, except as provided in this Agreement;

                  (b)  amend its articles of incorporation or by-laws;

                  (c) make any changes in its accounting methods, principles or practices, except as required by GAAP;

                  (d) sell, consume or otherwise dispose of any Property, except in the ordinary course of business consistent with past practices;

                  (e) authorize for issuance, issue, sell or deliver any additional shares of its capital stock of any class or any securities or obligations convertible into shares of its capital stock or issue or grant any option, warrant or other right to purchase any shares of its capital stock of any class, other than, in each case, the issuance of Common Stock pursuant to the exercise of the options listed in Section 2.1(a);

                  (f) except as provided in the Plan of Merger, accelerate, amend or change the period of exercisability of vesting of options or other Stock Rights granted under its stock option plans or authorize cash payments in exchange for any options or other Stock Rights granted under any of such plans;

                  (g) declare any dividend on, make any distribution with respect to, or redeem or repurchase, its capital stock except under existing repurchase agreements or obligations as set forth in SCHEDULE 2.1;

                  (h) modify, amend or terminate any Benefit Plans, except as otherwise set forth herein or as required under Legal Requirements or any Disclosable Contract;

                  (i) enter into any material Contract, or violate, amend or otherwise modify or waive any of the terms of any of its material Contracts other than amendments or modifications in the ordinary course of business consistent with past practice;

                  (j) transfer or license to any Person or otherwise extend, amend or modify any rights to the Company Intellectual Property other than the grant of non-exclusive licenses in the ordinary course of business consistent with past practice;

                  (k) enter into or amend any Contracts pursuant to which any other Person is granted exclusive marketing, manufacturing or other exclusive rights of any type or scope with respect to any of its products or technology;

                  (l) incur or commit to incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                  (m) enter into any operating leases requiring cumulative annual payments in excess of $25,000;

                  (n) pay, discharge or satisfy in an amount in excess of $25,000 in any one case or $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements;

                  (o) incur or commit to incur any capital expenditures in excess of $50,000 in the aggregate;

                  (p) materially reduce the amount of any material insurance coverage provided by existing insurance policies;

                  (q) terminate or waive any right of substantial value, other than in the ordinary course of business;

                  (r) take any of the following actions: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees in the ordinary course of business and in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any officer or employee, (iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except as otherwise provided in the Plan of Merger;

                  (s) commence a lawsuit or arbitration proceeding other than
         (i) for the routine collection of bills, or (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Business, provided that it consults with the Buyer prior to the filing of such suit;

                  (t) make any material Tax election other than in the ordinary course of business and consistent with past practice, change any material Tax election, adopt any Tax accounting method, file any Tax return (other than any estimated Tax returns, immaterial information returns, payroll Tax returns or sales Tax returns) or any amendment to a Tax return, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment provided that the Buyer shall not unreasonably withhold or delay approval of any of the foregoing actions;

                  (u) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

                  (v) authorize or enter into an agreement to do any of the foregoing.

         6.9 SECTION 338 ELECTION; TAX STATUS. The parties agree that the Buyer may make an election under Section 338(a) of the Code with respect to the Merger. Each party has reviewed the income and other Tax aspects of the structure of the Merger with its own professional advisers, and no party or representative of a party shall have any obligation or responsibility to any other party with respect thereto.

         6.10   OPTION TO PURCHASE.

         (a) The Company hereby irrevocably grants the Buyer the right (the "OPTION"), at the Buyer's option, to purchase from the Company up to 968,640 (subject to adjustment as provided in this Section 6.10) Shares in the aggregate at the exercise price of $2.48 per share, subject to adjustment as provided in this Section 6.10 (as so adjusted, the "EXERCISE PRICE"), as specified by the Buyer in its notice or notices of exercise from time to time, but only after the occurrence of a Triggering Event. A "TRIGGERING EVENT" means the first to occur of the following events:

                  (i) the Company terminates this Agreement pursuant to Section 6.6(e), or

                  (ii) the Board of Directors of the Company withdraws or modifies its approval or recommendation of the Merger or approves or recommends a Superior Proposal pursuant to Section 6.6(e), or the Merger is voted down by the Company's stockholders, or this Agreement is terminated by the Buyer prior to the Effective Time after the date specified in Section 6.3(a) for failure to satisfy the conditions specified in Section 4 herein (except for the conditions specified in Sections 4.6, 4.8 (if the suit or proceeding primarily alleges a Buyer legal deficiency), 4.10, 4.11, 4.12, 4.14, 4.15, 4.18 or
         4.19), or this Agreement is terminated by the Company prior to the Effective Time after the date specified in Section 6.3(a) for failure to satisfy the conditions specified in Sections 5.4, 5.5 or
         5.7 (if the suit or proceeding primarily alleges a Company legal deficiency), or if this Agreement is terminated by the Buyer due to a material breach hereof by the Company, and in any such case a Third-Party Transaction is announced within 12 months after such withdrawal, modification, approval, recommendation, vote or termination which is thereafter consummated (or is consummated within such 12-month period, irrespective of any announcement). Such consummation shall constitute the Triggering Event within the scope of this Section 6.10(a)(ii).

                  (iii) any Person other than an Affiliate of the Buyer commences a tender offer (within the meaning of SEC Rule 14d-2) for 15% of more of the Company's outstanding Shares.

         (b) The Company will give the Buyer notice of any proposed Triggering Event under Section 6.10(a)(ii) or (iii) to which it is a party at least 20 days prior to the proposed consummation thereof, and will give the Buyer notice of any other such Triggering Event immediately upon receiving knowledge thereof. The Option may be exercised, at any time and from time to time, commencing immediately prior to the Triggering Event and continuing thereafter until 5:00 p.m., California time, on the earlier of (i) the Effective Time or (ii) the 5th anniversary of the date of this Agreement, if a business day, or on the next succeeding business day if it is not. To exercise the Option, the Buyer shall deliver written notice to the Company at its address listed in Section 7.4 specifying the number of Shares as to which the Option is being exercised, accompanied by the Buyer's check or wire transfer in payment of the aggregate Exercise Price. Alternatively, the Buyer may pay the Exercise Price by surrender of this Option with respect to a number of shares whose aggregate Spread Value equals the aggregate Exercise Price. "SPREAD VALUE" means (x) the excess, if any, of the market value of a Share over the Exercise Price times (y) the number of Shares so to be surrendered. For this purpose, "market value" shall mean the average closing price of Shares for the 3 most recent trading days ending with the 2d trading day prior to any such cashless exercise, if Shares are then traded on a national securities exchange or the Nasdaq National Market, and will mean the per-Share value of the transaction associated with the Triggering Event in all other cases.

         (c) Upon any exercise of the Option as set forth above, the Buyer shall immediately be the record owner of all Shares subject to such exercise for all purposes, without any other action being necessary. Within 3 trading days after each exercise of the Option, the Company shall deliver certificates for the Shares so purchased to the Buyer, but the delivery of such certificates shall not be required in order for the Buyer to exercise any rights as a holder of the Shares to be represented thereby. Until its exercise, the Option does not confer on the Buyer any rights of a stockholder of the Company.

         (d) The Company need not issue any fractional shares in connection with any exercise of the Option. Instead, the Buyer may purchase a whole Share from the Company at the Exercise Price.

         (e) During the term of the Option, the Company shall reserve sufficient authorized but unissued shares of Common Stock or other securities for the full exercise of the rights represented by the Option. To the extent required for the lawful exercise of the Option, the Company will promptly make, at the Buyer's expense, all filings with Governmental Agencies, including without limitation a premerger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, requested by the Buyer in connection with an intended exercise of the option.

         (f) The Exercise Price and the number of Shares that the Company must issue upon exercise of the Option are subject to adjustment from time to time as follows:

                  (1) If the Company at any time or from time to time after the date hereof: (1) declares or pays, without consideration, any dividend on Shares payable in Shares; (2) creates any right to acquire Shares for no consideration; or (3) subdivides the outstanding Shares (by stock split, reclassification or otherwise), the Company shall increase the number of Shares that the Buyer may purchase upon exercising the Option and decrease the Exercise Price in proportion to the increase in the number of outstanding Shares that results from any such action.

                  (2) If the Company combines or consolidates the outstanding Shares, by reclassification or otherwise, into a lesser number of Shares, the Company shall decrease the number of Shares that the Buyer may purchase upon exercising the Option and increase the Exercise Price in proportion to the decrease in the number of outstanding Shares that results from any such combination or consolidation.

                  (3) If Shares change into shares of any other class or classes of security or into any other Property for any reason other than a subdivision or combination of Shares provided for in Section 6.10(f)(1) or (2), including without limitation any reorganization, reclassification, merger or consolidation and any sale of substantially all of the Company's properties and assets, the Company shall make lawful provision for giving the Buyer the right, by exercising the Option, to purchase the kind and amount of securities or other Property receivable upon any such change by the owner of the number of Shares subject to this Option immediately before the change.

                  (4) If the Company spins off any Subsidiary by distributing to the Company's shareholders as a dividend or otherwise any stock or other securities of the Subsidiary, the Company shall reserve until the end of the term of the Option enough such shares or other securities for delivery to the Buyer upon any exercise of the rights represented by the Option to the same extent as if the Buyer owned of record all Common Stock or other securities subject to the Option on the record date for the distribution of the Subsidiary's shares or other securities.

Upon each adjustment or readjustment required by this Section 6.10(f), the Company shall promptly compute such adjustment or readjustment and furnish to the Buyer a certificate setting forth such adjustment or readjustment and showing in detail the facts giving rise to the adjustment or readjustment. Upon the Buyer's written request, the Company also shall furnish to the Buyer a similar certificate setting forth (1) such adjustments and readjustments, (2) the Option Price in effect on the date of the certificate, and (3) the number of Shares and the amount of any other property that the Buyer would receive upon exercising the Option.

         (g) The Buyer may not transfer, sell or make any other disposition of the Option (other than in connection with a succession to or transfer of its business as a whole), or grant any Lien respecting any of its rights under the Option, without the Company's prior consent.

         (h) By accepting the Option, the Buyer agrees that the Option and the Shares or other securities issuable upon exercise of the Option may be offered or sold, only in compliance with the Act and all applicable state securities laws. The Buyer acknowledges that if the Option is exercised, the shares issued upon such exercise will be "restricted securities" within the meaning of Rule 144 promulgated under the Act. The Buyer hereby agrees to comply with this
Section 6.10(h) with respect to any resale or other disposition of such securities. The Buyer may offer or sell any such securities only in accordance with (1) an effective registration statement under the Act; (2) SEC Rule 144; or
(3) another exemption from the registration requirements of the Act and all applicable state securities laws demonstrated, to the Company's reasonable satisfaction, by an opinion of securities counsel reasonably acceptable to the Company. The Company may make a notation on its records, and on the certificates for any Shares or other securities issued upon the exercise of the Option, to implement the restrictions set forth in this Section 6.10(h). The Buyer represents and warrants that it is acquiring the Option, and will acquire the Shares subject thereto, for its own account and not on behalf of any other Person, and that it is an "accredited investor," as that term is defined in SEC Regulation D. By accepting the Option, the Buyer acknowledges that the Company is granting the Option to the Buyer in reliance on the Buyer's foregoing representations and warranties and the terms of this Section 6.10(h). Before allowing any transferee of any of the Buyer's rights under the Option to exercise this Option, the Company may, in its sole discretion, require the transferee to execute and deliver representations, warranties and acknowledgments to the Company substantially similar to those set forth in this
Section 6.10(h).

         (i) In the event the Company proposes to consummate a transaction (however structured, including without limitation a sale of stock or a merger) to which it is a party and which involves an acquisition of shares or equity interest in the Company by a third Person, and immediately following such transaction such Person together with its parents and subsidiaries (collectively, the "ACQUIRING PERSON") owns a majority of both the voting power and economic interest represented by the outstanding stock of the Company on a fully-diluted basis, then the Company (x) shall give the Buyer at least 20 days written notice of the proposed consummation, including a summary of the transaction and a copy of all transaction documents (which summary and documents shall be kept current by further notices to the Buyer) and (y) if it has complied with clause (x), may at its option, exercised by notice to the Buyer not later than 5 days prior to such consummation, redeem the Option (in whole and not in part) simultaneously with such consummation for an amount per share, paid by wire transfer of same-day funds to the account designated by the Buyer, equal to the excess, if any, of the Redemption Price over the Exercise Price then in effect. The "REDEMPTION PRICE" is:

                  (i) if the equity interest the Acquiring Person is acquiring in such consummation, together with any equity interest acquired by such Acquiring Person within 180 days prior to such consummation constitutes a majority of both the voting power and economic interest represented by the outstanding stock of the Company on a fully-diluted basis, the highest price per share paid (or to be paid upon such consummation) by the Acquiring Person in the course of acquiring such majority ownership, and

                  (ii) otherwise, the fair market value of a Share (or the other Property then subject to the Option) as agreed to by the Company and the Buyer or, in the absence of such agreement, as determined by an investment bank of national reputation selected by the Company from a list of 3 such banks proposed by the Buyer (on its own initiative or within 15 days after written request by the Company), which bank shall not have engaged in a transaction with, or advised with respect to a transaction, either the Company or the Buyer within the prior 3 years. If this clause (ii) is applicable, the Company will not consummate such transaction unless and until the fair market value has been agreed or determined pursuant to this clause (ii).

         (j) Any Shares purchased by the Buyer upon exercise of the Option shall be entitled to the registration rights set forth in EXHIBIT E.

         6.11 SEC REPORTS. From and after the date of this Agreement until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company will timely file all reports required to be filed by it under the Exchange Act.

         6.12 NOTICE OF CERTAIN EVENTS. The Company shall notify the Buyer, and the Buyer shall promptly notify the Company, of:

                  (i) receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (ii) receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

                  (iii) receipt of notice that any action, suit, claim, investigation or proceeding has been commenced or, to the knowledge of the Company, threatened, against or involving the Company, any Subsidiary or the Buyer, as applicable, which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.18 or which relates to the transactions contemplated by this Agreement;

                  (iv) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of it (and, in the case of the Buyer, of Buyer Subsidiary) contained in this Agreement to be untrue or inaccurate; and

                  (v) any failure of the Company, the Buyer or Buyer Subsidiary, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

The delivery of any notice pursuant to this Section 6.12 shall not limit or otherwise affect the remedies available to the party receiving such notice.

         6.13 TAKEOVER STATUTES. If any Takeover Statute is, becomes or may become applicable to the Merger or any of the transactions contemplated hereby, each of the Buyer, Buyer Subsidiary and the Company, and their respective Boards of Directors, shall grant such approvals and take such lawful actions as are necessary to ensure that the Merger and such transactions may be consummated as promptly as practicable on the terms contemplated hereby, and to the extent permitted by law otherwise act to eliminate the effects of such statute and any regulations promulgated thereunder on the Merger and such transactions or, if they cannot be eliminated, to minimize them.

         6.14 PAY-OFF. The Company will, upon the request of the Buyer, cooperate with the Buyer in arranging the pay-off or refinancing of any indebtedness of the Company set forth in SCHEDULE 2.6(b) which the Buyer, in its business discretion, desires to pay off or refinance in connection with the consummation of the transactions contemplated hereby.

         6.15 OTHER FILINGS. As promptly as practicable, the Company, the Buyer and Buyer Subsidiary each shall properly prepare and file any other filings required under the Exchange Act or any other federal or state law relating to the Merger and the transactions contemplated hereby (including filings, if any, required under Hart-Scott)(collectively, the "OTHER FILINGS"). Each of the Company, the Buyer and Buyer Subsidiary shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by any Governmental Agency or official, and each of the Company, the Buyer and Buyer Subsidiary shall supply the other with copies of all correspondence between it, on the one hand, and members of any Governmental Agency or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings. The Company, the Buyer and Buyer Subsidiary each shall use its respective reasonable best efforts to obtain and furnish the information required to be included in any of the Other Filings. The Company, the Buyer and Buyer Subsidiary hereby covenant and agree to use their commercially reasonable best efforts to secure termination of any waiting periods under Hart-Scott and obtain the approval of the Federal Trade Commission or any other Governmental Agency for the transactions contemplated herein.

         6.16 OFFICERS AND DIRECTORS INDEMNIFICATION. The Company shall, and from and after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Company or any Subsidiaries (the "INDEMNIFIED PARTIES") against all losses, claims, damages, costs, expenses (including reasonable attorney's fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of or pertaining to the fact that such person is or was a director or officer of the Company or any of the Subsidiaries whether pertaining to any matter existing at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("INDEMNIFIED LIABILITIES"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent a corporation may indemnify its own directors or officers, as the case may be, in compliance with applicable law, under the OBCA as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits broader rights than such law permitted prior to such amendment and only to the extent such amendment is not retroactively applicable) . Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Surviving Corporation, and the Company or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and otherwise advance to such Indemnified Parties upon request reimbursement of reasonable documented expenses incurred, in either case to the fullest extent and in the manner permitted by the OBCA; and (ii) the Company or the Surviving Corporation, and the Indemnified Party, will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent. Any Indemnified Party wishing to claim indemnification under this Section 6.16, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company (or after the Effective Time, the Surviving Corporation) (but the failure to so notify shall not relieve a party from any liability which it may have under this Section 6.16 except to the extent such failure materially prejudices such party). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The Company, Buyer and Buyer Subsidiary agree that all rights to indemnification, including provisions relating to advances or expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than three years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified

Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities. This Section 6.16 is for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Buyer, Buyer Subsidiary, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.16.

SECTION 7     MISCELLANEOUS

         7.1    NO BROKERS, FINDERS.

         (a) COMPANY. The Company has not engaged any agent, broker, finder or investment or commercial banker in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, other than Broadview Int'l LLC, for whose fees and expenses the Company will be solely responsible and whose fees and expenses will not exceed $600,000 if the Merger is consummated. The Company shall indemnify, defend and hold the Buyer harmless against and in respect of any claim for brokerage fees or other commissions incurred or owing due to any such engagement or alleged engagement, including without limitation, any fees and expenses of counsel incurred by the Buyer in connection with enforcing this Section 7.1(a).

         (b) BUYER. The Buyer has not engaged any agent, broker, finder or investment or commercial banker in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby. The Buyer shall indemnify, defend and hold the Company and its stockholders harmless against and in respect of any claim for brokerage fees or other commissions incurred or owing due to any such engagement or alleged engagement, including without limitation, any fees and expenses of counsel incurred by the Company or its stockholders in connection with enforcing this Section 7.1(b).

         7.2 EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, the Company and the Buyer shall each pay their own fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof, including, without limitation, the fees and expenses of their respective counsel, accountants and other experts.

         7.3 COMPLETE AGREEMENT; WAIVER AND MODIFICATION; NO THIRD PARTY BENEFICIARIES. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties other than the confidentiality letter dated October 19, 1999 between the Buyer and the Company, which shall continue in effect. There are no representations or warranties by any party except those expressly stated or provided for herein, any implied warranties being hereby expressly disclaimed. There are no covenants or conditions except those expressly stated herein. No amendment, supplement or termination of or to this Agreement, and no waiver of any of the provisions hereof, shall be binding on a party unless made in a writing signed by such party. This Agreement may be modified by mutual agreement of the parties as authorized by their respective boards of directors, notwithstanding approval hereof and thereof by the stockholders of the parties. Nothing in this Agreement shall be construed to give any Person other than the express parties hereto any rights or remedies.

         7.4 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be given by delivery (by mail or otherwise) or transmitted to the address or facsimile number listed below, and will be effective (in all cases) upon receipt. Without limiting the generality of the foregoing, a mail, express, messenger or other receipt signed by any Person at such address shall conclusively evidence delivery to and receipt at such address, and any printout showing successful facsimile transmission of the correct total pages to the correct facsimile number shall conclusively evidence transmission to and receipt at such facsimile number.

         (a)    If to the Buyer or Subsidiary:

                  46871 Bayside Parkway
                  Fremont, CA  94538
                  attention:  Sam Chang

                  facsimile:   (510) 413-7793

                  with copies to:

                  McCutchen, Doyle, Brown & Enersen, LLP
                  3150 Porter Drive
                  Palo Alto, CA 94304
                  attention:  Bartley C. Deamer

         (b) If to the Company:

                  9205 S.W. Gemini Drive
                  Beaverton, OR  97008
                  attention:  Gary P. Arnold

                  facsimile:   (503) 641-3193

                  with copies to:

                  Ater Wynne LLP
                  222 SW Columbia, Suite 1800
                  Portland, OR  97201
                  attention:  Stephen M. Going

Any party may change its address or facsimile number for purposes of this
Section 7.4 by giving
the other party written notice of the new address or facsimile number in accordance with this Section 7.4, PROVIDED it is a normal street address, or normal operating facsimile number, in the continental United States.

         7.5 LAW GOVERNING. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California, without regard to principles of conflicts of laws, except as to matters manditorily governed by the OBCA.

         7.6 HEADINGS; REFERENCES; "HEREOF;" INTERPRETATION. The Section headings in this Agreement are provided for convenience only, and shall not be considered in the interpretation hereof. References herein to Sections, Exhibits or Schedules refer, unless otherwise specified, to the designated Section of or Exhibit or Schedule to this Agreement. Terms such as "HEREIN," "HERETO" and "HEREOF" refer to this Agreement as a whole. This Agreement has been negotiated at arm's length between parties sophisticated and knowledgeable in the matters addressed in this Agreement. Each of the parties has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties and this Agreement.

         7.7 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators and successors of the parties hereto, but no right or liability or obligation arising hereunder may be assigned by any party hereto.

         7.8 COUNTERPARTS, SEPARATE SIGNATURE PAGES. This Agreement may be executed in any number of counterparts, or using separate signature pages. Each such executed counterpart and each counterpart to which such signature pages are attached shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

         7.9 SEVERABILITY. In the event any of the provisions of this Agreement shall be declared by a court or arbitrator to be void or unenforceable, then such provision shall be severed from this Agreement without affecting the validity and enforceability of any of the other provisions hereof, and the parties shall negotiate in good faith to replace such unenforceable or void provisions with a similar clause to achieve, to the extent permitted under law, the purpose and intent of the provisions declared void and unenforceable.

SECTION 8     GLOSSARY

         ACQUIRING PERSON - Section 6.10(i).

         ACQUISITION PROPOSAL - Section 6.6(b).

         ACQUISITION TRANSACTION - Section 6.6(b).

         ACT - the Securities Act of 1933, as amended.

         AFFILIATE - a Person who controls, is controlled by or is under common control with another Person, or who directly or indirectly owns 10% or more of the voting power in such other Person, or of whose voting power such other Person (or a Person holding 10% or more of the voting power in such other Person) owns 10% or more. For purposes of this definition, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         AGREEMENT - this Agreement of Merger, including the Exhibits and Schedules hereto.

         AUDITED STATEMENTS - Section 2.6(a).

         BENEFICIAL OWNERSHIP - Section 6.6(b).

         BENEFIT PLANS - Section 2.14(b).

         BUSINESS - introductory paragraphs.

         BUYER - introductory paragraphs.

         BUYER SUBSIDIARY - introductory paragraphs.

         CLOSING - Section 1.1.

         COBRA - Section 2.14(f).

         CODE - the Internal Revenue Code of 1986, as amended.

         COMPANY - introductory paragraphs. In the case of any representation or warranty relating to events or circumstances occurring or existing prior to the merger of Analogy Acquisition Corporation into Symmetry, Inc., the term "Company" also includes Symmetry, Inc.

         COMPANY ERISA PLAN - Section 2.14(d).

         COMPANY INTELLECTUAL PROPERTY - Section 2.21(a).

         COMPANY SEC DOCUMENTS - Section 2.25.

         CONFIDENTIAL INFORMATION - Section 2.21(g).

         CONTRACT - any agreement, written or oral, any license or authorization by another Person of a contractual nature or any promissory note or other instrument of a contractual nature, which is intended to be enforceable against the Person in question or against any Property of such Person. Any Person which is, or any of whose Property is, subject to enforcement of a Contract shall, for purposes of this Agreement, be deemed a party to it.

         DARPA - Section 4.19.

         DARPA AGREEMENT - the Cooperative Agreement Under 10 U.S.C. 2358 between the United States of America U.S. Air Force, Air Force Materiel Command Rome Laboratory/PKPF and Analogy, Inc. (F30602-96-2-0309), with a term from September 5, 1996 through April 4, 1999.

         DESIGNATED CONTRACT - any of the following:

         (a) the lease to the Company referred to in SCHEDULE 2.11 for 8705 SW Nimbus Avenue, Beaverton, Oregon, and for 9205 S.W. Gemini Drive, Beaverton, Oregon, and

         (b) the following agreements:

         (i) Tauri OEM Software Agreement between FTL Systems, Inc. and the Company, dated May 21, 1999;

         (ii) Source Code License and Binary Code Distribution License Agreement between Phase III Logic, Inc. and the Company, dated June 7, 1991, as amended including Addendum No. 3 effective November 3, 1993;

         (iii) Cooperative Agreement under 10 U.S.C. 2358 between the United States of America U.S. Air Force, air Force Materiel Command Rome
Laboratory/PKPF and the Company, effective as of September 5, 1996;

         (iv) Cross-License and Support Agreement between Cadence Design Systems, Inc. and the Company, dated June 20, 1994;

         (v) Connections Partnership Membership Agreement between Cadence Design Systems, Inc. and Symmetry Design Systems, Inc., dated August 1, 1996;

         (vi) Mentor Graphics OpenDoor Loan and Support Agreement for OpenDoor Integration, Agreement No. OD-1004-LS-8, between Mentor Graphics Corporation and Analogy, Inc., dated January 12, 1999;

         (vii) Joint Marketing Agreement between Viewlogic Systems, Inc. and the Company, dated September 13, 1993;

         (viii) Remarketing and Distribution License Agreement between Mathworks, Inc. and the Company, dated January 16, 1994;

         (ix) Participation Agreement between Model Technology Incorporated and the Company, dated May 22, 1998;

         (x) Open Access Agreement between GEC Marconi Avionics (Holdings) Ltd. and Analogy UK, dated April 1, 1997, as amended March 31, 1999 and June 30, 1999;

         (xi) Open Access Agreement between GEC Alsthom ERC and Analogy UK, dated December 19, 1997;

         (xii) Open Access Agreement between GEC Alsthom Traction Ltd. and Analogy UK, dated December 19, 1997;

         (xiii) Open Access Agreement between GEC Marconi Radar & Defense Systems Ltd., Dynamics Division, and Analogy UK, dated January 1998;

         (xiv) Open Access Agreement between GEC Marconi Ltd. (MES) and Analogy UK, dated September 24, 1998 and as renegotiated October 25, 1999;

         (xv) Open Access Agreement between Lucas Aerospace and Analogy UK, dated December 19, 1997, as amended March 31, 1999;

         (xvi) Open Access Agreement between Peugeot Sport (PSA) and Analogy SARL, dated March 20, 1998; and

         (xvii) Distribution Agreement between C-Itoh & Co. and the Company, dated August 16, 1998.

         DISCLOSABLE CONTRACT - Section 2.15.

         DISCLOSABLE LEASES - Section 2.11.

         EAR - the Export Administration Regulations promulgated by the United States Department of Commerce and set forth in parts 730-774, inclusive, of Title 15 of the Code of Federal Regulations.

         ECCN - Section 2.30.

         EFFECTIVE TIME - Section 1.2.

         ENVIRONMENTAL REQUIREMENT - any Legal Requirement relating to pollution, waste, disposal, industrial hygiene, land use or the protection of human health, safety or welfare, plant life or animal life, natural resources, wetlands, endangered or threatened species or habitat, the environment or property, including without limitation those pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.

         EQUITY INTEREST - any common stock, preferred stock, partnership interest, limited liability company interest or ownership interest in any Person, and any right to acquire any of the foregoing, whether by exercise of an option, warrant or other right, by conversion, exchange or subscription or otherwise.

         ERISA - the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

         ERISA AFFILIATE - any company which, as of the relevant measuring date under ERISA, is or was a member of a controlled group of corporations or trades or businesses (as defined in Sections 414(b), (c), (m) or (o) of the Code) of which the Company or any Subsidiary or any predecessor of either is or was a member.

         EXCHANGE ACT - Section 6.6(b).

         EXERCISE PRICE - Section 6.10(a).

         FINANCIAL STATEMENTS - Section 2.6(a).

         GAAP - generally accepted accounting principles applied on a consistent basis, as set forth in authoritative pronouncements which are applicable to the circumstances as of the date in question. The requirement that such principles be applied on a "CONSISTENT BASIS" means that accounting principles observed in the period in question are comparable in all material respects to those applied in the preceding periods, except as change is permitted or required under or pursuant to such accounting principles.

         GOVERNMENT AUDIT - Section 2.18(b).

         GOVERNMENTAL AGENCY - any agency, court, department, board, commission, district or other public organ, whether federal, state, local or foreign.

         GROUP - Section 6.6(b).

         HART-SCOTT - the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and regulations issued thereunder.

         HAZARDOUS MATERIAL - all or any of the following: (i) any substance the presence of which requires investigation or remediation under any applicable law or regulation; (ii) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "HAZARDOUS SUBSTANCES," "HAZARDOUS MATERIALS," "HAZARDOUS WASTES," "TOXIC SUBSTANCES," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "TCLP toxicity;" (iii) any petroleum products, explosives or radioactive materials; and (iv) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

         INDEMNIFIED LIABILITIES - Section 6.16.

         INDEMNIFIED PARTIES - Section 6.16.

         INTELLECTUAL PROPERTY - Section 2.21(a).

         INTERIM BALANCE SHEET - Section 2.6(c).

         INTERIM STATEMENTS - Section 2.6(a).

         ISO - Section 2.14(h).

         LAST FISCAL YEAR-END - Section 2.6(a).

         LEGAL REQUIREMENT - a statute, regulation, ordinance or similar legal requirement, whether federal, state, local or foreign, or any requirement of a Permit or other authorization issued by a Governmental Agency.

         LIEN - any lien, security interest, mortgage, deed of trust, pledge, hypothecation, capitalized lease or interest or right for security purposes.

         MATERIAL ADVERSE EFFECT - a matter will be deemed to have a "Material Adverse Effect" if such matter would have a material adverse effect on the business, condition, assets, liabilities, operations, financial performance or prospects of the Company and its Subsidiaries taken as a whole.

         MERGER - introductory paragraphs.

         OBCA - Section 2.27.

         OPTION - Section 6.10(a).

         ORDER - any judgment, injunction, order or similar mandatory direction of, or stipulation or agreement filed with, a Governmental Agency, court, judicial body, arbitrator or arbitral body.

         OPTION - Section 6.10(a).

         OTHER FILINGS - Section 6.15.

         PERSON - an individual, or a corporation, partnership, limited liability company, trust, association or other entity of any nature, or a Governmental Agency.

         PLAN OF MERGER - Section 1.2.

         PLAN TERMINATION DATE - Section 2.29.

         PROGRAMS - Section 2.21(a).

         PROPERTY - any interest in any real, personal or mixed property, whether tangible or intangible.

         PROXY STATEMENT - Section 6.6(c).

         REDEMPTION PRICE - Section 6.10(i).

         SEC - the Securities and Exchange Commission.

         SHARES - shares of the Common Stock, no par value, of the Company.

         SPREAD VALUE - Section 6.10(b).

         STOCK PURCHASE PLAN - Section 2.29.

         STOCK RIGHT - any right (including without limitation any option or warrant or subscription right) to acquire any capital stock or any other Stock Right or any instrument convertible into or exchangeable for any capital stock or any other Stock Right.

         STOCKHOLDER APPROVAL - Section 2.3.

         SUBSIDIARY - any Person which would be included in consolidated financial statements of the Company prepared in accordance with GAAP, and any Person in which the Company holds 50% or more of the voting power or 50% or more of the equity interests, and any former Subsidiary with respect to any of whose obligations the Company or any current Subsidiary is liable. In the case of any representation or warranty relating to events or circumstances in the past, the term "Subsidiary" also includes any Person that at the relevant time was a Subsidiary, irrespective of such Person's current status as a Subsidiary.

         SUPERIOR PROPOSAL - Section 6.6(e).

         SUPPORT AGREEMENTS - Section 2.21(h).

         TAKEOVER STATUTE - Section 2.26.

         TAX - any federal, state, local or foreign tax, assessment, duty, fee and other governmental charge or imposition of any kind, whether measured by properties, assets, wages, payroll, purchases, value added, payments, sales, use, business, capital stock, surplus or income, and any addition, interest, penalty, deficiency imposed with respect to any Tax.

         THIRD-PARTY ACTION - any consent, waiver, approval, license or other authorization of, or notice to, or filing with, any other Person, whether or not a Governmental Agency, and the expiration of any associated mandatory waiting period.

         THIRD-PARTY INTELLECTUAL PROPERTY - Section 2.21(a).

         THIRD-PARTY RIGHT - any Lien on any Property of the Person in question, or any right (other than the rights of the Buyer hereunder) (i) to acquire, lease, use, dispose of, vote or exercise any right or power conferred by any Property of such Person, or (ii) restricting the Person's right to lease, use, dispose of, vote or exercise any right or power conferred by any Property of such Person.

         THIRD-PARTY TRANSACTION - Section 6.6(b)

         TRIGGERING EVENT - Section 2.10(a).



                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

         IN WITNESS WHEREOF, the parties have executed this Agreement of Merger.

BUYER:                                   AVANT! CORPORATION

                                         By:   /s/ Gerald C. Hsu
                                               -----------------

                                             Name: Gerald C. HsuTitle: Chairman,
                                             President and CEO

BUYER SUBSIDIARY:                        AC ACQUISITION CORP.

                                         By:   /s/ Gerald C. Hsu
                                               -----------------
                                             Name: Gerald C. HsuTitle:

COMPANY:                                 ANALOGY, INC.

                                         By:   /s/ Gary P. Arnold
                                               ------------------
                                             Name: Gary P. ArnoldTitle:
                                             Chairman, President and CEO

                                      APPENDIX B

                                  November 17, 1999

                                     CONFIDENTIAL

Board of Directors
Analogy, Inc.
9205 SW Gemini Drive
P.O. Box 1669
Beaverton, OR 97008

Dear Members of the Board:

       We understand that Analogy, Inc. ("Analogy" or the "Company"), Avant! Corporation (the "Buyer"), and AC Acquisition Corp., a wholly-owned subsidiary of the Buyer (the "AC"), propose to enter into an Agreement of Merger and a Plan of Merger (collectively, the "Merger Agreement") pursuant to which the AC will be merged with and into the Company (the "Merger"). Pursuant to the Merger, all of the outstanding shares of Analogy Common Stock (the "Analogy Common Stock") will be converted into the right to receive an aggregate of $24,000,000 in cash or approximately $2.49 per share (the "Merger Consideration"). The terms and conditions of the Merger are more fully detailed in the Merger Agreement.

       You have requested our opinion as to whether the Merger Consideration to be received by Analogy shareholders in the Merger is fair, from a financial point of view, to Analogy shareholders.

       Broadview International LLC ("Broadview") focuses on providing merger and acquisition advisory services to information technology ("IT"), communications and media companies. In the capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT, communications and media mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to the Analogy Board of Directors and will receive a fee from Analogy upon the successful conclusion of the Merger.

       In rendering our opinion, we have, among other things:

       1. reviewed the terms of a draft of the Merger Agreement dated November 12, 1999 furnished to us by counsel for Analogy management on November 15, 1999 (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement and plan to be executed);

       2. reviewed Analogy's Form 10-K for its fiscal year ended March 31, 1999, including the audited financial statements included therein and Analogy's Form 10-Q for its quarterly period ended September 30, 1999, including the unaudited financial statements included therein;

       3. reviewed certain internal financial and operating information, including quarterly projections through March 31, 2001, relating to Analogy, prepared and furnished to us by Analogy management;

       4. participated in discussions with Analogy management concerning the operations, business strategy, current financial performance and prospects for Analogy;

       5. discussed with Analogy management its view of the strategic rationale for the Merger;

       6. reviewed the recent reported closing prices and trading activity for Analogy Common Stock;

       7. compared certain aspects of the financial performance of Analogy with public companies we deemed comparable;

       8. analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

       9. assisted in negotiations and discussions related to the Merger among Analogy, the Buyer and their respective financial and legal advisors; and

       10. conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

       In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Merger Agreement) that was publicly available or furnished to us by Analogy. With respect to the financial projections examined by us, we have assumed that they were reasonably prepared, and reflected the best available estimates and good faith judgments of the management of Analogy as to the future performance of Analogy. We have neither made nor obtained an independent appraisal or valuation of any of Analogy's assets.

       Based upon and subject to the foregoing, we are of the opinion that the Merger Consideration to be received by Analogy shareholders in the Merger is fair, from a financial point of view, to Analogy shareholders.

       For purposes of this opinion, we have assumed that Analogy is not currently involved in any material transaction other than the Merger and those activities undertaken in the ordinary course of conducting its business. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions may impact this opinion.

       This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of Analogy in connection with its consideration of the Merger and does not constitute a recommendation to any Analogy shareholder as to how such shareholder should vote on the Merger. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview hereby consents to references to and the inclusion of this opinion in its entirety in the Proxy Statement to be distributed to Analogy shareholders in connection with the Merger.

                                          Sincerely,

                                          /s/ Broadview International LLC

                                          BROADVIEW INTERNATIONAL LLC

                                  APPENDIX C

                                 ANALOGY, INC.
                               ANNUAL REPORT ON
                                   FORM 10-K
                              FOR THE YEAR ENDED
                                MARCH 31, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549
                                    FORM 10-K
                              --------------------

            [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                    For the Fiscal Year Ended: March 31, 1999
                                       OR
          [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
           For the transition period from ____________ to ____________

                         COMMISSION FILE NUMBER: 0-27752

                                  ANALOGY, INC.
             (Exact name of registrant as specified in its charter)
                                OREGON 93-0892014
                  (STATE OR OTHER JURISDICTION (I.R.S. EMPLOYER
              OF INCORPORATION OR ORGANIZATION) IDENTIFICATION NO.)
                              9205 SW GEMINI DRIVE
                             BEAVERTON, OREGON 97008
              (Address of principal executive offices and zip code)
                                  503-626-9700
               (Registrant's telephone number including area code)
           SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:
             NONE SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF
                                    THE ACT:
                           COMMON STOCK, NO PAR VALUE
                                (Title of Class)
                              --------------------
Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days: Yes [ X ] No [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K, or any amendment to this Form 10-K [ X ]

The aggregate market value of the voting stock held by non-affiliates of the Registrant as of June 1, 1999 was $22,498,959 based upon the closing price of the Registrant's Common Stock on the Nasdaq National Market System on that date.

The number of shares outstanding of the Registrant's Common Stock as of June 1, 1999 was 9,536,357 shares.

                              --------------------
                       DOCUMENTS INCORPORATED BY REFERENCE

The Registrant has incorporated into Part III of Form 10-K by reference portions of its Proxy Statement, to be used in connection with the Company's Annual Meeting of Shareholders to be held on or about July 23, 1999.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  ANALOGY, INC.
                          1999 FORM 10-K ANNUAL REPORT
                                TABLE OF CONTENTS

                                     PART I

                                                                            Page
                                                                            ----
Item 1   -        Business                                                    1
Item 2   -        Properties                                                  5
Item 3   -        Legal Proceedings                                           6
Item 4   -        Submission of Matters to a Vote
                  of Security Holders                                         6

                                     PART II

Item 5   -        Market for the Registrant's Common
                  Equity and Related Stockholder Matters                      6
Item 6   -        Selected Financial Data                                     6
Item 7   -        Management's Discussion and Analysis
                  of Financial Condition and Results of
                  Operations                                                  7
Item 7A  -        Quantitative and Qualitative Disclosures About
                  Market Risk                                                15
Item 8   -        Financial Statements and Supplementary
                  Data                                                       16
Item 9   -        Changes in and Disagreements with Accountants
                  on Accounting and Financial Disclosure                     16

                                    PART III

Item 10  -        Directors and Executive Officers of the
                  Registrant                                                 17
Item 11  -        Executive Compensation                                     17
Item 12  -        Security Ownership of Certain Beneficial
                  Owners and Management                                      17
Item 13  -        Certain Relationships and Related
                  Transactions                                               17

                                     PART IV

Item 14  -        Exhibits, Financial Statement Schedules
                  and Reports on Form 8-K                                    17

                                     PART I

ITEM 1.  BUSINESS

GENERAL

Analogy, Inc. (the "Company" or "Analogy") develops, markets and supports high-performance software and model libraries for the top-down design and behavioral simulation of mixed-signal and mixed-technology systems. The Company's Saber simulator supports top-down design of mixed-signal, mixed-technology systems using the Company's proprietary analog hardware description language, MAST. The Saber simulator and its accompanying MAST models are used in the design of electronic, mechanical, hydraulic and optical components and systems. This multi-functional simulator provides manufacturers of products incorporating mixed-signal, mixed-technology systems with productivity increases similar to those Integrated Circuit ("IC") designers experienced through the adoption of digital simulators. The Saber simulator is used in many industries for products as diverse as deep sub-micron ICs, video recorders, hydraulic presses, engine controls in automobiles, anti-lock brake systems and avionics systems.

The Company was founded in 1985 and is incorporated under the laws of the State of Oregon. Its executive offices are located at 9205 SW Gemini Drive, Beaverton, Oregon, 97008.

PRODUCTS

The Company's primary software products are licensed to customers. The Company's model libraries are typically provided on an annual subscription basis, under which the customer receives periodic updates as new models are generated. Support is provided based on annual or other periodic contracts. A minimum, single-user configuration would include Saber, SaberScope and either SaberSketch or a Frameway Integration product. List price of such a minimum configuration for a single user, plus a one-year subscription to the Company's model libraries, would start at approximately $38,000. Options can increase the single user price to over $80,000.

SABER SIMULATOR. The Saber simulator is the core simulation engine for the Company's product line. It solves the system of equations described in the MAST models. This information provides the user with the ability to obtain performance data on circuit or system operation in many areas. Saber runs independently from the model library. It allows performance modeling from steady state operating levels to operation over time, under stress, over frequency, and in a wide variety of analytical modes. MAST is the Company's Hardware Description Language ("HDL"), and it was the first behavioral modeling HDL capable of handling both analog and digital components. MAST enables the modeling of any physical device or technology that can be represented in mathematical terms. Using MAST, complex mixed-signal, mixed-technology systems can be modeled and analyzed in a top-down or bottom-up manner, enabling an iterative design process. The models can be simple in content, as with those used in a "proof of concept" high-level design, or highly detailed, as would be required for new deep sub-micron devices developed in the IC industry.

CO-SIMULATION INTERFACES. The Company's co-simulation interface products provide linkages to digital simulators widely used in the IC design market, such as Cadence Design Systems, Inc.'s Verilog-XL, Model Technology Inc.'s ModelSim VHDL and ModelSim PLUS, and Viewlogic Systems, Inc.'s Speedwave, ViewSim and Fusion. In March 1999, the Company released the industry's first co-simulation product available on the Windows-NT operating system. This product is based on the Saber simulator and Model Technology Inc.'s ModelSim products. The co-simulation interfaces allow customers requiring mixed-signal, mixed-technology simulation to use models previously developed for one of these digital simulators.

TEMPLATE MODEL LIBRARIES. The Company's template models are mathematical descriptions of device behavior with built-in flexibility that allows designers to characterize specific components. Such templates describe the behavior of devices, such as transistors, hydraulic pumps, valves, motors or fiber optic cable. Each new template model broadens the applicability of the Saber simulator.

COMPONENT MODEL LIBRARIES. The Company's component models are specific mathematical descriptions of device behavior. Component models represent the catalog of parts available to the simulator user, and include such things as specific diodes, transistors, opamps, regulators, analog-to-digital converters, pulse width modulators, motors, lamps, fuses and many non-electrical components such as fiber optic devices, hydraulic pumps, hoses and actuators. The Company has a constantly growing set of component models, with over 20,000 parts in its various component libraries.

The Company's internal model development team has developed and refined techniques and special hardware and software that the Company uses to characterize and to build component models which account for behavioral changes caused by variations in temperature, frequency, power and by statistical variation in manufacturing.

SABERDESIGNER ENVIRONMENT. SaberDesigner is a comprehensive graphical design environment that provides a Windows-style integrated tool set and user interface for design entry, simulation and analysis. SaberDesigner is a tool set intended to provide the power and capabilities of Saber simulation to the average or infrequent user. The SaberDesigner tool set consists of four basic elements:
SaberGuide, a graphical user interface to access and operate the simulator; SaberScope, a graphical post-processing and waveform display program for analyzing and viewing simulation results; SaberBook, the on-line documentation package for Saber that allows guided access to relevant user information on-line and SaberSketch, a schematic entry and drawing package. SaberGuide and SaberBook are included with the Saber simulator. These tools are tightly integrated to enhance user convenience and the speed of the design process, and are available on both the UNIX and Windows NT platforms.

SABERHARNESS DESIGN ENVIRONMENT. In March 1999, the Company introduced the SaberHarness product line. SaberHarness is a suite of tools for the design of complex wire harnesses such as are found in automobiles, aircraft or other large systems. The SaberHarness product line includes the SaberHarness wire editor, the SaberBundle editor, a basic simulator, and special component simulation models for harness design. The system is unique in its single database approach and simulation orientation. It is compatible with the Saber simulator for evaluating the performance of an entire system. The SaberHarness environment also includes interfaces to 3-D mechanical software such as the CATIA products from Dassault Systems. It is available on both UNIX and Windows NT platforms.

INSPECS ANALYSIS PACKAGE. The InSpecs Analysis Package ("InSpecs") is a set of tools that helps design engineers analyze the results of their simulations. Using this package, designers can identify and choose the best combination of component values, tolerances and ratings to optimize products, reduce costs and increase yields. This tool set uses stress and sensitivity analyses to identify the critical parts in the design, comprehensive measurements to acquire and distill data to assess performance and statistical "Monte Carlo" analysis to provide insight into the performance variations caused by component and parameter tolerances experienced in manufacturing.

FRAMEWAY INTEGRATIONS. The Company's Frameway Integrations provide interfaces to the design frameworks provided by Mentor Graphics Corporation, Cadence Design Systems, Inc. and Viewlogic Systems, Inc. By using an Analogy Frameway Integrations product, users of these other UNIX-based Electronic Design Automation ("EDA") frameworks can obtain the benefits and capabilities of the Company's products while using their standard design process and the accustomed look and feel of their host EDA framework. These Frameway Integrations also give users of the Company's simulation products the advantage of being able to move models, designs and simulation data between different EDA vendor environments. If one division or customer is using Mentor Graphics Corporation's tools and another division or customer is using Cadence Design Systems, Inc.'s tools, they can both use Saber and, through the Frameway Integrations, share models or designs across environments. This interoperability is not otherwise easily accomplished and enables the Company's products to provide a bridge between competing frameworks. In March 1999, the Company introduced a Frameway for Viewlogic's Workview Office products on the Windows NT platform.

TESTIFY. Testify is a product that automates the repetitive process of running simulations and making performance measurements. It can be used in the top-down design process to quickly compare the performance of a specific implementation against a simulated specification. Testify can also be used for Test Program Set development by the military. Testify can help test engineers improve the testability of designs, which may reduce test development costs and improve Test Program Set quality. Testify also has applications in other systems environments such as automotive and industrial control.

CUSTOMER SERVICE AND SUPPORT

The Company provides services in training, on-site engineering, consulting and contract model development. The Company maintains six world-wide training centers: in Beaverton, Oregon; Ann Arbor, Michigan; Frederick, Maryland; Swindon, England; Paris, France and Munich, Germany. A seventh center is provided through the Company's distributor in Tokyo, Japan. Classes are taught regularly at these facilities on the use of the simulation products and on modeling in the MAST language. The Company also provides specialized component characterization services to its customers. For large class sizes, the Company will provide training at the customer's location. Company-trained applications engineers help develop customer-proprietary models and templates, and the Company maintains a staff of highly trained and experienced applications engineers to consult on specialized design and modeling applications in fields such as electrical, mechanical, ASICs and ICs, power supplies and control systems.

The Company maintains and supports products through its own operations, those of its subsidiaries and through its distributors. The Company offers a technical support hotline to customers and distributors. Support engineers answer the technical support calls and generally provide same-day responses to questions that cannot be resolved during the initial call.

SALES AND MARKETING

The Company markets its products worldwide through a staff that, as of March 31, 1999, consisted of 73 Company-employed field sales and support personnel. The Company manages its worldwide sales operations from its Beaverton, Oregon headquarters. The Company markets its products in North America and Europe through a direct sales and support organization. U.S. sales offices are located in these metropolitan areas: Chicago, Dallas, Detroit, Los Angeles, Rochester (New York), San Francisco, and Washington, D.C. as well as at the Company's headquarters in Beaverton, Oregon. In Europe the Company maintains, through wholly-owned subsidiaries, sales and support offices near Paris, London, Munich and Stockholm, and through distributors in the Benelux countries and Italy. The Company sells through distributors in Israel, India, Japan, Korea, the PRC and Taiwan, and to the government sector in the U.S.

The Company also has a university program for purposes of increasing the number of engineers trained in the use of the Saber simulator, MAST modeling language and development of behavioral models. The Company has made its software available to more than 109 universities worldwide, many of which are conducting research in such areas as power device modeling, mixed-technology simulation and design, micro-electro-mechanical systems (MEMs), and failure mode analysis. The results of this research are then made available to the industrial community, which enables Saber to be more readily used by these customers.


RESEARCH AND DEVELOPMENT

The Company focuses its research and development efforts in the areas of simulator development, model development techniques and product accessibility. Research and development expenditures for fiscal years 1999, 1998 and 1997 were $8.8 million, $6.3 million and $5.4 million, respectively. SEE ITEM 7 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

In modeling, the Company continues to expand its model libraries through internal model development and research and development contracts. The Company believes that continued enhancement of the depth, breadth and quality of its model libraries will be critical to achieving and maintaining technological and market leadership. To further its research and development efforts in modeling techniques and model development consistent with its strategic objectives, the Company pursues funded research and development from governmental entities and corporations and has entered into model development contracts with selected customers, including government and academic organizations. As discussed in ITEM 7 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, the Company has completed its performance under the grant and two contracts it had received from the U.S. government and there can be no assurance that revenues from the U.S. government grant and contracts will be replaced.

The Company is continuing to extend the applicability and accessibility of its products by providing user interfaces that incorporate the vocabulary and mathematical and display conventions of engineers working in a variety of technologies. The Company continues to focus resources on maintaining its framework integration and co-simulation tools, as the products to which these tools are linked are updated.

No assurance can be given that current research and development efforts, including those described above, will be successful, or will result in the introduction of new or enhanced products on any particular timetable, or at all. In the face of technological change, a failure to introduce new or enhanced products or a failure to introduce them in a timely manner could have a material adverse impact on the Company's business, financial condition and results of operations.

COMPETITION

In the design of ICs, the Company faces competition from many vendors of simulation tools. However, most available simulators are digital or SPICE-based (Simulation Program with Integrated Circuit Emphasis) and are highly specialized to ICs and are therefore not applicable to broader mixed-signal, mixed-technology systems. In the broader systems markets, the Company does not believe that it currently experiences significant competition. However, the design environments of virtually all of the Company's major customers are based on one or another of the major EDA vendors' design frameworks. This pattern drives the need for and usefulness of the Company's Frameway Integration products that permit data interchange between Saber and the products of other vendors. Such other vendors typically have programs to encourage other companies to integrate with the vendors' products and the Company participates in these programs for frameworks it views as strategically important. In the harness design market, the Company competes against a small number of competitors as well as customer's proprietary internally developed tools. One of the Company's competitors, a division of a much larger EDA company, has been in the market for several years. Some 3-D computer-aided design companies offer products that are both complementary and competitive with the Company's SaberHarness products.

Many large EDA companies have significant operating histories and significantly greater financial, technical, and marketing resources, greater name recognition, larger installed customer bases and longer relationships with many of the Company's key existing and target customers than does the Company. In addition, most have introduced simulation products (including some analog and mixed-signal behavioral modeling simulation products) to serve the IC designer particularly. In the past year there has been significant progress in the development of analog and mixed-signal HDL standards based on the existing VHDL and Verilog standards. The Company is heavily involved in the definition of these standards and expects to offer products which support these standards. The Company also expects competitors, including major EDA companies, to introduce analog and/or mixed-signal simulation products based on one or more of these standards in the near future.

There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on its business, results of operations and financial condition.

PROPRIETARY RIGHTS

The Company relies primarily on trade secret and ongoing development efforts to protect its technology and augments those strategies with patents, copyrights and trademarks where the Company believes it is useful to do so. The Company has obtained six U.S. and two Canadian patents on various aspects of its products, including parameter extraction techniques, Calaveras synchronization techniques for mixed mode simulation, waveform calculator and behavioral modeling. Other patent applications are pending or in process. The Company's policy has been to enter into confidentiality agreements with all employees and signed license agreements that include nondisclosure provisions with all distributors and customers. The Company limits access to and distribution of its software, applicable documentation and other proprietary information. The Company's software is protected as an unpublished copyrighted work and is shipped with a software security lock that limits software access to authorized users. Additionally, access to the software source code is only provided for interface products and selected models and only to major customers pursuant to license agreements that include nondisclosure provisions. The Company holds a worldwide, perpetual, fully paid-up license to use the Saber trademark from its owner, American Airlines, Inc. The Company has United States registrations for the following trademarks: Analogy, Analogy HDL, Calaveras Algorithm, Frameway, Hypermodel, PowerExpress, InSpecs, MODPEX and MAST. The Company has European and Japanese registrations for certain of these and other trademarks. The Company asserts other common law trademarks and has a number of registrations pending.

Despite the activities described above, no assurance can be given that the steps taken by the Company will provide adequate protection of its technology or that competitors will not be able to develop similar or functionally equivalent technology. Additionally, copyright and trade secret protection may be limited in certain foreign countries. The Company believes, however, that because of the rapid pace of technological change in the EDA industry, the legal intellectual property protection for its products is a less significant factor in the Company's success than the knowledge, creative abilities and effectiveness of its engineering and marketing staff and the timeliness and quality of its support services. Although the Company does not believe that its products infringe the proprietary rights of others and has not received any claims of infringement of the proprietary rights of others, in the future the Company may receive notice of claims of infringement of other parties' proprietary rights and there can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims against third parties, such as customers) will not be asserted against the Company or that any such assertions will not have a material adverse effect on the Company's business, financial condition or results of operations.

EMPLOYEES

At March 31, 1999, the Company had 185 employees, including 88 in marketing and sales, 73 in research, development and engineering and 24 in systems, administration and finance. The Company believes its future success will depend on its continued ability to attract and retain highly qualified technical, management and sales and marketing personnel. The Company's employees are not subject to a collective bargaining agreement and the Company believes that its employee relations are good.

ITEM 2. PROPERTIES

The Company's executive offices, as well as its principal engineering and marketing operations, are located in leased facilities consisting of a total of approximately 51,000 square feet in two adjacent buildings in Beaverton, Oregon. The lease for 11,000 square feet of space, which the Company does not plan to replace, expires on December 31, 1999. The lease for 40,000 square feet expires on August 31, 2001. The Company also leases office space for seven U.S. field sales offices located in these metropolitan areas: Chicago, Dallas, Detroit, Los Angeles, Rochester (New York), San Francisco, and Washington, D.C. Lease commitments for these facilities vary; some are month to month, and the remainder have terms of 12 to 36 months. In addition, the Company has leased office space near London, Munich, Paris and Stockholm, and maintains an office in Beijing.

ITEM 3. LEGAL PROCEEDINGS

As of the date of this Report, there were no material legal proceedings to which the Company or its subsidiaries is a party or to which any of their properties are subject.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of the Company's shareholders during the quarter ended March 31, 1999.

                                     PART II


ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS

The Company's common stock is quoted on the Nasdaq National Market System under the symbol "ANLG." The high and low sales prices as reported on the Nasdaq National Market System for fiscal years 1998 and 1999 were as follows.

                                   Low                  High
                                   ---                  ----
   1998
   First Quarter                 $3 3/4                $4 3/4
   Second Quarter                 3 13/16               5 7/8
   Third Quarter                  5 1/2                   7
   Fourth Quarter                 5 1/8                 8 1/8
   1999
   First Quarter                  4 3/4                   8
   Second Quarter                 2 1/2                 6 1/2
   Third Quarter                  2 7/8                 4 7/16
   Fourth Quarter                   3                     4


There were 116 shareholders of record and approximately 2,200 beneficial shareholders at June 1, 1999. The Company has never declared or paid cash dividends on its common stock. The Company intends to retain earnings from operations for use in the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future.

There were no sales of unregistered securities by the Company during the fiscal year ended March 31, 1999.

ITEM 6. SELECTED FINANCIAL DATA

The Company's Selected Consolidated Financial Data appears on page F-1 of this Report.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The Company develops, markets and supports high-performance software and model libraries for the top-down design and behavioral simulation of mixed-signal and mixed-technology systems.

The Company's product license revenue consists of license fees for its software products and template and component model library subscription fees. Service and other revenue consists of software maintenance fees, training, consulting and both commercial and governmental contract model development and research and development contracts. The Company's software products are shipped only after the Company has an executed software license agreement with a customer. Revenue from software licenses is recognized upon shipment to the customer. Revenue from sales to resellers is generally recognized upon shipment to the reseller. In the case of certain long-term contracts, revenue is recognized on a subscription basis over the life of the contract. Revenue from library subscription fees is typically billed annually and the related revenue is recognized ratably over the life of the contract, usually twelve months. Maintenance is normally billed in advance and recognized ratably over the life of the contract, which is usually twelve months. Training, consulting and certain other services revenue is recognized as the services or portions thereof have been provided. Revenue from contract model development is generally recognized upon shipment of the underlying models, or upon compliance with acceptance criteria as agreed to with the customer.

The Company received a modeling contract from the U.S. Air Force in fiscal year 1997. The Company also received a contract from the Defense Advanced Research Projects Agency ("DARPA") in fiscal year 1997 and a multi-year grant from the National Institute of Standards and Technology ("NIST") in fiscal year 1996 which provided funding to the Company for research and development. The DARPA contract contained cost sharing provisions. The final models under the U.S. Air Force contract were delivered in the fourth quarter of fiscal year 1998, therefore, no further revenues were received in fiscal year 1999 from this source. In addition, revenues from the NIST grant concluded at the end of the first quarter of fiscal year 1999 and revenues from the DARPA contract were minimal in fiscal year 1999, as this contract expired at the end of fiscal year 1999.

FACTORS THAT MAY AFFECT FUTURE RESULTS

This report, including the following discussion and analysis of financial condition and results of operations, contains certain statements, trend analysis and other information that constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which may involve risks and uncertainties. Such forward looking statements include, but are not limited to, statements including the words "anticipate," "believe," "estimate," "expect," "plan," "intend" and other similar expressions. These forward looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, without limitation, the receipt and timing of orders for the Company's products, changes in capital spending plans by key customers, the lengthy sales cycles for the Company's products, the effect of the Asian economic situation, the impact of expense reductions on the Company, increased adoption of behavioral modeling design methodologies for mixed-signal and mixed-technology systems design, the Company's ongoing ability to introduce new products and expand its markets, customer acceptance of new products, seasonal fluctuations in the Company's order patterns and competitive initiatives, unanticipated costs related to the Year 2000 issue, and other risks listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, or otherwise disclosed by the Company.

Results of operations for the periods discussed below should not be considered indicative of the results to be expected in any future period, and fluctuations in operating results may also result in fluctuations in the market price of the Company's common stock. Like most high technology companies, the Company faces certain business risks that could have adverse effects on the Company's results of operations, including those discussed below, and those discussed elsewhere in this Report.

The Company's quarterly operating results have fluctuated in the past and may fluctuate in the future as a result of the large percentage of orders that are not received by the Company until near the end of the quarter. The Company's expense levels are based, in part, on its expectations as to future revenue. If revenue levels are below expectations, results of operations may be disproportionately affected because only a small portion of the Company's expenses varies with its revenue. As a result, the Company may not learn of, or be able to confirm, revenue or earnings shortfalls until late in the quarter or following the end of the quarter. Seasonal factors, including decreases in revenues in European markets in the second fiscal quarter resulting from European holidays in July and August, and cyclical economic patterns in the aerospace, defense, automotive or other end-user industries also contribute to quarter-to-quarter fluctuations. Any shortfall in revenue or earnings from expected levels or other failure to meet expectations of the financial markets regarding results of operations could have an immediate and significant adverse effect on the trading price of the Company's common stock in any given period.

The Company has historically derived a significant portion of its revenue from the automotive industry. The automotive industry is characterized by high cyclicality, technological change, fluctuations in manufacturing capacity, labor issues, and pricing and gross margin pressures. This industry has from time to time experienced significant economic downturns characterized by decreased product demand, production over-capacity, price erosion, work slowdowns and layoffs. The Company has also historically derived a significant portion of its revenue from the aerospace and defense industries, which have been characterized by significant technological changes, high cyclicality and the potential for significant downturns in business activity resulting from changes in economic conditions or governmental resources and spending policies. No assurance can be given that the industries served by the Company will experience economic growth, will not experience a downturn or that any downturn will not be severe, or that such conditions would not have a material adverse effect on the Company's business, financial condition and results of operations.

The Company's operating results have depended, and will continue to depend, upon designers of mixed-signal and mixed-technology systems adopting methods of design analysis and simulation which use behavioral modeling techniques. The design analysis and simulation industry is characterized by rapid technological change, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The Company's future success will depend upon its ability to enhance its current products and to develop or acquire new products that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of its customers.

RESULTS OF OPERATIONS

The following table sets forth for the periods indicated selected items of the Company's consolidated statements of operations as a percentage of total revenue:

                                                                 Year Ended March 31,
                                                         -----------------------------------
                                                           1999         1998         1997
                                                         ---------    ---------    ---------
Revenue:
 Product licenses                                            60.8 %       55.4 %       60.5 %
 Service and other                                           39.2         44.6         39.5
                                                         ---------    ---------    ---------
      Total revenue                                         100.0        100.0        100.0
Cost of revenue:
 Product licenses                                             7.2          6.9          6.9
 Service and other                                            4.6         11.0          9.2
                                                         ---------    ---------    ---------
     Total cost of revenue                                   11.8         17.9         16.1
                                                         ---------    ---------    ---------
Gross profit                                                 88.2         82.1         83.9
Operating expenses:
 Research and development                                    32.8         24.3         22.6
 Sales and marketing                                         52.4         56.4         52.7
 General and administrative                                   8.9         11.6         11.4
 Amortization of intangibles                                  1.4          1.4          0.5
 Restructuring charges                                        2.1           --           --
 Acquired in-process research and development                  --           --          7.9
                                                         ---------    ---------    ---------
     Total operating expenses                                97.6         93.7         95.1
                                                         ---------    ---------    ---------
Operating loss                                               (9.4)       (11.6)       (11.2)
Other expense, net                                           (1.2)        (0.3)        (0.1)
                                                         ---------    ---------    ---------
Loss before income taxes                                    (10.6)       (11.9)       (11.3)
Income tax expense                                            1.7          1.1          1.4
                                                         ---------    ---------    ---------
Net loss                                                    (12.3)%      (13.0)%      (12.7)%
                                                         ---------    ---------    ---------
                                                         ---------    ---------    ---------

FISCAL YEARS 1999 AND 1998

Total revenue increased 3.9% to $26.8 million in fiscal year 1999 from $25.8 million in fiscal year 1998. No one customer accounted for 10% or more of total revenue in fiscal year 1999 or 1998.

Product license revenue increased 14.2% to $16.3 million in fiscal year 1999 from $14.3 million in fiscal year 1998. Throughout fiscal year 1999, the Company has experienced increased demand for its products from customers in Europe, and to a lesser extent the U.S., offset by reduced demand from customers in Asia.

Service and other revenue decreased 8.8% to $10.5 million in fiscal year 1999 from $11.5 million in fiscal year 1998. The decrease was due primarily to decreased revenues under the NIST grant and U.S. government contracts, offset by increased demand for the Company's maintenance, consulting and other services resulting from growth in the Company's installed base. The final models under the U.S. Air Force contract were delivered in the fourth quarter of fiscal year 1998, therefore, no revenues were received in fiscal year 1999 from this source. In addition, revenues from the NIST grant concluded at the end of the first quarter of fiscal year 1999 and revenues from the DARPA contract were minimal in fiscal year 1999, as this contract expired at the end of fiscal year 1999. Revenues recognized under the NIST grant and the two contracts, in the aggregate, were not significant in fiscal year 1999 and were approximately $2.8 million and $1.8 million fiscal years 1998 and 1997, respectively.

Total revenues from U.S. government-related sources, including the previously mentioned specific awards, were not significant as a percentage of total revenues in fiscal year 1999, and were approximately 10.9% and 18.1% of total revenues during fiscal years 1998 and 1997, respectively

The Company sells its products and services through its wholly-owned subsidiaries in Europe and through distributors in Asia. The Company's international operations accounted for 54.8%, 42.5% and 41.0% of the Company's total revenue for fiscal years 1999, 1998 and 1997, respectively. Throughout fiscal year 1999 the Company has experienced reduced demand from customers in Asia and is continuing to monitor the Asian financial situation and the impact on its customers.

COST OF REVENUE

Total cost of revenue decreased 31.6% to $3.2 million in fiscal year 1999 from $4.6 million in fiscal year 1998.

Cost of product license revenue consists primarily of documentation expense, media manufacturing costs, supplies, shipping expense, amortization of component and template model library costs and royalty payments. The Company does not capitalize development costs for software products since the time between the establishment of a working model of the software product and its commercialization is typically of a short duration. Cost of product license revenue decreased to 11.8% of product license revenue in fiscal year 1999 from 12.4% in fiscal year 1998. Costs such as documentation expense and supplies are expensed as incurred, and development costs associated with creating the library of component and template models are capitalized and amortized over the estimated product life. These costs and amortization expenses may not necessarily relate to the number of product licenses shipped during the period.

Cost of service and other revenue consists primarily of maintenance and customer support expenses (including product enhancements and improvements, bug fixes, telephone support, installation assistance and on-site support), certain contract model development costs associated with the U.S. Air Force and DARPA contracts and the NIST grant, and the direct cost of providing services such as training and consulting. As a percentage of service and other revenue, cost of service and other revenue decreased to 11.8 % in fiscal year 1999 from 24.6% in fiscal year 1998. The decrease was primarily attributable to decreased activity under the NIST grant, and the U.S. Air Force and DARPA contracts, which had higher costs associated with them than the Company's other services. The final models under the U.S. Air Force contract were delivered in the fourth quarter of fiscal year 1998, therefore, no costs were incurred in fiscal year 1999 in connection with this contract. In addition, the NIST grant concluded at the end of the first quarter of fiscal year 1999 and costs incurred under the DARPA contract were minimal in fiscal year 1999 as this contract expired at the end of fiscal year 1999.

RESEARCH AND DEVELOPMENT

Research and development expense includes all costs associated with development of new products and technology research. Costs classified in this category primarily include such items as salaries, fringe benefits and an allocation of facilities and systems support costs including depreciation of capital equipment used in research and development. Research and development expenses increased 40.6% to $8.8 million in fiscal year 1999 from $6.3 million in fiscal year 1998. As discussed under "Revenue" and "Cost of Revenue" above, the final models under the U.S. Air Force contract were delivered in the fourth quarter of fiscal year 1998, the NIST grant concluded at the end of the first quarter of fiscal year 1999 and the DARPA contract expired in fiscal 1999. Accordingly, payroll and overhead related to research and development personnel performing work under these contracts was matched with related revenues and recorded as cost of service and other revenue in fiscal year 1998, whereas similar costs in fiscal year 1999 were recorded as research and development expense, which increased research and development expense in fiscal year 1999. This increase was partially offset by the work force reduction which occurred in the first quarter of fiscal 1999. As a percentage of total revenue, research and development costs increased to 32.8% in fiscal year 1999 from 24.3% in fiscal year 1998.

SALES AND MARKETING

Sales and marketing expense consists primarily of salaries, commissions, travel and costs of promotional activities. Sales and marketing expense decreased 3.5% to $14.1 million in fiscal year 1999 from $14.6 million in fiscal year 1998. Sales and marketing expenses decreased in fiscal year 1999 primarily as a result of the work force reduction which occurred in the first quarter of fiscal 1999. This decrease was offset by increased costs associated with the Company's corporate image marketing campaign in first quarter of fiscal year 1999, and costs associated with recruiting new sales employees in the U.S. in the fourth quarter of 1999. As a percentage of total revenue, sales and marketing expenses decreased to 52.4% in fiscal year 1999 from 56.4% in fiscal year 1998.

GENERAL AND ADMINISTRATIVE

General and administrative expenses include costs associated with the Company's executive staff, legal, accounting, corporate systems, facilities and human resources departments. General and administrative expenses decreased 20.4% to $2.4 million in fiscal year 1999 from $3.0 million in fiscal year 1998. The decreases primarily resulted from work force reductions implemented during the first quarter of fiscal year 1999. As a percentage of total revenue, general and administrative expenses decreased to 8.9% in fiscal year 1999 from 11.6% in fiscal year 1998.

RESTRUCTURING CHARGES

Results of operations for fiscal year 1999 included a $557,000 charge for costs associated with a restructuring plan undertaken to improve profitability. The restructuring plan consisted primarily of work force reductions and other cost control efforts. All of the restructuring charges were paid in fiscal year 1999.

OTHER EXPENSE, NET

Other expense, net primarily consists of interest expense, the effects of foreign currency transaction gains and losses, and interest income on cash and cash equivalents. Other expense, net was $340,000 in fiscal year 1999 and $86,000 in fiscal year 1998. Interest expense increased due to amortization of finance charges in fiscal year 1999, related to the sale of approximately $4.0 million of accounts receivable to a financial institution in the fourth quarter of fiscal year 1998. Interest income decreased due to lower levels of cash and cash equivalents held during the periods. The change in other income (expense) primarily related to increased foreign currency transaction losses.

INCOME TAX EXPENSE

The Company provided for foreign income and withholding taxes and state income taxes of $455,000 and $275,000 in the aggregate, in fiscal years 1999 and 1998, respectively. The Company's effective tax rate is sensitive to shifts in income and losses among the various countries in which the Company does business, since in some countries the Company is in a tax paying position while in other countries the Company has operating loss carryforwards available to offset taxable income.

At March 31, 1999, the Company had federal net operating loss carryforwards of approximately $11.4 million which expire at various dates beginning in 2009 and ending in 2019, if not utilized. Utilization of $950,000 of federal net operating losses is subject to annual limitations due to a change in the Company's fiscal year in 1994. For financial reporting purposes the Company has established a valuation allowance against its deferred tax assets because of the uncertainty relating to the realization of such asset values. SEE NOTE 8 OF NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FISCAL YEARS 1998 AND 1997

REVENUE

Total revenue increased 7.6% to $25.8 million in fiscal year 1998 from $24.0 million in fiscal year 1997. No one customer accounted for 10% or more of total revenue in fiscal year 1998 or 1997.

Product license revenue decreased 1.5% to $14.3 million in fiscal year 1998 from $14.5 million in fiscal year 1997.

Service and other revenue increased 21.7% to $11.5 million in fiscal year 1998 from $9.5 million in fiscal year 1997. The change was due primarily to increased demand for the Company's maintenance and other services, growth in the Company's installed base, greater revenues from the U.S. Air Force under a $2.0 million modeling contract awarded during the first quarter of fiscal year 1997 and greater revenues from DARPA under a $1.3 million contract awarded in September 1996. The final models under the U.S. Air Force contract were delivered in the fourth quarter of fiscal year 1998. In addition, revenues from the NIST grant and the DARPA contract declined significantly in the fourth quarter of fiscal year 1998 as these contracts neared expiration. Revenues recognized under these contracts, in the aggregate, were approximately $2.8 million and $1.8 million in fiscal year 1998 and 1997, respectively.

In addition to revenues received under the NIST grant, and under the contracts with the U.S. Air Force and DARPA, the Company received other revenues from the U.S. government or its subcontractors during fiscal years 1998 and 1997. Total revenues from U.S. government-related sources, including the previously mentioned specific contracts, accounted for approximately 10.9% and 18.1% of total revenues during fiscal year 1998 and 1997, respectively.

The Company's international operations accounted for 42.5% and 41.0% of the Company's total revenue for fiscal years 1998 and 1997, respectively. The majority of the Company's international operations are conducted through the Company's wholly-owned subsidiaries in Europe. International revenue increased as a percentage of total revenue primarily as a result of decreased sales in the United States in fiscal year 1998. The Company sells its products and services through its wholly-owned subsidiaries in Europe and through distributors in Asia.

COST OF REVENUE

Total cost of revenue increased 19.6% to $4.6 million in fiscal year 1998 from $3.9 million in fiscal year 1997.

Cost of product license revenue increased to 12.4% of product license revenue in fiscal year 1998 from 11.4% in fiscal year 1997, due primarily to increased amortization of model library costs and royalty payments. In addition, costs such as documentation expense and supplies are expensed as incurred, which may not necessarily relate to the number of product licenses shipped during the period.

Cost of service and other revenue increased to 24.6% of service and other revenue in fiscal year 1998 from 23.3% of service and other revenue in fiscal year 1997. The increase was primarily attributable to increased costs associated with performance under the NIST, U.S. Air Force and DARPA contracts in fiscal year 1998. In addition, maintenance revenue earned in fiscal year 1998 increased compared to maintenance revenue earned in fiscal 1997. The NIST grant and the U.S. Air Force contract were nearing completion during the fourth quarter of fiscal year 1998, and the DARPA expired in October 1998.

RESEARCH AND DEVELOPMENT

Research and development expenses increased 15.6% to $6.3 million in fiscal year 1998 from $5.4 million in fiscal year 1997, and increased as a percentage of total revenue to 24.3% in fiscal year 1998 from 22.6% in fiscal year 1997. The increase was primarily attributable to increases in research and development personnel and increased salaries.

SALES AND MARKETING

Sales and marketing expense increased 15.3% to $14.6 million in fiscal year 1998 from $12.6 million in fiscal year 1997, and increased as a percentage of total revenue to 56.4% in fiscal year 1998 from 52.7% in fiscal year 1997. The increases primarily resulted from increases in personnel, sales commissions, salaries, travel, the establishment of a new telemarketing function early in fiscal 1998, and costs associated with the Company's corporate image advertising campaign, which began in the fourth quarter of fiscal year 1998.

GENERAL AND ADMINISTRATIVE

General and administrative expenses increased 9.5% to $3.0 million in fiscal year 1998 from $2.7 million in fiscal year 1997, and increased as a percentage of total of revenue to 11.6% in fiscal year 1998 from 11.4% in fiscal 1997. The increases primarily resulted from increased depreciation expense related to the investment in application software and equipment associated with updating corporate information systems in fiscal year 1997, increased salaries expense and the effects of a full year of increased general and administrative expenses of Symmetry Design Systems, Inc., which was acquired during fiscal year 1997.

OTHER EXPENSE, NET

Other expense, net was $86,000 and $11,000 in fiscal year 1998 and 1997, respectively. The change was primarily attributable to reduced interest income resulting from a lower level of cash, cash equivalents and marketable securities held during the periods, offset by foreign currency transaction gains and losses.

INCOME TAX EXPENSE

The Company provided for foreign income and withholding taxes of $275,000 and $341,000 in fiscal years 1998 and 1997, respectively. The Company's effective tax rate is sensitive to shifts in income and losses among the various countries in which the Company does business, since in some countries the Company is in a tax paying position while in other countries the Company has operating loss carryforwards available to offset taxable income.

LIQUIDITY AND CAPITAL RESOURCES

Net cash used in operating activities was $4.1 million in fiscal year 1999, which included a net loss for the period offset by an adjustment for depreciation and amortization, as well as changes in operating assets and liabilities. Accounts payable and accrued expenses decreased due to the timing of payments. Unearned revenue decreased due to revenue recognized during the period, partially offset by payments received. Accounts receivable increased compared to the balance at March 31, 1998 which was net of a March 1998 sale of approximately $4.0 million of accounts receivable to a financial institution.

Net cash used in investing activities was $2.5 million in fiscal year 1999, which primarily included expenditures associated with the investment in the Company's component and template model libraries and capital expenditures for the upgrade of corporate information systems.

Net cash provided by financing activities was $488,000 in fiscal year 1999, which included proceeds from the Company's operating line of credit and proceeds from the exercise of stock options and warrants offset by principal payments on capital lease obligations.

The Company has an operating line of credit with a bank which allows the Company to receive advances of up to $5.0 million based on 80% of eligible domestic accounts receivable, and is secured by accounts receivable, furniture, fixtures and equipment and general intangibles. Interest is payable monthly at the bank's prime rate plus 0.5% (8.25% at March 31, 1999). The line of credit facility requires the Company to maintain certain financial and other covenants including minimum net worth, results of operations and the ratio of current assets to current liabilities. The Company was in compliance with all covenants at March 31, 1999. At March 31, 1999, the Company had borrowings outstanding under the operating line of $400,000 and additional borrowing capacity of approximately $1.4 million. The line of credit matures on April 4, 2000.

In May 1999, to provide a further source of liquidity, the Company negotiated a non-recourse receivables purchase agreement with a bank, for the sale of up to $1.5 million of foreign accounts receivable. The agreement allows for the sale of certain accounts receivable without recourse at a discount rate equal to the bank's prime rate plus 3%. To date, the Company has not executed sales of accounts receivable under this agreement.

The Company believes its existing cash and cash equivalents, combined with amounts available under its operating line of credit and non-recourse receivables purchase agreement, and cash flows expected to be generated by operations, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for the next twelve months. Depending on a variety of factors which cannot be predicted with certainty, including the Company's results of operations, receipt and timing of orders for the Company's products, changes in capital spending plans by key customers, the impact of expense reductions on the Company, the Company's ongoing ability to introduce new products and expand its markets, seasonal fluctuations in the Company's order patterns and unanticipated costs related to the Year 2000 issue, the Company may need to raise additional funds. Such additional funding could be more costly than the Company's current line of credit and non-recourse receivables purchase agreement or, if equity, could be materially dilutive to existing shareholders. There can be no assurance that additional financing would be available and, if available, that the terms would be acceptable to the Company or that such financing could be obtained in a timely manner. If adequate funds are not available as required, the Company's ability to continue its research and product development efforts, as well as the Company's financial condition and results of operations will be adversely affected.

YEAR 2000 ISSUE

The Company is assessing its computer software programs and operating systems used in its internal operations including development and accounting systems, to determine their readiness for the Year 2000. The inability of computer software programs and operating systems to accurately recognize, interpret and process date data designating the Year 2000 and beyond could cause systems to yield inaccurate results or encounter operating problems, including disruption of the business operations these systems control. The Company has completed its internal assessment but intends to continue to monitor Year 2000 compliance matters on an ongoing basis.

The Company has completed contacting its major suppliers of products and services to assess the Year 2000 compliance of each. The Company is in the process of developing a plan to address any major deficiencies discovered with respect to those suppliers contacted. As the majority of the Company's major customers are "Fortune 100" companies, the Company has begun to review Year 2000 public disclosures made by its major customers to determine whether their operations are Year 2000 compliant. If the Company's major suppliers of products and services and its major customers are not Year 2000 compliant, their noncompliance may cause a material disruption to their businesses which could negatively impact the Company in many ways, including the inability to collect payments from customers and the delay or cessation of deliveries of products or services. Additionally, risks associated with parties located outside the U.S. may be higher as it is generally believed than non-U.S. businesses may not be addressing their Year 2000 issues on as timely a basis as U.S. businesses. There can be no assurance that major suppliers of products and services and major customers will adequately address their Year 2000 issues. The Company expects to complete its assessment of its major customers by September 30, 1999.

Like all businesses, the Company will be at risk from other external infrastructure failures that could arise from Year 2000 failures. It is not clear that electrical power, telephone and computer networks, for example, will be fully functional in the countries in which the Company does business in the year 2000. Investigation and assessment of infrastructures, like national power grids, transportation systems, communications systems or major institutions such as government or banking systems is beyond the scope and resources of the Company. Investors should use their own awareness of potential problems regarding infrastructure issues and their potential impact on the Company's performance.

The Company has assessed its products to determine their readiness for the Year 2000. The Company's products do not require date-specific calculations and therefore the Company believes they will be unaffected by the Year 2000 transition. The Company believes that its 5.0 product version, released in March 1999, when used in combination with compliant operating systems and development environment software of third parties, is Year 2000 compliant. To the extent that a user of the Company's products does not have Year 2000 compliant operating systems or development environments, the Company can give no assurance as to Year 2000 compliance of its products used on such operating systems or development environments.

The Company has not incurred, and does not expect to incur material incremental costs to ensure Year 2000 compliance of its systems or products. Certain systems have been targeted for replacement based on Year 2000 and other technology considerations. The Company anticipates that affected systems will be replaced prior to September 30, 1999. However, related expenditures are not anticipated to be material. At this time, the Company foresees nominal incremental spending for the Year 2000 issue.

Based on the Company's assessment to date, the Company currently believes that Year 2000 issues will not pose significant risks for the Company. However, if all Year 2000 issues are not properly identified, or assessment, remediation and testing are not effected timely with respect to Year 2000 problems that are identified, there can be no assurance that the Year 2000 issue will not have a material adverse impact on the Company's business, financial condition or results of operations, or adversely affect the Company's relationships with customers, vendors or others.

The Company is in the process of developing a contingency plan for dealing with the most likely worst-case scenario. The Company currently plans to complete such contingency planning by November 30, 1999.

The costs of the Company's Year 2000 assessment, remediation and testing efforts and the dates on which the Company believes it will complete such efforts and the timing and effectiveness of the Company's future product releases are forward-looking statements that are based upon management's best estimates. Such estimates were derived using numerous assumptions regarding future events, including the continued availability of certain resources, third party remediation plans and compliance assurances, and other factors. There can be no assurance that these estimates will prove to be accurate, and actual results could differ materially from those currently anticipated.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair value be recognized currently in results of operations unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. The Company does not expect SFAS No. 133 to have a material impact on its consolidated financial statements.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The Company does not currently use derivative financial instruments for speculative purposes which expose the Company to market risk. The Company is exposed to cash flow and fair value risk due to changes in interest rates with respect to its outstanding debt. Information required by this item is set forth in ITEM 7 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION and in
Note 10 of Notes to Consolidated Financial Statements.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The information required by this item is included under QUARTERLY CONSOLIDATED FINANCIAL DATA on page F-2 of this Report, and as listed below:

                                                                        Page No.
                                                                        --------
Report of KPMG Peat Marwick                                               F-3
LLP
Consolidated Balance Sheets, March 31, 1999 and 1998                      F-4

Consolidated Statements of Operations for the years ended                 F-5
March 31, 1999, 1998 and 1997

Consolidated Statements of Shareholders' Equity for the years ended       F-6
March 31, 1999, 1998 and 1997

Consolidated Statements of Cash Flows for the years ended                 F-7
March 31, 1999, 1998 and 1997

Notes to Consolidated Financial Statements                                F-8

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                                    PART III


ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The information required by this item is included under the captions ELECTION OF DIRECTORS and MANAGEMENT in the Company's Proxy Statement for its 1999 Annual Meeting of Shareholders and is incorporated herein by reference. The information required by Item 405 of Regulation S-K is included under the caption SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE in the Company's Proxy Statement for its 1999 Annual Meeting of Shareholders and is incorporated herein by reference.


ITEM 11.  EXECUTIVE COMPENSATION

The information required by this item is included under the caption EXECUTIVE COMPENSATION in the Company's Proxy Statement for its 1999 Annual Meeting of Shareholders and is incorporated herein by reference.


ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information required by this item is included under the caption STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS in the Company's Proxy Statement for its 1999 Annual Meeting of Shareholders and is incorporated herein by reference.


ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information required by this item is included under the caption CERTAIN RELATIONSHIPS AND RELATED Transactions in the Company's Proxy Statement for its 1999 Annual Meeting of Shareholders and is incorporated herein by reference.


                                     PART IV


ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a) (1) FINANCIAL STATEMENTS:

         The information required by this item is included beginning on page F-3 of this Report, and as listed in Part II, Item 8 of this Report.

(a) (2) FINANCIAL STATEMENT SCHEDULES:

         Schedules not listed under this item have been omitted because the information required to be set forth therein is not applicable.

(a) (3) EXHIBITS INCLUDED HEREIN:

EXHIBIT NO.        DESCRIPTION

          2.1 Agreement and Plan of Merger dated as of October 23, 1996, by and among Analogy, Inc., Analogy Acquisition Corporation and Symmetry Design Systems, Inc. , incorporated by reference to Exhibits to the Company's Current Report on Form 8-K, dated November 22, 1996 (the "November 1996 8-K")

          2.2 First Amendment to Agreement and Plan of Merger dated as of November 22, 1996, by and among Analogy, Inc., Analogy Acquisition Corporation and Symmetry Design Systems, Inc., incorporated by reference to Exhibits to the November 1996 8-K

          3.1 Third Restated Articles of Incorporation of Analogy, Inc., incorporated by reference to Exhibits to the Company's Registration Statement on Form S-1, as amended, effective March 22, 1996, Commission Registration No. 333-00266 (the "Registration Statement")

          3.2 Second Restated Bylaws of Analogy, Inc., incorporated by reference to Exhibits to the Registration Statement

          4.1 Registration Rights Agreement dated as of November 22, 1996, by and among Analogy, Inc., Alan B. Grebene, Martin G. Walker, Chenmin Hu, Xinping He, Yu Liu, Andrew L. Hughes, Wenge Wu, Zheng Shi, John A. Wilson, Qing Chang and E-Hui Xu incorporated by reference to Exhibits to the November 1996 8-K

          10.1 Form of Indemnity Agreement between Analogy, Inc. and each of its executive officers and directors incorporated by reference to Exhibits to the Registration Statement*

          10.2 Analogy, Inc. 1986 Stock Option Plan incorporated by reference to Exhibits to the Registration Statement *

          10.3 Amended and Restated 1993 Stock Incentive Plan, as amended, incorporated by reference to Exhibits to the 1998 Definitive Proxy Statement as filed with the Commission June 10, 1998 *

          10.4 1995 Stock Option Plan for Nonemployee Directors incorporated by reference to Exhibits to the Registration Statement *

          10.5 Form of Stock Option Agreement incorporated by reference to Exhibits to the Registration Statement *

          10.6 Control Change Agreement dated effective August 18, 1995 between Analogy, Inc. and Gary P. Arnold incorporated by reference to Exhibits to the Registration Statement *

          10.7 Trademark License Agreement between American Airlines, Inc. and Analogy, Inc. incorporated by reference to Exhibits to the Registration Statement

          10.8 Business Park Lease dated August 30, 1993, between Analogy, Inc. and Petula Associates Ltd. and Koll Creekside Associates II incorporated by reference to Exhibits to the Registration Statement

          10.9 U.S. Department of Commerce Financial Assistance Award incorporated by reference to Exhibits to the Registration Statement

         10.10 1996 Employee Stock Purchase Plan, incorporated by reference to Exhibits to the Company's Annual Report on Form 10-K for its fiscal year ended March 31, 1996*

         10.11 Non-Recourse Receivables Purchase Agreement dated May 3, 1999 between Silicon Valley Bank and Analogy, Inc., filed herewith

EXHIBIT NO.        DESCRIPTION

         10.12 Loan and Security Agreement dated March 10, 1997 between Silicon Valley Bank and Analogy, Inc., filed herewith

         10.13 Loan Modification dated March 5, 1998 between Silicon Valley Bank and Analogy, Inc., filed herewith

         10.14 Loan Modification dated June 30, 1998 between Silicon Valley Bank and Analogy, Inc., filed herewith

         10.15 Loan Modification dated March 29, 1999 between Silicon Valley Bank and Analogy, Inc., filed herewith

          21.0 Subsidiaries of Analogy, Inc., filed herewith

          23.0 Consent of KPMG Peat Marwick LLP, filed herewith

          27.0 Financial Data Schedule, filed herewith

      *  Denotes management contract or compensatory plan or arrangement.

(b) REPORTS ON FORM 8-K:

A Report on Form 8-K, containing the Company's earnings release for the quarter and nine months ended December 31, 1998, under Item 5, was filed on January 27, 1999. No other Reports on Form 8-K were filed during the quarter ended March 31, 1999.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 18th day of June 1999.

                                             ANALOGY, INC.

                                             By /s/ Gary P. Arnold
                                                ------------------
                                             Gary P. Arnold
                                             Chairman of the Board, President
                                             and Chief Executive Officer

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities indicated, on the 18th day of June 1999.

Signature                           Title
---------                           -----
/s/ Gary P. Arnold                  Chairman of the Board, President and Chief
----------------------------        Executive Officer (Principal Executive
Gary P. Arnold                      Officer)

/s/ Duane C. Fromhart               Vice President and Corporate Controller
----------------------------        (Principal Financial Officer)
Duane C. Fromhart

/s/ Dr. Martin Vlach                Vice President, Chief Scientist and Director
----------------------------
Dr. Martin Vlach

                                    Director
----------------------------
Robert L. Cattoi

                                    Director
----------------------------
John H. Faehndrich

/s/ Neil E. Goldschmidt             Director
----------------------------
Neil E. Goldschmidt

/s/ Frank Roehr                     Director
----------------------------
Frank Roehr

                                    Director
----------------------------
Charles Sporck

                         ANALOGY, INC. AND SUBSIDIARIES
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         YEAR ENDED MARCH 31,
                                                    ----------------------------------------------------------------
                                                           1999         1998        1997         1996          1995
                                                           ----         ----        ----         ----          ----
STATEMENT OF OPERATIONS DATA:
Revenue:
 Product licenses                                   $    16,307  $    14,278 $    14,501   $   15,562  $     11,090
 Service and other                                       10,498       11,512       9,459        6,176         5,165
                                                      ----------   ----------  ----------    ---------   -----------
     Total revenue                                       26,805       25,790      23,960       21,738        16,255
Cost of revenue:
 Product licenses                                         1,920        1,776       1,652        1,426         1,255
 Service and other                                        1,234        2,833       2,202          994           511
                                                      ----------   ----------  ----------    ---------   -----------
     Total cost of revenue                                3,154        4,609       3,854        2,420         1,766
                                                      ----------   ----------  ----------    ---------   -----------
       Gross profit                                      23,651       21,181      20,106       19,318        14,489
Operating expenses:
 Research and development                                 8,802        6,260       5,413        4,518         3,735
 Sales and marketing                                     14,055       14,559      12,622       10,708         9,332
 General and administrative                               2,378        2,987       2,728        2,373         2,345
 Amortization of intangibles                                368          368         136           --            --
  Restructuring charges                                     557           --          --           --            --
 Acquired in-process
    research and development                                 --           --       1,896           --            --
                                                      ----------   ----------  ----------    ---------   -----------
     Total operating expenses                            26,160       24,174      22,795       17,599        15,412
                                                      ----------   ----------  ----------    ---------   -----------
       Operating (loss) income                           (2,509)      (2,993)     (2,689)       1,719          (923)
Other expense, net                                         (340)         (86)        (11)        (523)         (408)
                                                      ----------   ----------  ----------    ---------   -----------
       (Loss) income before income taxes                 (2,849)      (3,079)     (2,700)       1,196        (1,331)
Income tax expense                                          455          275         341          370           196
                                                      ----------   ----------  ----------    ---------   -----------
       Net (loss) income                            $    (3,304) $    (3,354) $   (3,041)   $     826  $     (1,527)
                                                      ----------   ----------  ----------    ---------   -----------
                                                      ----------   ----------  ----------    ---------   -----------

Basic net (loss) income per share                   $     (0.35) $     (0.37)$     (0.35)   $    0.17  $      (0.35)
                                                      ----------   ----------  ----------    ---------   -----------
                                                      ----------   ----------  ----------    ---------   -----------
Diluted net (loss) income per share                 $     (0.35) $     (0.37) $    (0.35)   $    0.11  $      (0.35)
                                                      ----------   ----------  ----------    ---------   -----------
                                                      ----------   ----------  ----------    ---------   -----------

Shares used in per share calculations:
Basic                                                     9,426        9,188       8,584        4,816         4,378
Diluted                                                   9,426        9,188       8,584        7,820         4,378


                                                                              MARCH 31,
                                                   -----------------------------------------------------------------
                                                           1999         1998        1997          1996         1995
                                                           ----         ----        ----          ----         ----
BALANCE SHEET DATA:
Cash, cash equivalents, marketable securities            $2,008      $ 8,130     $ 3,524      $ 10,208       $1,179
Total assets                                             21,218       22,975      22,130        22,294       10,375
Long-term obligations, net of current portion               284          561         858           578        1,640
Shareholders' equity                                      5,990        8,695      11,317        11,491           27

                         ANALOGY, INC. AND SUBSIDIARIES
                      QUARTERLY CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                FIRST           SECOND          THIRD         FOURTH
                                               QUARTER         QUARTER         QUARTER       QUARTER
                                             -------------    ------------    ----------    -----------
FISCAL YEAR 1999
  Total revenue                             $      5,412      $    6,417      $  7,258      $   7,718
  Gross profit                                     4,558           5,804         6,330          6,959
  Net (loss) income                               (3,155)          (362)            53            160
  Basic net (loss) income per share                (0.34)         (0.04)          0.01           0.02
  Diluted net (loss) income per share              (0.34)         (0.04)          0.01           0.02


FISCAL YEAR 1998                                  As Restated (1)
                                            -----------------------------
  Total revenue                             $      5,212      $    6,742      $  7,846      $   5,990
  Gross profit                                     4,077           5,361         6,813          4,930
  Net (loss) income                                 (943)             55           347         (2,813)
  Basic net (loss) income per share                (0.10)           0.01          0.04          (0.30)
  Diluted net (loss) income per share              (0.10)           0.01          0.04          (0.30)


(1) In April 1998, the Company determined that revenue from products sold to a reseller previously recognized in the first and second quarters of fiscal 1998 of $774 and $400, respectively, should more appropriately be recognized as revenue at the time the product is sold to the ultimate end user rather than to recognize the revenue when it is sold to the reseller. Accordingly, the results of operations for the first and second quarters of fiscal year 1998 have been restated.

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Shareholders
Analogy, Inc.:


We have audited the accompanying consolidated balance sheets of Analogy, Inc. and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Analogy, Inc. and subsidiaries as of March 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1999, in conformity with generally accepted accounting principles.


                                              KPMG Peat Marwick LLP

Portland, Oregon
May 7, 1999

                         ANALOGY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                              MARCH 31,
                                                                  -----------------------------------
                                                                        1999                1998
                                                                  -----------------     -------------
   Assets
     Current assets:
       Cash and cash equivalents                                  $      2,008          $      8,130
       Accounts receivable                                               6,738                 3,946
       Prepaid expenses                                                  1,033                 1,160
       Other assets, net                                                 2,271                   506
                                                                      ---------             ---------
            Total current assets                                        12,050                13,742

       Furniture, fixtures and equipment, net                            2,416                 3,811
       Library costs, net                                                4,495                 3,924
       Other assets, net                                                 2,257                 1,498
                                                                      ---------             ---------
                                                                      ---------             ---------
                                                                  $     21,218          $     22,975
                                                                      ---------             ---------
                                                                      ---------             ---------

   Liabilities and Shareholders' Equity Current liabilities:
       Line of credit                                             $        400          $         --
       Accounts payable and accrued expenses                             1,320                 1,895

       Current portion of capital leases                                   403                   536
       Accrued salaries and benefits                                     2,709                 2,726
       Unearned revenue                                                  8,657                 7,254
                                                                      ---------             ---------
         Total current liabilities                                      13,489                12,411

      Non-current portion of capital leases                                219                   454
      Deferred contract revenue                                          1,455                 1,308
      Other liabilities                                                     65                   107

     Commitments

     Shareholders' equity:
       Common stock, no par value, authorized 35,000 shares;
          shares issued and outstanding : 9,521 and 9,330
          at March 31, 1999 and 1998, respectively                      18,569                17,906
       Accumulated other comprehensive loss -
          foreign currency translation                                    (269)                 (205)
       Accumulated deficit                                             (12,310)               (9,006)
                                                                      ---------             ---------
         Total shareholders' equity                                      5,990                 8,695
                                                                      ---------             ---------
                                                                      ---------             ---------
                                                                  $     21,218          $     22,975
                                                                      ---------             ---------
                                                                      ---------             ---------


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                         ANALOGY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             YEAR ENDED MARCH 31,

                                                 ----------------------------------------------
                                                     1999             1998            1997
                                                 -------------     -----------     ------------
     Revenue:
        Product licenses                         $     16,307          14,278      $    14,501
        Service and other                              10,498          11,512            9,459
                                                    ----------       ---------        ---------
           Total revenue                               26,805          25,790           23,960

     Cost of revenue:

        Product licenses                                1,920           1,776            1,652
        Service and other                               1,234           2,833            2,202
                                                    ----------       ---------        ---------
           Total cost of revenue                        3,154           4,609            3,854
                                                    ----------       ---------        ---------

           Gross profit                                23,651          21,181           20,106

     Operating expenses:
        Research and development                        8,802           6,260            5,413
        Sales and marketing                            14,055          14,559           12,622
        General and administrative                      2,378           2,987            2,728
        Amortization of intangibles                       368             368              136
        Restructuring charges                             557              --               --
        Acquired in-process research
          and development                                  --              --            1,896
                                                    ----------       ---------        ---------
           Total operating expenses                    26,160          24,174           22,795
                                                    ----------       ---------        ---------

           Operating loss                              (2,509)         (2,993)          (2,689)

     Other income (expense):
        Interest income                                    46             103              302
        Interest expense                                 (253)           (221)            (191)
        Other income (expense)                           (133)             32             (122)
                                                    ----------       ---------        ---------
           Other expense, net                            (340)            (86)             (11)
                                                    ----------       ---------        ---------

           Loss before income
              taxes                                    (2,849)         (3,079)          (2,700)

     Income tax expense                                   455             275              341
                                                    ----------       ---------        ---------

     Net loss                                    $     (3,304)         (3,354)     $    (3,041)
                                                    ----------       ---------        ---------
                                                    ----------       ---------        ---------

     Basic net loss per share                    $      (0.35)          (0.37)     $     (0.35)
                                                    ----------       ---------        ---------
                                                    ----------       ---------        ---------
     Diluted net loss per share                  $      (0.35)          (0.37)     $     (0.35)
                                                    ----------       ---------        ---------
                                                    ----------       ---------        ---------

     Shares used in per share calculations:
          Basic                                         9,426           9,188            8,584
                                                                                      =========
                                                    ----------       ---------        ---------
                                                    ----------       ---------        ---------
          Diluted                                       9,426           9,188            8,584
                                                    ----------       ---------        ---------
                                                    ----------       ---------        ---------

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                         ANALOGY, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                       ACCUMULATED
                                                                          OTHER          ACCUM-          TOTAL
                                                 COMMON STOCK          COMPREHENSIVE      ULATED      SHAREHOLDERS'
                                           --------------------------
                                             SHARES        AMOUNT          LOSS          DEFICIT         EQUITY
                                           ---------     ------------    ---------    --------------    ---------
Balance at March 31, 1996                      8,293        $ 14,180         $(78)       $ (2,611)        $ 11,491

Exercise of stock options
  and warrants                                   142             207           --              --              207
Issuance of common stock
  in connection with acquisition                 650           2,681           --              --            2,681
Issuance of common stock, net                     33              56           --              --               56
Net loss                                          --              --           --          (3,041)          (3,041)
Foreign currency translation                      --              --          (77)             --             (77)
                                           ----------    ------------    ---------    ------------      -----------
Balance at March 31, 1997                      9,118          17,124         (155)         (5,652)          11,317

Exercise of stock options
  and warrants                                   212             782           --              --              782
Net loss                                          --              --           --          (3,354)          (3,354)
Foreign currency translation                      --              --          (50)             --              (50)
                                           ----------    ------------    ---------    ------------      -----------
Balance at March 31, 1998                      9,330          17,906         (205)         (9,006)           8,695

Exercise of stock options
  and warrants                                   191             663           --              --              663
Net loss                                          --              --           --          (3,304)          (3,304)
Foreign currency translation                      --              --          (64)             --              (64)
                                           ----------    ------------    ---------    ------------      -----------
Balance at March 31, 1999                      9,521        $ 18,569       $ (269)      $ (12,310)         $ 5,990
                                           ----------    ------------    ---------    ------------      -----------
                                           ----------    ------------    ---------    ------------      -----------



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                         ANALOGY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (IN THOUSANDS)

                              YEAR ENDED MARCH 31,

                                                                        --------------------------------------------
                                                                          1999            1998             1997
                                                                        ----------     ------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                          $      (3,304)    $     (3,354)    $     (3,041)
  Adjustments to reconcile net loss to net cash
      (used in) provided by operating activities:
       Depreciation and amortization                                        3,987            3,802            2,983
       Acquired in-process research and development                            --               --            1,896
  Changes in operating assets and liabilities (net of effects of acquisition):
    Accounts receivable                                                    (2,884)           5,076           (3,436)
    Prepaid expenses and other assets                                      (1,101)          (1,140)            (888)
    Accounts payable and accrued expenses                                    (626)             849               (6)
    Unearned revenue                                                         (148)           2,920              667
                                                                        ----------       ----------       ----------
          Net cash (used in) provided by operating activities              (4,076)           8,153           (1,825)
                                                                        ----------       ----------       ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of marketable securities                                          --               --           (5,910)
    Sales of marketable securities                                             --               --            3,013
    Maturities of marketable securities                                        --            1,700            1,200
    Capital expenditures for furniture, fixtures and equipment               (597)          (1,261)          (2,094)
    Capital expenditures for library costs                                 (1,949)          (2,379)          (1,588)
    Net cash acquired in acquisition                                           --               --              260
                                                                        ----------       ----------       ----------
          Net cash used in investing activities                            (2,546)          (1,940)          (5,119)
                                                                        ----------       ----------       ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from note payable                                                 400               --                --
   Payments on subordinated debt                                               --               --             (929)
   Principal payments on capital leases                                      (575)            (608)            (734)
   Proceeds from sale of common stock                                          --               --               56
   Proceeds from exercise of stock options and warrants                       663              782              207
                                                                        ----------       ----------       ----------
          Net cash provided by (used in) financing activities                 488              174           (1,400)
                                                                        ----------       ----------       ----------
   Effect of exchange rate changes on cash and cash equivalents                12              (84)             (37)
                                                                        ----------       ----------       ----------
          Net (decrease) increase in cash and cash equivalents             (6,122)           6,303           (8,381)
   Cash and cash equivalents at beginning of period                         8,130            1,827           10,208
                                                                        ----------       ----------       ----------
   Cash and cash equivalents at end of period                       $       2,008     $      8,130     $      1,827
                                                                        ----------       ----------       ----------
                                                                        ----------       ----------       ----------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for: Interest                                           $         253     $        132     $        167
                         Income taxes                                         379              338              215
SUPPLEMENTAL DISCLOSURE OF NONCASH INFORMATION:
   Acquisition of equipment under capital lease obligations         $         208     $        532     $        839
   Recording of deferred and unearned contract revenue                      4,288               --               --
   Acquisition of Symmetry Design Systems, Inc.:
     Assets acquired and liabilities assumed, net of cash acquired  $          --     $         --     $     (2,421)
     Issuance of common stock                                                  --               --            2,681
                                                                        ----------       ----------       ----------
        Net cash acquired in acquisition                            $          --     $         --     $        260


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                         ANALOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          MARCH 31, 1999, 1998 AND 1997


(1) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Analogy, Inc. and subsidiaries (the Company) develops, markets and supports high-performance software and model libraries for the top-down design and behavioral simulation of mixed-signal and mixed-technology systems.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries, Analogy UK Ltd., Analogy GmbH, Analogy France SARL, Analogy AB (Sweden) and Symmetry Design Systems, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

FOREIGN CURRENCY TRANSLATION

The local currency is the functional currency in the Company's foreign subsidiaries. Assets and liabilities of the foreign subsidiaries are translated to U.S. dollars at current rates of exchange, and revenues and expenses are translated using weighted average rates during the year. Foreign currency translation adjustments are included as a separate component of shareholders' equity. Foreign currency transaction gains and losses are included as a component of other income and expense.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of accounts receivable. At March 31, 1999 and 1998, European customers accounted for approximately 60% and 50%, respectively, of accounts receivable. To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial condition. The Company does not generally require collateral.

The Company historically has derived a significant portion of its revenue from the automotive, aerospace and defense industries. Total revenues from U.S. government-related sources were not significant in fiscal year 1999, and were approximately 10.9% and 18.1% of total revenues during fiscal years 1998 and 1997, respectively.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash and short term highly liquid investments with remaining maturities of three months or less when purchased.

ACCOUNTS RECEIVABLE

In March 1998, the Company sold approximately $4.0 million of accounts receivable on a non-recourse basis. The carrying amount approximated the fair value and as a result no gain or loss was recognized on the sale.

FURNITURE, FIXTURES AND EQUIPMENT

Furniture, fixtures and equipment are stated at cost. Furniture and equipment under capital leases are stated at the lower of the present value of minimum lease payments at the beginning of the lease term or fair value of the leased assets at the inception of the lease. Depreciation of furniture, fixtures and equipment is calculated on the straight-line method over estimated useful lives of five years for office furniture and fixtures and three years for computer equipment and software. Assets held under capital leases and leasehold improvements are amortized on the straight-line method over the shorter of the related lease term or estimated useful life of the leased assets.

RESEARCH AND DEVELOPMENT

Expenditures for research and development are expensed as incurred. The Company does not capitalize software development costs after technological feasibility has been established since the time period between product release and establishment of technological feasibility is short.

During fiscal year 1997, the Company entered into a cost-sharing agreement with DARPA for research and development covering a three year period, pursuant to which the Company was obligated to provide matching direct and indirect support costs up to $1.3 million and to deliver progress reports over the same period. Reimbursed costs under this agreement were $129,000, $774,000 and $348,000 in fiscal years 1999, 1998 and 1997, respectively. During fiscal year 1996, the Company was awarded a research grant from NIST which covered a three year period, pursuant to which the Company was obligated to provide matching indirect cost of support up to $400,000 and to deliver progress reports over the same period. Reimbursed costs under this grant were $74,000, $765,000 and $768,000, in fiscal years 1999, 1998 and 1997, respectively.

LIBRARY COSTS

Development costs associated with creating the library of component and template models are capitalized and amortized on a straight-line basis over the estimated product life of five years.

The Company recognized amortization expense of approximately $1,378,000, $1,184,000 and $975,000 related to its capitalized library costs in fiscal years 1999, 1998 and 1997, respectively.

REVENUE RECOGNITION

The Company's software products are shipped only after the Company has an executed software license agreement with a customer. Revenue from software licenses is recognized upon shipment to the customer. Revenue from sales to resellers is generally recognized upon shipment to the reseller. In the case of certain long-term contracts, revenue is recognized on a subscription basis over the life of the contract. Revenue from library subscription fees is typically billed annually and the related revenue is recognized ratably over the life of the contract, usually twelve months.

Maintenance is normally billed in advance and recognized ratably over the life of the contract, which is usually twelve months. Training, consulting and certain other services revenue is recognized as the services or portions thereof have been provided. Revenue from contract model development is generally recognized upon shipment of the underlying models, or upon acceptance criteria as agreed to with the customer.

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

COMPUTATION OF NET LOSS PER SHARE

Basic and diluted loss per share are computed using the weighted average number of shares of common stock outstanding for the period, since all potential dilutive securities are excluded from the calculation as they are antidilutive. The dilutive effect of stock options outstanding for the purchase of approximately 1.8 million, 1.5 million and 1.3 million shares for fiscal years 1999, 1998 and 1997, respectively, and warrants outstanding for the purchase of 10,000, 340,000 and 400,000 shares for fiscal years 1999, 1998 and 1997, respectively were not included in loss per share calculations, because to do so would have been anti-dilutive.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term nature of these instruments.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. The Company has not identified any such impairment losses.

SEGMENT REPORTING

The Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131") for the year ended March 31, 1999. Based on definitions contained within SFAS 131, the Company has determined that it operates in one segment.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 also requires that changes in the derivative's fair value be recognized currently in results of operations unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 15, 2000. The Company does not expect SFAS 133 to have a material impact on its consolidated financial statements.

RECLASSIFICATION

Certain prior period amounts have been reclassified to conform with the fiscal year 1999 presentation.

(2)      COMPREHENSIVE LOSS

The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which establishes requirements for disclosure of comprehensive income. The objective of SFAS 130 is to report all changes in equity that result from transactions and economic events other than transactions with owners. Comprehensive loss is the total of net loss and all other non-owner changes in equity. The reconciliation of net loss to comprehensive loss is as follows (in thousands):

                                                                  Fiscal Year
                                              ----------------------------------------------------
                                                   1999               1998               1997
                                                 ----------        ------------       ------------
Net loss                                        $   (3,304)       $    (3,354)       $    (3,041)
Foreign currency translation adjustments               (64)               (50)               (77)
                                                 ----------        ------------       ------------
                                                 ----------        ------------       ------------
Comprehensive net loss                          $   (3,368)       $    (3,404)       $    (3,118)
                                                 ----------        ------------       ------------
                                                 ----------        ------------       ------------

(3) RESTRUCTURING

Results of operations for fiscal year 1999 included a $557,000 charge for costs associated with a restructuring plan undertaken to improve profitability. The restructuring plan consisted primarily of work force reductions and other cost control efforts. All of the restructuring charges were paid in fiscal year 1999.

(4)  ACQUISITION

In November 1996, the Company acquired Symmetry Design Systems, Inc., ("Symmetry") a developer of analog and mixed-signal modeling tools and model libraries. The Company accounted for the acquisition using the purchase method and valued the transaction at approximately $2.9 million. The excess of the acquisition cost over the fair value of the net assets acquired is being amortized over three years using the straight-line method. The accompanying financial statements include the results of operations of Symmetry from the date of the acquisition.

In connection with the acquisition, the Company acquired the ongoing research and development activities of Symmetry resulting in a one-time pre-tax charge of $1.9 million, in fiscal year 1997, related to the write off of certain in-process research and development costs. The value assigned to the in-process research and development represents those research and development efforts in process at the acquisition date for which technological feasibility had not yet been established and which had no alternative future uses. Accounting principles require that such costs be charged to expense as incurred.

In connection with the acquisition and in consideration for non-compete agreements entered into with certain key employees of Symmetry, the Company issued warrants to purchase 400,000 shares of the Company's common stock at $4.125 per share. No warrants were outstanding at March 31, 1999.

(5) FURNITURE, FIXTURES AND EQUIPMENT, NET

Furniture, fixtures and equipment, net consists of the following (in thousands):

                                                      March 31,
                                               -----------------------------
                                                 1999               1998
                                               ----------        -----------
   Office furniture                           $      946        $       940
   Computer equipment                              9,667              8,964
   Software                                        1,818              1,605
   Leasehold improvements                            248                375
                                               ----------        -----------
                                                  12,679             11,884
   Less: accumulated depreciation
        and amortization                         (10,263)            (8,073)
                                               ----------        -----------
                                              $    2,416        $     3,811
                                               ----------        -----------
                                               ----------        -----------

(6) LEASES

The Company has entered into various capital leases for certain furniture and equipment that expire at various dates during the next three years. Several capital leases require that the Company remit security deposits as collateral for the lease. Security deposits are generally released by the leasing company at the rate of one-half at twelve months and one-half at twenty-four months from the date of lease inception. In April 1997, in connection with the negotiation of a lease line of credit the Company issued warrants to purchase 10,000 shares of its common stock at $7.50 per share which were immediately exercisable and expire on June 23, 2001.

Furniture, fixtures and equipment, net include the following capital lease amounts (in thousands):

                                                        March 31,
                                              ------------------------------
                                                1999                 1998
                                              ----------           ---------
   Furniture and equipment                 $      4,785         $     4,577
   Less accumulated amortization                 (3,752)             (3,193)
                                              ----------           ---------
                                           $      1,033         $     1,384
                                              ----------           ---------
                                              ----------           ---------

The Company also leases its office facilities and certain office equipment under non-cancelable operating lease agreements.

Future minimum lease payments under these leases are as follows (in thousands):

                                                    Capital         Operating
                                                     Leases          Leases
                                                   -----------     ------------
   Year ending March 31,
   2000                                           $       443     $        642
   2001                                                   225              383
   2002                                                     2              287
                                                   -----------     ------------
      Total minimum lease payments                        670     $      1,312
                                                                   ------------
                                                                   ------------
   Less amount representing interest                      (48)
                                                   -----------
      Present value of net minimum
        capital lease payments                            622
   Less current portion of capital leases                (403)
                                                   -----------
                                                   -----------
      Non-current portion of capital leases       $       219
                                                   -----------
                                                   -----------

Rent expense under operating leases in fiscal years 1999, 1998 and 1997 was approximately $1,404,000, $1,248,000 and $1,429,000, respectively.

(7) STOCK-BASED COMPENSATION PLANS

EMPLOYEE STOCK PURCHASE PLAN

The Company has an Employee Stock Purchase Plan (the "ESPP") which allows employees of the Company to purchase shares of the Company's common stock through accumulated payroll deductions. Participating employees may elect to contribute up to 10% of their eligible compensation during each pay period to the ESPP. The ESPP provides for two semi-annual offering periods beginning February 1 and August 1 of each year. Participant funds are accumulated during the offering period and used to automatically purchase shares of the Company's common stock at 85% of the lower of the fair market value of such stock at the beginning of the offering period or the fair market value at the purchase date. The Company has reserved 300,000 shares of common stock for issuance under the ESPP and had issued 257,189 shares as of March 31, 1999.

STOCK OPTION PLANS

The Company has a 1986 Stock Option Plan under which 625,000 shares of common stock are reserved for issuance, and a 1993 Stock Incentive Plan, as amended (the "1993 Plan") under which 2,077,911 shares of common stock are reserved for issuance. The 1993 Plan expires in 2003 unless terminated sooner by the Company or options have been granted and exercised on all shares available under the plan.

The Board of Directors may grant either incentive stock options with an exercise price of not less than the fair market value of the common stock at the date of grant or non-qualified stock options with an exercise price of not less than 85% of the fair market value of the common stock at the date of grant. The Board of Directors shall determine the period of each option and the time or times at which options may be exercised and any restrictions on the transfer of stock issued upon exercise of any options. The options generally vest over a period of four years and are exercisable over a period of ten years.

The table below summarizes the Company's stock option activity:

                                                                         Weighted
                                                    Number               Average
                                                      of                 Exercise
                                                    Shares                Price
                                                 ------------         --------------
   Outstanding options, March 31, 1996             1,044,432           $   2.63
   Granted                                           717,750               5.58
   Exercised                                        (142,263)              1.46
   Canceled                                         (293,311)              7.88
                                                 ------------
   Outstanding options, March 31, 1997             1,326,608               3.74
   Granted                                           248,125               5.53
   Exercised                                         (34,647)              3.53
   Canceled                                          (56,455)              4.86
                                                 ------------
   Outstanding options, March 31, 1998             1,483,631               3.98
   Granted                                           496,550               4.30
   Exercised                                         (33,067)              2.55
   Canceled                                         (175,131)              4.96
                                                 ------------
   Outstanding options, March 31, 1999             1,771,983               3.95
                                                 ------------
                                                 ------------

At March 31, 1999, stock options to purchase 1,036,858 shares of common stock at a weighted average exercise price of $3.45 per share were exercisable.

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123 ("SFAS 123")

SFAS 123 defines a fair value based method of accounting for employee stock options and similar equity instruments. As permitted under SFAS 123, the Company has elected to account for its stock-based compensation plans using APB 25. The Company has computed, for pro forma disclosure purposes, the value of options granted during fiscal year 1998 and 1997 using the Black-Scholes pricing model and the value of options granted during fiscal year 1996 using the minimum value pricing model.

The following weighted average assumptions were used in the computations:

                                                          Fiscal Year
                                        -------------------------------------------------
                                            1999              1998              1997
                                        -------------     -------------     -------------
     Risk-free interest rate               5.85%             5.65%              6.0%
     Expected dividend yield                0%                 0%                 0%
     Expected volatility                   76.9%             66.7%             77.2%
     Expected lives                     7.56 years        9.72 years        9.96 years

The total value of options and warrants granted during fiscal years 1999, 1998 and 1997 was approximately $1,428,000, $1,076,000 and $4,929,000, respectively, which would be amortized on a straight-line basis over the vesting period of the options or warrants (typically four years). The weighted average fair value of options and warrants granted during fiscal years 1999, 1998 and 1997 was $2.87, $4.17 and $4.41 per share, respectively. The Company issued 117,276, 106,536 and 33,377 shares under its Company's Employee Stock Purchase Plan during fiscal years 1999, 1998 and 1997. The related weighted average purchase price and weighted average fair value of shares issued were $3.53 and $2.51, respectively for fiscal year 1999; $3.88 and $2.00, respectively for fiscal year 1998; and $4.30 and $1.15, respectively for fiscal year 1997.

If the Company had accounted for its stock-based compensation plans in accordance with SFAS 123, the Company's net loss and net loss per share would have approximated the pro forma amounts show below:

                                                                      Fiscal Year
                                        ------------------------------------------------------------------
                                                1999                   1998                  1997
                                        -------------------    -------------------    --------------------
                                           As        Pro          As        Pro          As         Pro
                                        REPORTED    FORMA      REPORTED    FORMA       REPORTED    FORMA
Net loss (in thousands)                 $(3,304)   $(4,532)    $(3,354)   $(5,434)     $(3,041)   $(4,131)
Diluted net loss per share              $ (0.35)   $ (0.49)    $ (0.37)   $ (0.59)     $ (0.35)   $ (0.48)

The effect of applying SFAS 123 in this pro forma disclosure is not indicative of future results. SFAS 123 does not apply to awards prior to April 1, 1995. Additional awards are anticipated in future years.

The following table summarizes the information about stock options and warrants outstanding at March 31, 1999:

                                                                                  Options and
                 Options and Warrants Outstanding                             Warrants Exercisable
--------------------------------------------------------------------    ---------------------------------
                                          Weighted        Weighted                          Weighted
                                          Average         Average                            Average
     Range of            Number          Remaining        Exercise          Number          Exercise
 Exercise Prices     Outstanding at     Contractual        Price        Exercisable at        Price
    PER SHARE        MARCH 31, 1999     LIFE (YEARS)     PER SHARE     MARCH 31, 1999       PER SHARE
    ---------        --------------     ------------     ---------     --------------       ---------

$0.30 - $1.20               18,500          1.5             1.15                18,500        1.15
       1.40                310,687          3.7             1.40               310,687        1.40
       2.40                134,824          4.6             2.40               134,824        2.40
   3.00 - 4.00             523,075          7.7             3.69               187,859        4.00
    4.01 - 5.00             82,235          7.2             4.79                50,580        4.83
   5.01 - 6.00             684,512          7.7             5.49               319,358        5.29
       7.50                 28,150          4.6             7.50                25,050        7.50
                    ---------------                                     ---------------
                    ---------------                                     ---------------
                         1,781,983                                           1,046,858
                    ---------------                                     ---------------
                    ---------------                                     ---------------


(8) INCOME TAXES

Loss before income taxes was as follows (in thousands):

                                            Fiscal Year
                          ------------------------------------------------
                            1999              1998               1997
                          ----------       -----------        ------------
    United States     $      (4,512)    $      (5,782)     $       (5,880)
    Foreign                   1,663             2,703               3,180
                          ----------       -----------        ------------
                      $      (2,849)    $      (3,079)     $       (2,700)
                          ----------       -----------        ------------
                          ----------       -----------        ------------

Income tax expense consists of the following (in thousands):

                                         Fiscal Year
                        -----------------------------------------------
                          1999            1998                1997
                        ---------       ----------         ------------
    Current:
      State             $      6        $      49          $        --
      Foreign                449              226                  341
                        ---------       ----------         ------------
                        $    455        $     275          $       341
                        ---------       ----------         ------------
                        ---------       ----------         ------------

The actual income tax expense differs from the expected tax expense (computed by applying the U.S. federal corporate income tax rate of 34% to net loss before income taxes) as follows (in thousands):

                                                                 Fiscal Year
                                                   -----------------------------------------
                                                    1999            1998             1997
                                                   --------        --------        ---------
   Computed expected income tax
    benefit                                        $  (969)        $(1,047)        $   (918)
   Increase (reduction) in income
     tax benefit resulting from:
        State income tax benefit                      (175)           (124)             (27)
        Foreign income taxes and withholding           103             125              285
        Research and experimentation credits          (263)            (92)              --
        Expired foreign tax credits                     54              99               --
        Increase in valuation allowance              1,697           1,347              323
        In-process research and development             --              --              667
        Other                                            8             (33)              11
                                                   --------        --------        ---------
                                                   --------        --------        ---------
               Income tax expense                  $   455         $   275         $    341
                                                   --------        --------        ---------
                                                   --------        --------        ---------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

                                                                         Fiscal Year
                                                               ---------------------------------
                                                                   1999                1998
                                                               -------------       -------------
   Deferred tax assets:
     Unearned library and maintenance revenue                  $        674        $        652
     Federal and state net operating loss carryforwards               4,367               2,783
     Foreign net operating loss carryforwards                            27                 172
     Research and experimentation credit carryforwards                  540                 277
     Foreign tax credit carryforwards                                    --                  54
     Other                                                              673                 427
                                                               -------------       -------------
         Total gross deferred tax assets                              6,281               4,365
     Less valuation allowance                                        (4,557)             (2,860)
                                                               -------------       -------------
         Net deferred tax assets                                      1,724               1,505

   Deferred tax liabilities:
     Capitalized library costs                                       (1,724)             (1,505)
                                                               -------------       -------------
         Total deferred tax liabilities                              (1,724)             (1,505)
                                                               -------------       -------------
         Net deferred taxes                                    $         --        $         --
                                                               -------------       -------------
                                                               -------------       -------------

The valuation allowance for deferred tax assets as of March 31, 1999 was approximately $4.5 million. The net change in the total valuation allowance in fiscal years 1999, 1998 and 1997 was an increase of approximately $1,697,000 $1,258,000 and $323,000, respectively.

At March 31, 1999, the Company had net operating loss carryforwards for federal and state income tax purposes which can be used to offset future income subject to taxes. In addition, there are unused research and experimentation credits which can be offset against future federal income taxes after the loss carryforwards.
Such loss carryforwards and tax credits are summarized below (in thousands):

                                                                        Expiration
                                                         Amount            Dates
                                                       -----------     --------------
   Loss carryforwards:
     Federal                                           $   11,351        2009 - 2019
     State                                                 11,540        1999 - 2019
   Research and experimentation credits
     (federal only)                                           540        2001 - 2019

In addition, the Company has foreign income tax net operating losses of approximately $74,000, which expire in various years. Due to the change in the Company's fiscal year end, federal and state net operating losses of approximately $950,000 are to be deducted ratably over the six year period from March 31, 1995 to March 31, 2000.

(9) PROFIT SHARING PLAN

The Company has a profit sharing plan covering substantially all employees. The plan has 401(k) provisions whereby employees contribute to the plan through payroll deductions. The Company may elect to make discretionary contributions to the plan which are approved by the Board of Directors. The Company's contributions for fiscal years 1999, 1998 and 1997 were $269,000, $202,000 and $163,000 respectively.

(10) OPERATING LINE OF CREDIT AND NON-RECOURSE RECEIVABLES PURCHASE AGREEMENT

The Company has an operating line of credit with a bank which allows the Company to receive advances of up to $5.0 million based on 80% of eligible domestic accounts receivable, and is secured by accounts receivable, furniture, fixtures and equipment and general intangibles. Interest is payable monthly at the bank's prime rate plus 0.5% (8.25% at March 31, 1999). The line of credit facility requires the Company to maintain certain financial and other covenants including minimum net worth, results of operations and the ratio of current assets to current liabilities. The Company was in compliance with all covenants at March 31, 1999. At March 31, 1999, the Company had borrowings outstanding under the operating line of $400,000 and additional borrowing capacity of approximately $1.4 million. The line of credit matures on April 4, 2000.

In May 1999, the Company negotiated a non-recourse receivables purchase agreement for the sale of up to $1.5 million of foreign receivables to a bank. The agreement allows for the sale of certain receivables without recourse at a discount rate equal to the bank's prime rate plus 3%. To date, the Company has not executed sales of receivables under this agreement.

(11) BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

The Company markets its products in North America and Europe through its direct sales organization and in Asia through distributors. Revenue information is based on the location of the customer. The Company's geographic information is summarized as follows (in thousands):

                                                              Fiscal Year
                                                -----------------------------------------
                                                  1999            1998             1997
                                                ---------       ----------       ---------
   Revenues:
     United States                              $ 12,120        $  14,830        $ 13,737
     Germany                                       5,209            3,549           3,337
     France                                        2,709            1,585           1,846
     United Kingdom                                3,189            1,796           2,941
     Other                                         3,578            4,030           2,099
                                                ---------       ----------       ---------
                                                $ 26,805        $  25,790        $ 23,960
                                                ---------       ----------       ---------
                                                ---------       ----------       ---------


   Total assets (in thousands):
     United States                                11,460         $ 16,948
     United Kingdom                                4,365            1,412
     Germany                                       2,182            1,303
     France                                        2,377            2,556
     Other                                           834              756
                                                ---------       ----------
                                                  21,218         $ 22,975
                                                ---------       ----------
                                                ---------       ----------

No one customer accounted for more than 10% of total revenues for fiscal years 1999, 1998 or 1997.

                                  APPENDIX D

                                 ANALOGY, INC.
                               QUARTERLY REPORT
                                 ON FORM 10-Q
                            FOR THE QUARTER ENDED
                              DECEMBER 31, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549
                                    FORM 10-Q

           [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                For the quarterly period ended: December 31, 1999
                                       OR
          [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
           For the transition period from ____________ to ____________

                         COMMISSION FILE NUMBER: 0-27752




                                  ANALOGY, INC.
             (Exact name of registrant as specified in its charter)

                OREGON                             93-0892014
      (State or other jurisdiction              (I.R.S. Employer
    of incorporation or organization)          Identification No.)

                              9205 SW GEMINI DRIVE
                             BEAVERTON, OREGON 97008
              (Address of principal executive offices and zip code)

                                  503-626-9700
               (Registrant's telephone number including area code)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days: Yes [ X ] No [ ]

COMMON STOCK, NO PAR VALUE                           9,697,260
        (Class)                       (Shares outstanding at February 1, 2000)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  ANALOGY, INC.
                                    FORM 10-Q
                                      INDEX

PART I - FINANCIAL INFORMATION                                                                Page
                                                                                              ----
Item 1.  Financial Statements:

Consolidated Balance Sheets - December 31, 1999
and March 31, 1999.............................................................................2

Consolidated Statements of Operations - Three Months and Nine Months
ended December 31, 1999 and 1998...............................................................3

Consolidated Statements of Cash Flows -Nine Months
ended December 31, 1999 and 1998...............................................................4

Notes to Consolidated Financial Statements.....................................................5

Item 2.  Management's Discussion and Analysis of Financial Condition
         and Results of Operations.............................................................8

Item 3.  Quantitative and Qualitative Disclosure About Market Risk.............................16

PART II - OTHER INFORMATION

Item 6.  Exhibits and Reports on Form 8-K......................................................17


                         PART I - FINANCIAL INFORMATION

                         ANALOGY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                  December 31,           March 31,
                                                                      1999                  1999
                                                                  -------------        --------------
                                                                   (Unaudited)
Assets
  Current assets:
    Cash and cash equivalents                                      $       1,385       $       2,008
    Accounts receivable                                                    6,357               6,738
    Prepaid expenses                                                         987               1,033
    Other assets, net                                                      2,132               2,271
                                                                  -------------        --------------
         Total current assets                                             10,861              12,050

    Furniture, fixtures and equipment, net of accumulated
       depreciation and amortization of $11,349 and $10,263
       at December 31, 1999 and March 31, 1999, respectively               1,550               2,416
    Library costs, net                                                     4,434               4,495
    Other assets, net                                                      1,328               2,257
                                                                  -------------        --------------
                                                                   $      18,173       $      21,218
                                                                  -------------        --------------
                                                                  -------------        --------------

Liabilities and shareholders' equity
  Current liabilities:
    Note payable                                                   $       2,000       $           -
    Line of credit                                                             -                 400
    Advances under accounts receivable purchase agreement                    385                   -
    Current portion of capital leases                                        288                 403
    Accounts payable and accrued expenses                                  1,588               1,320
    Accrued salaries and benefits                                          1,991               2,709
    Unearned revenue                                                       7,190               8,657
                                                                  -------------        --------------
      Total current liabilities                                           13,442              13,489

   Non-current portion of capital leases                                      87                 219
   Deferred contract revenue                                                 649               1,455
   Other liabilities                                                          46                  65

  Commitments                                                                  -                   -

  Shareholders' equity:
    Common stock, no par value, authorized 35,000 shares;
       shares issued and outstanding : 9,697 and 9,521
       at December 31, 1999 and March 31, 1999, respectively              18,936              18,569
    Accumulated other comprehensive loss -
       foreign currency translation                                         (307)               (269)
    Accumulated deficit                                                  (14,680)            (12,310)
                                                                  -------------        --------------
      Total shareholders' equity                                           3,949               5,990
                                                                  -------------        --------------
                                                                   $      18,173       $      21,218
                                                                  -------------        --------------
                                                                  -------------        --------------

        The accompanying notes are an integral part of these consolidated financial statements.

                         ANALOGY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                   Three months ended                Nine months ended
                                                      December 31,                      December 31,
                                              -----------------------------     -----------------------------
                                                    1999            1998             1999             1998
                                              -------------     -----------     ------------    -------------
     Revenue:
        Product licenses                      $      3,656      $    4,316      $     9,497     $     11,196
        Service and other                            2,296           2,942            7,453            7,891
                                              -------------     -----------     ------------    -------------
           Total revenue                             5,952           7,258           16,950           19,087

     Cost of revenue:
        Product licenses                               511             478            1,563            1,407
        Service and other                              163             450              497              988
                                              -------------     -----------     ------------    -------------
           Total cost of revenue                       674             928            2,060            2,395
                                              -------------     -----------     ------------    -------------

           Gross profit                              5,278           6,330           14,890           16,692

     Operating expenses:
        Research and development                     1,831           2,081            5,688            6,773
        Sales and marketing                          2,948           3,383            9,400           10,066
        General and administrative                     395             586            1,478            1,892
        Amortization of intangibles                     86              92              270              276
        Restructuring charges                            -               -                -              557
                                              -------------     -----------     ------------    -------------
           Total operating expenses                  5,260           6,142           16,836           19,564
                                              -------------     -----------     ------------    -------------

           Operating income (loss)                      18             188           (1,946)          (2,872)

     Other expense, net                                (20)            (15)             (91)            (246)
                                              -------------     -----------     ------------    -------------
          (Loss) income before income
              taxes                                     (2)            173           (2,037)          (3,118)

     Income tax expense                                141             120              333              346
                                              -------------     -----------     ------------    -------------

           Net (loss) income                  $       (143)     $       53      $    (2,370)    $     (3,464)
                                              -------------     -----------     ------------    -------------
                                              -------------     -----------     ------------    -------------

     Basic net (loss) income per share        $      (0.01)     $     0.01      $     (0.25)    $      (0.37)
                                              -------------     -----------     ------------    -------------
                                              -------------     -----------     ------------    -------------
     Diluted net (loss) income per share      $      (0.01)     $     0.01      $     (0.25)    $      (0.37)
                                              -------------     -----------     ------------    -------------
                                              -------------     -----------     ------------    -------------

     Shares used in per share calculations:
       Basic                                         9,639           9,437            9,617            9,404
                                              -------------     -----------     ------------    -------------
                                              -------------     -----------     ------------    -------------
       Diluted                                       9,639           9,674            9,617            9,404
                                              -------------     -----------     ------------    -------------
                                              -------------     -----------     ------------    -------------

        The accompanying notes are an integral part of these consolidated financial statements.

                         ANALOGY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                  Nine months ended December 31,
                                                                  ------------------------------
                                                                      1999             1998
                                                                  -----------        -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                        $   (2,370)        $  (3,464)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
     Depreciation and amortization                                     2,598             3,050
  Changes in operating assets and liabilities:
    Accounts receivable                                                  207            (2,427)
    Prepaid expenses and other assets                                    795              (449)
    Accounts payable and accrued expenses                               (381)           (1,014)
    Unearned revenue                                                  (2,112)             (751)
                                                                  -----------        -----------
          Net cash used in operating activities                       (1,263)           (5,055)
                                                                  -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures for furniture, fixtures and equipment           (153)             (597)
   Capital expenditures for library costs                             (1,163)           (1,367)
                                                                  -----------        -----------
          Net cash used in investing activities                       (1,316)           (1,964)
                                                                  -----------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds under note payable                                         2,000                --
   Advances under accounts receivable purchase agreement                 385                --
   Net payments on line of credit                                       (400)               --
   Principal payments on capital lease obligations                      (340)             (431)
   Proceeds from exercise of stock options and warrants                  367               441
                                                                  -----------        -----------
          Net cash provided by financing activities                    2,012                10
                                                                  -----------        -----------

Effect of exchange rate changes on cash and cash equivalents             (56)              105
                                                                  -----------        -----------

          Net decrease in cash and cash equivalents                     (623)           (6,904)

   Cash and cash equivalents at beginning of period                    2,008             8,130
                                                                  -----------        -----------
   Cash and cash equivalents at end of period                     $    1,385         $   1,226
                                                                  -----------        -----------
                                                                  -----------        -----------


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for:
    Interest                                                      $      149         $     176
    Income taxes                                                         313               348
SUPPLEMENTAL DISCLOSURE OF NONCASH INFORMATION:
   Acquisition of equipment under capital lease obligations       $       93         $      78
   Recording of deferred and unearned contract revenue                    --             2,560



        The accompanying notes are an integral part of these consolidated financial statements.

                         ANALOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

The unaudited financial information included herein for the three and nine months ended December 31, 1999 and 1998 was prepared in conformity with generally accepted accounting principles. The financial information as of March 31, 1999 is derived from the Analogy, Inc. (the "Company") consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended March 31, 1999. Certain information or footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying consolidated financial statements include all adjustments necessary (which are of a normal and recurring nature) for the fair presentation of the results of the interim periods presented. The accompanying consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended March 31, 1999, as included in the Company's Annual Report on Form 10-K for the year ended March 31, 1999.

Operating results for the three and nine months ended December 31, 1999 are not necessarily indicative of the results that may be expected for the entire fiscal year ending March 31, 2000, or any portion thereof.

2. COMPREHENSIVE INCOME (LOSS)

The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which establishes requirements for disclosure of comprehensive income. The objective of SFAS 130 is to report all changes in equity that result from transactions and economic events other than transactions with owners. Comprehensive income is the total of net income and all other non-owner changes in equity. The reconciliation of net loss to comprehensive loss is as follows (in thousands):

                                                                            Three Months Ended December 31,
                                                                        --------------------------------------
                                                                                  1999              1998
                                                                                 ---------         ---------
Net (loss) income                                                           $         (143)     $        53
Foreign currency translation adjustments                                              (111)             (16)
                                                                                 ---------         ---------
Comprehensive (loss) income                                                 $         (254)     $        37
                                                                                 ---------         ---------
                                                                                 ---------         ---------

                                                                           Nine Months Ended December 31,
                                                                        --------------------------------------
                                                                                     1999              1998
                                                                                 ---------         ---------
Net loss                                                                    $       (2,370)     $     (3,464)
Foreign currency translation adjustments                                               (38)               17
                                                                                 ---------         ---------
Comprehensive loss                                                          $       (2,408)     $     (3,447)
                                                                                 ---------         ---------
                                                                                 ---------         ---------

3. NET (LOSS) INCOME PER SHARE

Basic and diluted net loss per share are computed using the weighted average number of shares of common stock outstanding for the period. All potential dilutive securities are excluded from the calculation of diluted net loss per share, as they are antidilutive.

Diluted net income per share is computed using the weighted average number of shares of common stock and potential common shares related to stock options and warrants outstanding during the period. Potential common shares of 237,000 were used in the calculation of diluted earnings per share for the quarter ended December 31, 1998.

The dilutive effect of stock options outstanding for the purchase of 1,669,000 shares for the three and nine months ended December 31, 1999, and 1,778,000 shares for the nine months ended December 31, 1998; and warrants outstanding for the purchase of 10,000 shares for the three and nine months ended December 31, 1999, and 200,000 shares for the nine months ended December 31, 1998 were not included in loss per share calculations, because to do so would have been antidilutive.

4. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). Based on definitions contained within SFAS 131, the Company has determined that it operates in one segment.

The Company markets its products in North America and Europe primarily through its direct sales organization and in Asia primarily through distributors. Revenue information is based on the location of the customer. The
Company's geographic information is summarized as follows (in thousands):

                                      Three Months Ended                Nine Months Ended
                                         December 31,                      December 31,
                                 -----------------------------     ----------------------------
                                    1999               1998            1999             1998
                                 ----------         ----------     -----------       ----------
   Revenues:
     United States            $      2,501       $      3,195      $     7,564    $      8,996
     Germany                         1,166              1,437            2,917           3,756
     Sweden                            590                326            1,814           1,002
     United Kingdom                    806                855            2,198           1,927
     France                            490                917            1,377           2,131
     Other                             399                528            1,080           1,275
                                 ----------         ----------        ---------      ----------
                              $      5,952       $      7,258      $    16,950    $     19,087
                                 ----------         ----------        ---------      ----------
                                 ----------         ----------        ---------      ----------

5. MERGER WITH AVANT! CORPORATION

In November 1999, the Board of Directors of the Company approved the merger of the Company into a wholly owned subsidiary of Avant! Corporation (the "Merger"). Pursuant to an Agreement of Merger dated December 2, 1999 (the "Merger Agreement"), each outstanding share of the Company's Common Stock will be converted into the right to receive approximately $2.48 per share in cash, subject to the ultimate amount of certain fees and expenses related to the Merger and subject to the number of the Company's shares outstanding at the effective date of the Merger. The Merger must be approved by the affirmative vote of the holders of at least sixty-seven percent (67%) of the outstanding shares of the Company's Common Stock, and is subject to other conditions including certain regulatory approvals. FOR ADDITIONAL DISCLOSURE SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

6.  BRIDGE LOAN AND SECURITY AGREEMENT

In October 1999, the Company entered into a $2.0 million Bridge Loan and Security Agreement and a related Promissory Note (the "Loan Agreement") with Avant! Corporation. As of December 31, 1999, $2.0 million was outstanding under the Loan Agreement, and is included in the accompanying balance sheet under the caption "Note Payable." Amounts outstanding under the Loan Agreement bear interest at 10% per annum (13% per annum on any past due payments) and are collateralized by substantially all of the assets of the Company. All outstanding principal and interest are due upon the earlier of 180 days from the date of the Loan Agreement or upon an event of default under the Loan Agreement. FOR ADDITIONAL DISCLOSURE SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The Company develops, markets and supports high-performance software and model libraries for the top-down design and behavioral simulation of mixed-signal and mixed-technology systems.

The Company's product license revenue consists of license fees for its software products and template and component model library subscription fees. Service and other revenue consists of software maintenance fees, training, consulting and both commercial and governmental contract model development and research and development contracts. The Company's software products are shipped only after the Company has an executed software license agreement with a customer. Revenue from software licenses is recognized upon shipment to the customer. Revenue from sales to resellers is generally recognized upon shipment to the reseller. In the case of certain long-term contracts, revenue is recognized on a subscription basis over the life of the contract. Revenue from library subscription fees is typically billed annually and the related revenue is recognized ratably over the life of the contract, usually twelve months. Maintenance is normally billed in advance and recognized ratably over the life of the contract, which is usually twelve months. Training, consulting and certain other services revenue is recognized as the services or portions thereof have been provided. Revenue from contract model development is generally recognized upon shipment of the underlying models, or upon compliance with acceptance criteria as agreed to with the customer.

FACTORS THAT MAY AFFECT FUTURE RESULTS

This report, including the following discussion and analysis of financial condition and results of operations, contains certain statements, trend analysis and other information that constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which may involve risks and uncertainties. Such forward looking statements include, but are not limited to, statements including the words "anticipate," "believe," "estimate," "expect," "plan," "intend" and other similar expressions. These forward looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, without limitation, the approval of the proposed acquisition of the Company by Avant! by 67% of the outstanding shares of the Company's Common Stock, the failure to satisfy conditions necessary to consummate the proposed acquisition of the Company by Avant! Corporation including those which are outside of the Company's and Avant!'s control, including certain regulatory approvals, the Company's ability to meet its future capital needs if the acquisition of the Company by Avant! Corporation is not consummated, (SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS LIQUIDITY AND CAPITAL RESOURCES"), the receipt and timing of orders for the Company's products, timely collections from customers, changes in capital spending plans by key customers, the lengthy sales cycles for the Company's products, the impact of expense reductions on the Company, increased adoption of behavioral modeling design methodologies for mixed-signal and mixed-technology systems design, the Company's ongoing ability to introduce new products and expand its markets, customer acceptance of new products, seasonal fluctuations in the Company's order patterns and competitive initiatives, ability to execute financing strategies, ability to comply with financing agreement covenants, and other risks listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, or otherwise disclosed by the Company.

Results of operations for the periods discussed below should not be considered indicative of the results to be expected in any future period, and fluctuations in operating results may also result in fluctuations in the market price of the Company's common stock. Like most high technology companies, the Company faces certain business risks that could have adverse effects on the Company's results of operations, including those discussed below, and those discussed elsewhere in this Report.

The Company's quarterly operating results have fluctuated in the past and may fluctuate in the future as a result of the large percentage of orders that are not received by the Company until near the end of the quarter. The Company's expense levels are based, in part, on its expectations as to future revenue. If revenue levels are below expectations, results of operations may be disproportionately affected because only a small portion of the Company's expenses varies with its revenue. As a result, the Company may not learn of, or be able to confirm, revenue or earnings shortfalls until late in the quarter or following the end of the quarter. Seasonal factors, including decreases in revenues in European markets in the second fiscal quarter resulting from European holidays in July and August, and cyclical economic patterns in the aerospace, defense, automotive or other end-user industries also contribute to quarter-to-quarter fluctuations. Any shortfall in revenue or earnings from expected levels or other failure to meet expectations of the financial markets regarding results of operations could have an immediate and significant adverse effect on the trading price of the Company's common stock in any given period.

The Company has historically derived a significant portion of its revenue from the automotive industry. The automotive industry is characterized by high cyclicality, technological change, fluctuations in manufacturing capacity, labor issues, and pricing and gross margin pressures. This industry has from time to time experienced significant economic downturns characterized by decreased product demand, production over-capacity, price erosion, work slowdowns and layoffs. The Company has also historically derived a significant portion of its revenue from the aerospace and defense industries, which have been characterized by significant technological changes, high cyclicality and the potential for significant downturns in business activity resulting from changes in economic conditions or governmental resources and spending policies. No assurance can be given that the industries served by the Company will experience economic growth, will not experience a downturn or that any downturn will not be severe, or that such conditions would not have a material adverse effect on the Company's business, financial condition and results of operations.

The Company's operating results have depended, and will continue to depend, upon designers of mixed-signal and mixed-technology systems adopting methods of design analysis and simulation which use behavioral modeling techniques. The design analysis and simulation industry is characterized by rapid technological change, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The Company's future success will depend upon its ability to enhance its current products and to develop or acquire new products that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of its customers.

RESULTS OF OPERATIONS

The following tables set forth for the periods indicated selected items of the Company's consolidated statements of operations and such items expressed as a percentage of total revenue (dollars in thousands):

--------------------------------------------------------------------------------------------------------------

                                                   THREE MONTHS                     THREE MONTHS
                                                       ENDED                            ENDED
                                                   DECEMBER 31,                     DECEMBER 31,
  STATEMENT OF OPERATIONS DATA:                        1999                             1998
                                               --------------------             --------------------
  Revenue:
    Product licenses                         $    3,656        61.4  %        $    4,316        59.5 %
    Service and other                             2,296        38.6                2,942        40.5
                                                --------    --------             --------    --------
        Total revenue                             5,952       100.0                7,258       100.0
  Cost of revenue:
     Product licenses                               511         8.6                  478         6.6
     Service and other                              163         2.7                  450         6.2
                                                --------    --------             --------    --------
        Total cost of revenue                       674        11.3                  928        12.8
                                                --------    --------             --------    --------
  Gross profit                                    5,278        88.7                6,330        87.2
  Operating expenses:
     Research and development                     1,831        30.8                2,081        28.7
     Sales and marketing                          2,948        49.6                3,383        46.6
     General and administrative                     395         6.6                  586         8.1
     Amortization of intangibles                     86         1.4                   92         1.2
                                                --------    --------             --------    --------
        Total operating expenses                  5,260        88.4                6,142        84.6
                                                --------    --------             --------    --------
  Operating income                                   18         0.3                  188         2.6
  Other expense, net                                (20)       (0.3)                 (15)       (0.2)
                                                --------    --------             --------    --------
  (Loss) income before income taxes                  (2)          -                  173         2.4
  Income tax expense                                141         2.4                  120         1.7
                                                --------    --------             --------    --------
  Net (loss) income                          $     (143)       (2.4) %        $       53         0.7 %
                                                --------    --------             --------    --------
                                                --------    --------             --------    --------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                                                    NINE MONTHS                      NINE MONTHS
                                                       ENDED                            ENDED
  STATEMENT OF OPERATIONS DATA:                     DECEMBER 31,                     DECEMBER 31,
                                                       1999                             1998
                                                --------------------             --------------------
  Revenue:
    Product licenses                         $    9,497        56.0  %        $    11,196       58.7  %
    Service and other                             7,453        44.0                 7,891       41.3
                                                --------    --------             ---------    -------
        Total revenue                            16,950       100.0                19,087      100.0
  Cost of revenue:
     Product licenses                             1,563         9.2                 1,407        7.4
     Service and other                              497         2.9                   988        5.2
                                                --------    --------             ---------    -------
        Total cost of revenue                     2,060        12.1                 2,395       12.6
                                                --------    --------             ---------    -------
  Gross profit                                   14,890        87.9                16,692       87.4
  Operating expenses:
     Research and development                     5,688        33.6                 6,773       35.5
     Sales and marketing                          9,400        55.5                10,066       52.7
     General and administrative                   1,478         8.7                 1,892        9.9
     Amortization of intangibles                    270         1.6                   276        1.4
     Restructuring charges                            -           -                   557        2.9
                                                --------    --------             ---------    -------
        Total operating expenses                 16,836        99.4                19,564      102.4
                                                --------    --------             ---------    -------
  Operating loss                                 (1,946)      (11.5)               (2,872)     (15.0)
  Other expense, net                                (91)       (0.5)                 (246)      (1.3)
                                                --------    --------             ---------    -------
  Loss before income taxes                       (2,037)      (12.0)               (3,118)     (16.3)
  Income tax expense                                333         2.0                   346        1.8
                                                --------    --------             ---------    -------
  Net loss                                   $   (2,370)      (14.0) %        $    (3,464)     (18.1) %
                                                --------    --------             ---------    -------
                                                --------    --------             ---------    -------

--------------------------------------------------------------------------------------------------------------

THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL YEARS 1999 AND 1998

REVENUE

Total revenue decreased 18.0% to $6.0 million in the third quarter of fiscal year 2000 from $7.3 million in the third quarter of fiscal year 1999, and decreased 11.2% to $17.0 million in the first nine months of fiscal year 2000 from $19.1 in the first nine months of fiscal year 1999. The Company sells its products and services through its wholly-owned subsidiaries in Europe and through distributors in Asia. International revenue was $9.4 million (55% of total revenue) in the first nine months of fiscal year 2000 compared to $10.1 million (53% of total revenue) in the first nine months of fiscal year 1999. No one customer accounted for 10% or more of total revenue in the third quarter or first nine months of fiscal years 2000 or 1999.

Product license revenue decreased 15.3% to $3.7 million in the third quarter of fiscal year 2000 from $4.3 million in the third quarter of fiscal year 1999, and decreased 15.2% to $9.5 million in the first nine months of fiscal year 2000 from $11.2 million in the first nine months of fiscal year 1999. The Company recently reorganized its U.S. sales force and hired new employees in sales positions. This combined with the long sales cycle for the Company's products, resulted in decreased product license revenue in the fiscal year 2000 periods. Additionally, the pending acquisition of the Company by Avant! Corporation, which was announced in early December 1999, has created some short-term uncertainty in the Company's customer base.

Service and other revenue decreased 22.0% to $2.3 million in the third quarter of fiscal year 2000 from $2.9 million in the third quarter of fiscal year 1999, and decreased 5.6% to $7.5 million in the first nine months of fiscal year 2000 from $7.9 million in the first nine months of fiscal year 1999. The decrease in the third quarter of fiscal year 2000 is primarily attributable to a decrease in consulting revenue. In the third quarter of fiscal year 1999, there was increased consulting revenue in connection with certain contracts included in service and other revenue. The decrease in the first nine months of fiscal year 2000 was the result of the decrease in consulting revenue previously described and decreased revenues under the National Institute of Standards and Technology ("NIST") grant and Defense Advanced Research Projects Agency ("DARPA") contract. The NIST grant concluded at the end of the first quarter of fiscal year 1999 and the DARPA contract expired at the end of fiscal year 1999. There were no revenues from the DARPA contract or the NIST grant in the first nine months of fiscal year 2000.

COST OF REVENUE

Total cost of revenue decreased 27.4% to $674,000 in the third quarter of fiscal year 2000 from $928,000 in the third quarter of fiscal year 1999, and decreased 14.0% to $2.1 million in the first nine months of fiscal year 2000 from $2.4 million in the first nine months of fiscal year 1999.

Cost of product license revenue consists primarily of documentation expense, media manufacturing costs, supplies, shipping expense, amortization of component and template model library costs and royalty payments. The Company does not capitalize development costs for software products since the time between the establishment of a working model of the software product and its commercialization is typically of a short duration. Cost of product license revenue increased to 14.0% of product license revenue in the third quarter of fiscal year 2000 from 11.1% in the third quarter of fiscal year 1999, and increased to 16.5% of product license revenue in the first nine months of fiscal year 2000 from 12.6% in the first nine months of fiscal year 1999. The increases, as a percentage of product license revenue, were primarily a result of lower product license revenue in the fiscal year 2000 periods. Costs such as documentation expense and supplies are expensed as incurred, and development costs associated with creating the library of component and template models are capitalized and amortized over the estimated product life, generally five years. These costs and amortization expenses may not necessarily relate to the number of product licenses shipped during the period.

Cost of service and other revenue consists primarily of maintenance and customer support expenses (including product enhancements and improvements, bug fixes, telephone support, installation assistance and on-site support), certain contract model development costs associated with the DARPA contract and the NIST grant in fiscal year 1999, and the direct cost of providing services such as training and consulting. As a percentage of service and other revenue, cost of service and other revenue decreased to 7.1% of service and other revenue in the third quarter of fiscal year 2000 from 15.3% in the third quarter of fiscal year 1999, and decreased to 6.7% of service and other revenue in the first nine months of fiscal year 2000 from 12.5% of service and other revenue in the first nine months of fiscal year 1999. The decrease in third quarter of fiscal year 2000 was primarily a result of a decrease in outside consulting in connection with certain contracts, work force reductions and attrition, and continued efforts to reduce operating costs. In the third quarter of fiscal year 1999, there was an increased amount of outside consulting included in cost of service and other revenue. The decrease in the first nine months of fiscal year 2000 was attributable to the decrease in outside consulting previously described, decreased activity under the NIST grant, and the DARPA contract, which had higher costs associated with them than the Company's other services, the work force reduction which occurred in the first quarter of fiscal year 1999 and the Company's ongoing cost containment efforts. There were no costs incurred under the DARPA contract or the NIST grant in the first nine months of fiscal year 2000.

RESEARCH AND DEVELOPMENT

Research and development expense includes all costs associated with development of new products and technology research. Costs classified in this category primarily include such items as salaries, fringe benefits and an allocation of facilities and systems support costs including depreciation of capital equipment used in research and development. Research and development expenses decreased 12.0% to $1.8 million in the third quarter of fiscal year 2000 from $2.1 million in the third quarter of fiscal year 1999, and decreased 16.0% to $5.7 million in the first nine months of fiscal year 2000, from $6.8 million in the first nine months of fiscal year 1999. The decreases were primarily attributable to the work force reduction which occurred in fiscal year 1999 and ongoing cost containment efforts, partially offset in the first quarter of fiscal year 2000 by costs included in research and development expense which were previously recorded as cost of service and other revenue under the NIST grant and the DARPA contract. As a percentage of total revenue, research and development costs increased to 30.8% in the third quarter of fiscal year 2000 from 28.7% in the third quarter of fiscal year 1999, and decreased to 33.6% in the first nine months of fiscal year 2000 from 35.5% in the first nine months of fiscal year 1999. The increase as a percentage of total revenue in the third quarter of fiscal year 2000 was a result of lower revenue in that period, as compared to the same period of fiscal year 1999.

SALES AND MARKETING

Sales and marketing expense consists primarily of salaries, commissions, travel and costs of promotional activities. Sales and marketing expense decreased 12.9% to $2.9 million in the third quarter of fiscal year 2000 from $3.4 million in the third quarter of fiscal year 1999, and decreased 6.6% to $9.4 million in the first nine months of fiscal year 2000 from $10.1 million in the first nine months of fiscal year 1999. The decreases in sales and marketing expense in the fiscal year 2000 periods were primarily the result of the work force reduction that occurred in the first quarter of fiscal year 1999 and decreased variable selling costs resulting from a decrease in the level of sales. As a percentage of total revenue, sales and marketing expenses increased to 49.6% in the third quarter of fiscal year 2000 from 46.6% in the third quarter of fiscal year 1999, and increased to 55.5% in the first nine months of fiscal year 2000 from 52.7% in the first nine months of fiscal year 1999. The increases as a percentage of total revenue in the fiscal year 2000 periods were a result of a decrease in revenues in those periods.

GENERAL AND ADMINISTRATIVE

General and administrative expenses include costs associated with the Company's executive staff, legal, accounting, corporate systems, facilities and human resources departments. General and administrative expenses decreased 32.6% to $395,000 in the third quarter of fiscal year 2000 from $586,000 in the third quarter of fiscal year 1999, and decreased 21.9% to $1.5 million in the first nine months of fiscal year 2000 from $1.9 million in the first nine months of fiscal year 1999. The decreases were primarily attributable to declining depreciation of corporate information systems, the work force reduction which occurred in the first quarter of fiscal 1999 and attrition. As a percentage of total revenue, general and administrative expenses decreased to 6.6% in the third quarter of fiscal year 2000 from 8.1% in the third quarter of fiscal year 1999, and decreased to 8.7% in the first nine months of fiscal year 2000 from 9.9% in the first nine months of fiscal year 1999.

RESTRUCTURING CHARGES

Results of operations for the first quarter of fiscal year 1999 included a $557,000 charge for the costs associated with a restructuring plan undertaken to improve profitability, consisting of a work force reduction primarily in the marketing and research and development functions of the Company. All of the restructuring charges were paid in the first quarter of fiscal year 1999.

OTHER EXPENSE, NET

Other expense, net primarily consists of interest expense and the effects of foreign currency transaction gains and losses. Other expense, net was $20,000 and $15,000 in the third quarters of fiscal years 2000 and 1999, respectively. Other expense, net was $91,000 and $246,000 in the first nine months of fiscal years 2000 and 1999, respectively. Other expense, net in the first quarter of fiscal year 1999 included amortization of finance charges from the sale of approximately $4.0 million of accounts receivable to a financial institution. Interest expense (other than amortization of finance charges) has increased in fiscal year 2000 due to increased borrowings.

INCOME TAX EXPENSE

The Company provided for foreign income and withholding taxes of $333,000 and $346,000 in the first nine months of fiscal years 2000 and 1999, respectively. The Company's effective tax rate is sensitive to shifts in income and losses among the various countries in which the Company does business, since in some countries the Company is in a tax paying position while in other countries the Company has operating loss carry forwards available to offset taxable income.

LIQUIDITY AND CAPITAL RESOURCES

Net cash used in operating activities was $1.3 million in the first nine months of fiscal year 2000. This resulted primarily from a net loss for the period and a decrease in unearned revenue, offset by adjustments for depreciation and amortization. Unearned revenue decreased as a result of lower levels of product license revenue in the first nine months of fiscal year 2000.

Net cash used in investing activities was $1.3 million in the first nine months of fiscal year 2000, and was primarily associated with the investment in the Company's component and template model libraries.

Net cash provided by financing activities was $2.0 million in the first nine months of fiscal year 2000, which included proceeds from a note payable to Avant! Corporation, advances under an accounts receivable purchase agreement and proceeds from the exercise of stock options, offset by payments on capital lease obligations and a line of credit.

On October 1, 1999, the Company entered into an accounts receivable purchase agreement with a bank under which the Company may sell, from time to time, up to $2.5 million of accounts receivable, with recourse. The agreement allows for advances to the Company of 80% of accounts receivable (as approved by the bank), with a monthly finance charge of 1.75%, computed on outstanding purchased accounts receivable. Advances under the agreement are collateralized by substantially all of the assets of the Company. As of December 31, 1999, outstanding advances under the agreement were $385,000, and the bank has informed the Company that further advances cannot be made under the agreement until such time as the Company's liquidity position improves.

On October 19, 1999, the Company entered into a $2.0 million Bridge Loan and Security Agreement and a related Promissory Note with Avant! Corporation, under which $2.0 million was outstanding at December 31, 1999. On January 14, 2000, the Company entered into a Second Bridge Loan and Security Agreement and a related Promissory Note under which an additional $600,000 in the aggregate can be borrowed from Avant! (These agreements are collectively referred to as the "Loan Agreements.") As of the date of this filing, $2.5 million was outstanding under the Loan Agreements. Amounts outstanding under the Loan Agreements bear interest at 10% per annum (13% per annum on any past due payments) and are collateralized by substantially all of the assets of the Company. All outstanding principal and interest are due upon the earlier of 180 days from the date of the Loan Agreements or upon an event of default under the Loan Agreements.

The Company's future capital needs and the timing of such needs will depend upon numerous factors which cannot be predicted with certainty, including the approval by the Company's shareholders of the Merger and the satisfaction of other conditions required to complete the Merger, the Company's results of operations, the amount of revenues generated from operations, receipt and timing of orders for the Company's products, timely collections from customers, changes in capital spending plans by key customers, the impact of expense reductions on the Company, the Company's ongoing ability to introduce new products and expand its markets, seasonal fluctuations in the Company's order patterns, ability to execute financing strategies, and ability to access cash balances of its foreign operations in a timely manner.

MERGER WITH AVANT! CORPORATION

On November 17, 1999, the Board of Directors of the Company approved the merger of the Company into a wholly owned subsidiary of Avant! Corporation (the "Merger"). Pursuant to an Agreement of Merger dated December 2, 1999 (the "Merger Agreement"), each outstanding share of the Company's Common Stock will be converted into the right to receive approximately $2.48 per share in cash, subject to the ultimate amount of certain fees and expenses related to the Merger and subject to the number of the Company's shares outstanding at the effective date of the Merger. The Merger must be approved by the affirmative vote of the holders of at least sixty-seven percent (67%) of the outstanding shares of the Company's Common Stock, and is subject to other conditions including certain regulatory approvals. A vote of the Company's Shareholders will be held at a special meeting of shareholders in March 2000. Provided Avant! Corporation is not in material default under the terms of the Merger Agreement, it may terminate any further obligations under the Merger Agreement if any condition of the closing provided for in the Merger Agreement is not satisfied on or before March 31, 2000.

If the Merger is not consummated for any reason, including if the Company's shareholders do not approve the Merger, or if other conditions required to complete the Merger are not satisfied, certain of which are outside the Company's and Avant!'s control, due to the Company's current financial situation and the capital requirements necessary to continue operation of the business, the viability of the Company's ongoing business operations will be seriously jeopardized. In particular, the Company could be required to significantly reduce its operations, seek additional financing, sell additional securities on terms that are highly dilutive to existing shareholders or search for an alternative merger partner. There can be no assurance that additional financing or sales of additional securities would be available alternatives and, if available, that the terms would be acceptable to the Company. Additionally, there can be no assurance that the Company could find an alternative merger partner. Further, there can be no assurance that any of these strategies could be executed in a timely manner.

YEAR 2000 ISSUE

During 1999, the Company assessed its computer software programs and operating systems used in its internal operations including development and accounting systems, to determine their readiness for the Year 2000. The inability of computer software programs and operating systems to accurately recognize, interpret and process date data designating the Year 2000 and beyond could cause systems to yield inaccurate results or encounter operating problems, including disruption of the business operations these systems control. The Company replaced certain systems, including its security system, that were determined to be deficient. The cost associated with replacing such systems was not significant.

During 1999, the Company contacted its major suppliers of products and services to assess the Year 2000 compliance of each. As the majority of the Company's major customers are "Fortune 100" companies, the Company reviewed Year 2000 public disclosures made by its major customers to determine whether their operations are Year 2000 compliant. The Company did not discover any material deficiencies with respect to its major suppliers or its major customers based on its contact and review procedures. As of the date of this filing, the Company has not experienced any Year 2000 disruptions with its major suppliers of products and services or with its major customers.

During 1999, the Company assessed its products to determine their readiness for the Year 2000. The Company's products do not require date-specific calculations and therefore the Company believed they would be unaffected by the Year 2000 transition. To the extent that a user of the Company's products does not have Year 2000 compliant operating systems or development environments, the Company gives no assurance as to Year 2000 compliance of its products used on such operating systems or development environments. As of the date of this filing, the Company is not aware of any effects on its products as a result of the Year 2000.

The Company believed its most reasonably likely worst-case Year 2000 scenario would relate to problems with the systems of third party infrastructure suppliers, e.g., electricity supply, water and sewer service and telecommunications. As of the date of this filing, the Company has not experienced disruptions from its suppliers of electricity, water, sewer or telecommunications.

The Company has not incurred material incremental costs to ensure Year 2000 compliance of its systems or products. The Company does not expect to incur additional costs in addressing Year 2000 issues.

While the Company believes its risk is low, it is early in the year 2000 and there is a possibility that a software program or system Year 2000 compliance failure related to products, its internal systems and software or those of its major suppliers and customers could still occur. Lost revenues or the inability of the Company to operate for any significant period of time that would result from a software program or system Year 2000 compliance failure, could have a material adverse effect on the Company's business, results of operations and financial condition.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair value be recognized currently in results of operations unless specific hedge accounting criteria are met. SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. The Company does not expect SFAS No. 133 to have a material impact on its consolidated financial statements

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The Company does not currently use derivative financial instruments for speculative purposes which expose the Company to market risk. The Company is exposed to cash flow and fair value risk due to changes in interest rates with respect to its outstanding debt. Information required by this item is set forth in ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

                           PART II - OTHER INFORMATION

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(a) The exhibit filed as part of this report:
       Exhibit 27        Financial Data Schedule

(b) Reports on Form 8-K:

A Report on Form 8-K, containing the Company's earnings release for the quarter ended September 30, 1999, and announcing that the Company was engaged in negotiations regarding the acquisition of the Company was filed under Item 5, on November 16, 1999.

A Report on Form 8-K, containing Avant! Corporation's press release announcing a definitive agreement under which Avant! Corporation will acquire the Company was filed under Item 5, on December 6, 1999.

No other Reports on Form 8-K were filed during the quarter ended December 31, 1999.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 8, 2000

                                      ANALOGY, INC.

                                      By:/s/ GARY P. ARNOLD
                                         ------------------
                                        Gary P. Arnold
                                        Chairman of the Board, President
                                        and Chief Executive Officer
                                        (Principal Executive Officer)
                                        (Principal Financial Officer)

-------------------------------------------------------------------------------



                                ANALOGY, INC.
                                   PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR USE AT THE SPECIAL MEETING OF SHAREHOLDERS
          TO BE HELD AT 10:00 A.M., LOCAL TIME, ON MARCH 17, 2000.

     The undersigned shareholder of Analogy, Inc., an Oregon corporation (the "Company"), hereby appoints Gary P. Arnold and Martin Vlach, and each of them, as proxies, each with full power of substitution, to represent and to cast all votes which the undersigned is entitled to cast at the Special Meeting of Shareholders (the "Special Meeting") to be held at 10:00 a.m., local time, on March 17, 2000 at the principal executive offices of Analogy, Inc. located at 9205 SW Gemini Drive, Beaverton, Oregon 97008 or any adjournment or adjournments thereof upon the following matters:



                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)



-------------------------------------------------------------------------------
                         - FOLD AND DETACH HERE -

-------------------------------------------------------------------------------

                          (CONTINUED FROM FRONT)          Please mark
                                                          your votes as   /X/
                                                          indicated in
                                                          this example



                                                        FOR   AGAINST   ABSTAIN
                                                        / /     / /       / /
PROPOSAL 1.  To approve the Merger of AC Acquisition
             Corp. ("AC"), a wholly-owned subsidiary
             of Avant! Corporation ("Avant!") with and into the Company pursuant to an Agreement of Merger dated December 2, 1999 among the Company, Avant! and AC.

             In the discretion of the majority of the Company's Board of Directors, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

Please check the box if you plan to attend the Special Meeting.  / /

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED "FOR" PROPOSAL 1 AND WITH THE RECOMMENDATION OF THE MAJORITY OF THE BOARD OF DIRECTORS AS TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE SPECIAL MEETING. THE UNDERSIGNED SHAREHOLDER HEREBY ACKNOWLEDGES RECEIPT OF THE COMPANY'S PROXY STATEMENT AND HEREBY REVOKES ANY OTHER PROXY OR PROXIES PREVIOUSLY GIVEN.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THE PROXY CARD. IF SHARES ARE REGISTERED IN MORE THAN ONE NAME, THE SIGNATURES OF ALL SUCH PERSONS ARE REQUIRED. A CORPORATION SHOULD SIGN IN ITS FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER, STATING HIS/HER TITLE. TRUSTEES, GUARDIANS, EXECUTORS AND ADMINISTRATORS SHOULD SIGN IN THEIR OFFICIAL CAPACITY, GIVING THEIR FULL TITLES AS SUCH. IF A PARTNERSHIP IS SIGNING, PLEASE SIGN IN THE PARTNERSHIP NAME BY AUTHORIZED PERSON(S). IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL SUCH CARDS IN THE ACCOMPANYING ENVELOPE.


Signature(s) ______________________________________  Dated ______________, 2000
NOTE: Please sign, date and return this proxy card today using the enclosed envelope.


-------------------------------------------------------------------------------
                           - FOLD AND DETACH HERE -